Exhibit 96.3

NI 43-101 Technical Report

Mineral Resource and Preliminary

Economic Assessment of the

Sunshine Silver Mine Project

Big Creek, Idaho

Prepared for:

370 17th Street, Suite 3800

Denver, Colorado 80202

Prepared by:

350 Indiana Street, Suite 500

Golden, Colorado 80401

(303) 217-5700

8301 E. Prentice Avenue, Suite 210

Greenwood Village, Colorado 80111

(303) 741-9633

Effective Date of Resource: April 2013

Issue Date: March 14, 2014

Qualified Persons:

Rex Clair Bryan, Ph.D.

Neil B. Prenn, P.E.

Kenneth Smith

Edwin H. Bentzen, III

Douglas K. Maxwell

R. Michael Smith, P.E.

Rex Clair Bryan, Ph.D.

Senior Geostatistician

TETRA TECH, INC.

350 Indiana Street, Suite 350

Golden, Colorado 80401

Telephone: 303-217-5700

Facsimile: 303-217-5705

Email: rex.bryan@tetratech.com

I, Rex Clair Bryan, Ph.D., do hereby certify that:

a.                                      I am currently employed by Tetra Tech, Inc. at:

350 Indiana Street, Suite 350

Golden, Colorado 80401

b.                                      This certificate applies to the Technical Report titled “NI 43-101 Technical Report Mineral Resources and Preliminary Economic Assessment of the Sunshine Silver Mine Project” (Technical Report), effective March 14, 2014, issued March 14, 2014.

c.                                       I graduated with a degree in Engineering (BS with honors) in 1971 and a MBA degree in 1973 from the Michigan State University, East Lansing. In addition, I graduated from Brown University, Providence, Rhode Island with a MS degree in Geology in 1977, and The Colorado School of Mines, Golden, Colorado, with a graduate degree in Mineral Economics (Ph.D.) in 1980. I have worked as a resource estimator and geostatistician for a total of thirty-one years since my graduation from university; as an employee of a leading geostatistical consulting company (Geostat Systems, Inc. USA), with large engineering companies such as Dames and Moore, URS, and Tetra Tech and as a consultant for more than 30 years. I am a Registered Member (#411340) of the Society for Mining, Metallurgy, and Exploration, Inc. (SME). I have read the definition of “qualified person” set out in National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

d.                                      I have visited and inspected the subject property from February 9, 2012 to February 10, 2012. I am responsible for sections 1-12, 14, 20, 23, 24 and jointly responsible for sections 25-28 of this Technical Report.

e.                                       I am independent of Sunshine Silver Mines Corporation, as set out in section 1.5 of NI 43-101.

f.                                        I have had no prior involvement with the properties that are the subject of the Technical Report.

March 2014

i

g.                                       I have read NI 43-101, Form 43-101F1, and the Companion Policy to NI 43-101 (43-101 CP) and the Technical Report has been prepared in compliance with NI 43-101, Form 43-101F1, and 43-101 CP.

h.                                      As of the effective date of the Technical Report, to the best of my knowledge, information and belief, the portions of the Technical Report for which I am responsible contain all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

i.                                          I consent to the filing of the Technical Report with any stock exchanges or other regulatory authority and any publication of the Technical Report by them, including electronic publication in the public company files on their websites accessible by the public.

Dated this 14th day of March 2014

“Rex Clair Bryan, Ph.D.” - Signed
Signature of Qualified Person

Rex Clair Bryan, Ph.D.
Print name of Qualified Person

Neil B. Prenn, P.E.

Mining Engineer

Mine Development Associates

210 S. Rock Boulevard

Reno, Nevada 89502

Telephone: 775-856-5700

Facsimile: 775-856-6053

Email: neil@mda.com

I, Neil B. Prenn, P.E., do hereby certify that:

a.                                      I am currently employed as Principal Engineer by Mine Development Associates at:

210 S. Rock Boulevard

Reno, Nevada 89502

b.                                      This certificate applies to the Technical Report titled “NI 43-101 Technical Report Mineral Resources and Preliminary Economic Assessment of the Sunshine Silver Mine Project” (Technical Report), effective March 14, 2014, issued March 14, 2014.

c.                                       I graduated with an Engineer of Mines degree in 1967 from the Colorado School of Mines. I have worked as a mining engineer for a total of 46 years since my graduation from university. I am a Registered Professional Mining Engineer in the state of Nevada (#7844) and a member of the Society of Mining Engineers and Mining and Metallurgical Society of America. I have read the definition of “qualified person” set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101. My relevant work experience includes 16 years with Cyprus Mines Corporation, two years with California Silver, and 24 years with Mine Development Associates, completing numerous resource and reserve calculations.

d.                                      I have personally visited and inspected the subject property from May 8-11, 2012. I am responsible for sections 15, 16, 18, 19, 21, 22, and jointly responsible for sections 25-28 of this Technical Report.

e.                                       I am independent of Sunshine Silver Mines Corporation, as set out in Section 1.5 of NI 43-101.

f.                                        I have had no prior involvement with the properties that are subject to the Technical Report.

g.                                       I have read NI 43-101, Form 43-101F1, and the Companion Policy to NI 43-101 (43-101 CP) and the Technical Report has been prepared in compliance with NI 43-101, Form 43-101F1, and 43-101 CP.

h.                                      As of the effective date of the Technical Report, to the best of my knowledge, information and belief, the portions of the Technical Report for which I am responsible contain all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

i.                                          I consent to the filing of the Technical Report with any stock exchanges or other regulatory authority and any publication by them, including electronic publication in the public company files on the websites accessible by the public, of the Technical Report.

Dated this 14th day of March 2014

“Neil B. Prenn, P.E.” - Signed
Signature of Qualified Person

Neil H. Prenn, P.E.
Print name of Qualified Person

Kenneth Smith

Process / Environmental Engineer

Lyntek, Inc.

1550 Dover Street

Lakewood, Colorado 80215

Telephone: 303-623-8365

Facsimile: 303-623-0342

Email: ksmith@lyntek.com

I, Kenneth Smith, do hereby certify that:

a.                                      I am currently employed by Lyntek, Inc. at:

1550 Dover Street

Lakewood, Colorado 80215

b.                                      This certificate applies to the Technical Report titled “NI 43-101 Technical Report Mineral Resources and Preliminary Economic Assessment of the Sunshine Silver Mine Project” (Technical Report), effective March 14, 2014, issued March 14, 2014.

c.                                       I graduated from Colorado State University with a Bachelor of Science Degree in Environmental Engineering in 1980 and a minor in Chemistry. I am a registered member in good standing of the Society for Mining, Metallurgy & Exploration (SME). Member # 3004100. I am a member of the Colorado Subsection of the Mineral Processing Division (MDP) of SME. I have worked in my profession of the mineral processing industry for over 30 years, and I am currently employed as Project Manager by Lyntek, Inc. I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of the NI 43-101.

d.                                      I have personally visited and inspected the subject property from January 8, 2014 through January 9, 2014. I am jointly responsible for sections 12, 18, and 25-27 of this Technical Report.

e.                                       I have practiced my profession continuously since 1980 and have been involved in projects and evaluation exploring for precious and base metals in the United States, Mexico, Kazakhstan, Peru, Honduras and elsewhere. While working in the industry I have participated in writing numerous PEA and 43-101 documents.

f.                                        I am independent of Sunshine Silver Mines Corporation, as set out in Section 1.5 of NI 43-101.

v

g.                                       I have had no prior involvement with the properties that are the subject of the Technical Report.

h.                                      I have read NI 43-101, Form 43-101F1, and the Companion Policy to NI 43-101 (43-101 CP) and the Technical Report has been prepared in compliance with NI 43-101, Form 43-101F1, and 43-101 CP.

i.                                          As of the effective date of the Technical Report, to the best of my knowledge, information and belief, the portions of the Technical Report for which I am responsible contain all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

j.                                         I consent to the filing of the Technical Report with any stock exchanges or other regulatory authority and any publication of the Technical Report by them, including electronic publication in the public company files on their websites accessible by the public.

Dated this 14th day of March 2014

“Kenneth Smith” - Signed
Signature of Qualified Person

Kenneth Smith
Print name of Qualified Person

Edwin H. Bentzen III

Metallurgical Engineer

Lyntek, Inc.

1550 Dover Street

Lakewood, Colorado 80215

Telephone: 303-623-8365

Facsimile: 303-623-0342

Email: ebentzen@lyntek.com

I, Edwin H. Bentzen III, do hereby certify that:

a.              I am currently employed by Lyntek, Inc. at:

1550 Dover Street

Lakewood, Colorado 80215

b.                                      This certificate applies to the Technical Report titled “NI 43-101 Technical Report Mineral Resources and Preliminary Economic Assessment of the Sunshine Silver Mine Project” (Technical Report), effective March 14, 2014, issued March 14, 2014.

c.                                       I am a graduate of the Mackey School of Mines, University of Nevada, Reno, Nevada, (BSc. Metallurgical Engineering, 1967). I am a member in good standing American Chemical Society, the Canadian Institute of Mining Metallurgy and Petroleum, and a Registered Member, of the Society of Mining, Metallurgical and Petroleum Engineers (No.229580). I have been practicing my profession as an Engineer for over 45 years in the discipline of extractive mineral beneficiation. I have been employed in consulting-engineering research and process development since graduation from the University of Nevada in 1967. I have worked on over 100 projects, including numerous precious metal flotation projects and have authored or co-authored over 25-professional papers/presentations at National and International meetings. I have read the definition of “qualified person” set out in National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

d.                                      I have personally visited and inspected the subject property from January 8, 2014 to January 9, 2014. I am responsible for sections 13 and 17, and jointly responsible for sections 25-27 of this Technical Report.

e.                                       I am independent of Sunshine Silver Mines Corporation, as set out in section 1.5 of NI 43-101.

f.                                        I have had no prior involvement with the properties that are the subject of the Technical Report.

g.                                       I have read NI 43-101, Form 43-101F1, and the Companion Policy to NI 43-101 (43-101 CP) and the Technical Report has been prepared in compliance with NI 43-101, Form 43-101F1, and 43-101 CP.

h.                                      As of the effective date of the Technical Report, to the best of my knowledge, information and belief, the portions of the Technical Report for which I am responsible contain all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

i.                                          I consent to the filing of the Technical Report with any stock exchanges or other regulatory authority and any publication of the Technical Report by them, including electronic publication in the public company files on their websites accessible by the public.

Dated this 14th day of March 2014

“Edwin H. Bentzen III” - Signed
Signature of Qualified Person

Edwin H. Bentzen III
Print name of Qualified Person

Douglas K. Maxwell

Metallurgical Engineer

Lyntek, Inc.

1550 Dover Street

Lakewood, Colorado 80215

Telephone: 303-623-8365

Facsimile: 303-623-0342

Email: dmaxwell@lyntek.com

I, Douglas K. Maxwell, do hereby certify that:

a.              I am currently employed by Lyntek, Inc. at:

1550 Dover Street

Lakewood, Colorado 80215

b.                                      This certificate applies to the Technical Report titled “NI 43-101 Technical Report Mineral Resources and Preliminary Economic Assessment of the Sunshine Silver Mine Project” (Technical Report), effective March 14, 2014, issued March 14, 2014.

c.                                       I graduated from the Colorado School of Mines with a Bachelor of Science Degree in Metallurgical Engineering in 1979 and with a Masters of Engineering in Metallurgy in 1982. I am a Registered Professional Engineer — Metallurgy in the State of Colorado. My registration number is 26758. I am a registered member in good standing of the Society for Mining, Metallurgy & Exploration (SME). I have worked in my profession of the mineral processing industry for over 25 years, and I am currently employed as Lead Process Engineer by Lyntek, Inc. I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of the NI 43-101.

d.                                      My relevant experience for this project is from my review and evaluation of existing and proposed mineral processing and hydrometallurgical processes for recovery or separation of a wide variety of precious metals, base metals, and industrial minerals throughout my career.

e.                                       I have not personally visited and inspected the subject property but am familiar with site features. I have, with the assistance of other contributing professionals, prepared and reviewed portions of section 17 and co-author of section 12.3 of this Technical Report.

f.                                        I am independent of Sunshine Silver Mines Corporation, as set out in section 1.5 of NI 43-101.

g.                                       I have had no prior involvement with the properties that are the subject of the Technical Report.

h.                                      I have read NI 43-101, Form 43-101F1, and the Companion Policy to NI 43-101 (43-101 CP) and the Technical Report has been prepared in compliance with NI 43-101, Form 43-101F1, and 43-101 CP.

i.                                          As of the effective date of the Technical Report, to the best of my knowledge, information and belief, the portions of the Technical Report for which I am responsible contain all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

j.                                         I consent to the filing of the Technical Report with any stock exchanges or other regulatory authority and any publication of the Technical Report by them, including electronic publication in the public company files on their websites accessible by the public.

Dated this 14th day of March 2014

“Douglas K. Maxwell” - Signed
Signature of Qualified Person

Douglas K. Maxwell
Print name of Qualified Person

x

R. Michael Smith, P.E.

Mining Engineer

NewFields Mining Design & Technical Services

9635 S Maroon Circle, Suite 400

Englewood, CO 80112

Telephone: 720-508-3300

Facsimile: 720-508-3339

Email: rmsmith@newfields.com

I, Robert Michael Smith, P.E., do hereby certify that:

a.                                      I am currently employed as Principal Engineer by NewFields Mining Design & Technical Services at:

9635 S Maroon Circle, Suite 400

Englewood, CO 80112

b.                                      This certificate applies to the Technical Report titled “NI 43-101 Technical Report Mineral Resources and Preliminary Economic Assessment of the Sunshine Silver Mine Project” (Technical Report), effective March 14, 2014, issued March 14, 2014.

c.                                       I graduated with a Civil Engineering degree in 1983 from The University of Colorado. I have worked as an engineer for a total of 31 years since my graduation from university. I am a Registered Professional Engineer in the following states:

•                                          Registered Professional Engineer in the State of Arizona (No. 34939)

•                                          Registered Professional Engineer in the State of Nevada (No. 16194)

•                                          Registered Professional Engineer in the State of Colorado (No. 28114)

•                                          Registered Professional Engineer in the State of New Mexico (No. 12405)

•                                          Registered Professional Engineer in the State of Alaska (No. CE8785)

I am a member of the Society of Mining Engineers and Mining and Metallurgical Society of America (SME) and the American Society of Civil Engineering (ASCE). I have read the definition of “qualified person” set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience. I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101. My relevant mining work experience includes 15 years with Knight Piesold, 5 years with SWC, LLC, 4 years with AMEC and presently 1.5 years with NewFields Mining Design & Technical Services. Previous work engagements in the area of geotechnical engineering, also relevant to this review, include 1 year at Chen & Associates and 4.5 years at Ground Engineering.

d.                                      I have not personally visited and inspected the subject property but am familiar with site features. I am jointly responsible for sections 1, 18, 20, and 25-27 of this Technical Report.

e.                                       I am independent of Sunshine Silver Mines Corporation, as set out in Section 1.5 of NI 43-101.

f.                                        I have had no prior involvement with the properties that are subject to the Technical Report.

g.                                       I have read NI 43-101, Form 43-101F1, and the Companion Policy to NI 43-101 (43-101 CP) and the Technical Report has been prepared in compliance with NI 43-101, Form 43-101F1, and 43-101 CP.

h.                                      As of the effective date of the Technical Report, to the best of my knowledge, information and belief, the portions of the Technical Report for which I am responsible contain all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

i.                                          I consent to the filing of the Technical Report with any stock exchanges or other regulatory authority and any publication by them, including electronic publication in the public company files on the websites accessible by the public, of the Technical Report.

Dated this 14th day of March 2014

“R. Michael Smith, P.E.” - Signed
Signature of Qualified Person

R. Michael Smith, P.E.
Print name of Qualified Person

TABLE OF CONTENTS

1.0	SUMMARY			1
	1.1	Introduction		1
	1.2	Location		1
	1.3	Ownership		1
	1.4	Accessibility, Climate, Local Resources, Infrastructure, & Physiography		2
	1.5	History		3
	1.6	Geologic Setting and Mineralization		3
	1.7	Deposit Types		4
	1.8	Exploration		4
	1.9	Drilling		4
	1.10	Mineral Resource Estimates		5
	1.11	Sources of Data		5
	1.12	Mining		6
	1.13	Processing		6
	1.14	Infrastructure		7
	1.15	Environmental		7
	1.16	Project Economics		8
		1.16.1	Capital Costs	8
		1.16.2	Operating Costs	9
		1.16.3	Mine Development Costs	10
		1.16.4	Economic Evaluation	10
	1.17	Conclusions and Recommendations		13
		1.17.1	Conclusions	13
		1.17.2	Recommendations	14
	1.18	Units of Measurement		14
2.0	INTRODUCTION			15
3.0	RELIANCE ON OTHER EXPERTS			16
4.0	PROPERTY DESCRIPTION AND LOCATION			17
	4.1	Property Ownership and Agreements		17
		4.1.1	Sunshine and CAMP Project	19
		4.1.2	Metropolitan	19
	4.2	Royalties		19
		4.2.1	Sunshine Mine	19
		4.2.2	Metropolitan Mines Corporation Mining Claims	19
		4.2.3	Chester Mining Company Mining Claims	20
		4.2.4	Mineral Mountain Mining Claims	20
		4.2.5	Silver Summit/ConSil Mine	20
	4.3	Environmental Liabilities and Permitting		20
	4.4	Other Significant Factors and Risks Affecting Access or Title		21
5.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, & PHYSIOGRAPHY			22
	5.1	Location and Access		22

	5.2	Physiography		22
	5.3	Climate		22
	5.4	Local Resources		22
	5.5	Infrastructure		22
6.0	HISTORY			24
	6.1	History of the Sunshine Mine		24
	6.2	Historic Exploration and Resource/Reserve Calculations		26
7.0	GEOLOGICAL SETTING AND MINERALIZATION			28
	7.1	Regional Geology		28
	7.2	Local and Property Geology		29
		7.2.1	Faults	29
		7.2.2	Folding	30
		7.2.3	Sunshine Mine Veins	32
	7.3	Mineralization		32
	7.4	Vein Mineralogy		32
8.0	DEPOSIT TYPES			35
9.0	EXPLORATION			37
	9.1	Prior Exploration		37
	9.2	Recent SSMC Exploration Plans		37
10.0	DRILLING			39
	10.1	Historical Drilling		39
	10.2	Recent Drilling		39
11.0	SAMPLE PREPARATION, ANALYSES, AND SECURITY			42
	11.1	Channel Samples		42
	11.2	Diamond Drill Samples		42
	11.3	Density Determinations		43
	11.4	Analytical Facilities		43
	11.5	Sample Preparation		43
		11.5.1	Historical	43
		11.5.2	Current	44
	11.6	Assaying		44
		11.6.1	Historical	44
		11.6.2	Current	45
	11.7	Security		45
	11.8	Quality Assurance/Quality Control		45
		11.8.1	Procedures for Drill Core	45
		11.8.2	Core Logging Procedures	45
		11.8.3	Sample Preparation and Analyses	46
		11.8.4	Certified Standards and Blanks	46
		11.8.5	Blank Samples	57
		11.8.6	Database	60
		11.8.7	Adequacy	60

12.0	DATA VERIFICATION			61
	12.1	Historic Data Verification		61
	12.2	Assay Data Verification		61
	12.3	Metallurgical and Process Verification		61
13.0	MINERAL PROCESSING AND METALLURGICAL TESTING			63
	13.1	Mineral Processing		63
	13.2	Metallurgical Testwork		65
	13.3	Antimony Recovery		67
	13.4	Silver Refining		70
14.0	MINERAL RESOURCE ESTIMATES			72
	14.1	Sources of Data		72
		14.1.1	Vein Sketches	72
		14.1.2	Development Triangulations	73
		14.1.3	Vein Map Longsections	74
		14.1.4	Drill Hole Database	75
		14.1.5	Level Drift Channel Assay Samples	77
		14.1.6	Stope Channel Assay Samples	78
	14.2	Vein Modeling		80
	14.3	Block Model Structure and Preparation for Estimation		81
		14.3.1	String Model Setup	82
		14.3.2	Assigning Mined Out Areas	82
		14.3.3	Combining Assay Data Sources	83
	14.4	Resource Estimation		84
		14.4.1	Search Ellipse Orientation and Variography	84
		14.4.2	Estimation Passes and Block Classification	86
		14.4.3	Block Calculations	88
		14.4.4	Mineral Resource Estimates by Vein	89
		14.4.5	Mineral Resource Estimate Grade Tonnage Relationships	93
		14.4.6	Validation and Visual Review	94
		14.4.7	Relevant Factors	99
	14.5	Updates to Resources Following December 2012 Technical Report		99
15.0	MINERAL RESERVE ESTIMATES			101
16.0	MINING METHODS			102
	16.1	Historical Mining Methods		102
		16.1.1	Infrastructure and Stope Access	102
		16.1.2	Historic Mining Methods	103
		16.1.3	Historic Conventional (Slusher) Stopes	103
		16.1.4	Mechanical Stopes	104
	16.2	Current Mine Condition and 2012 Mine Fire		107
	16.3	Geotechnical Considerations		107
		16.3.1	Geotechnical Assessment of Mining Approach	108
	16.4	PEA Mining Methods		110
		16.4.1	Stope Design	110

	16.5	Mine Development		113
		16.5.1	Upper Country Mine Development	113
		16.5.2	Lower Country Development	115
		16.5.3	Mine Rehabilitation and Upgrading	115
		16.5.4	Development Schedule	121
		16.5.5	Production Schedule	126
17.0	RECOVERY METHODS			128
18.0	PROJECT INFRASTRUCTURE			131
	18.1	Site Plan		131
	18.2	Tailings Storage Facility		133
	18.3	Waste Slurry and Process Solution Streams Management		136
	18.4	Waste Rock Storage Facilities		136
	18.5	Fresh and Process Water Supply		136
	18.6	Main Access Road		137
	18.7	Security		137
	18.8	Power Supply		137
	18.9	Water Treatment		137
		18.9.1	Refinery and Antimony Water Treatment Process	141
		18.9.2	Mill and Mine Water Treatment Process	141
	18.10	Domestic Waste		141
	18.11	Employee Transportation		141
	18.12	Fire Protection		141
19.0	MARKET STUDIES AND CONTRACTS			143
	19.1	Market Studies		143
	19.2	Contracts		144
20.0	ENVIRONMENTAL STUDIES, PERMITTING, AND SOCIAL/COMMUNITY IMPACT			145
	20.1	Environmental Baseline		145
		20.1.1	Surface Water	146
		20.1.2	Hydrology	147
		20.1.3	Hydrogeology	147
		20.1.4	Soils	147
		20.1.5	Wetlands	147
		20.1.6	Meteorology and Air Quality	147
		20.1.7	Rock and Mine Waste Characterization	148
	20.2	Material Environmental Issues		148
	20.3	Permitting		149
	20.4	Status of Permit Applications		151
		20.4.1	Air Permit	151
		20.4.2	NPDES Permit Status and Reissuance	151
		20.4.3	CERCLA Issues	152
	20.5	Social or Community Related Requirements and Plans		152
	20.6	Mine Closure and Reclamation Costs		152
	20.7	Financial Assurance Requirements		154
21.0	CAPITAL AND OPERATING COSTS			155

	21.1	Capital Cost Estimate		155
		21.1.1	Summary	155
		21.1.2	Exclusions and Clarifications	155
		21.1.3	Estimating Methodology	156
		21.1.4	Contingency	157
		21.1.5	Accuracy	157
	21.2	Operating Cost Estimate		157
		21.2.1	Summary	157
		21.2.2	Resource Classification Drilling	158
		21.2.3	Mining	158
		21.2.4	Processing	161
		21.2.5	Antimony Plant	161
		21.2.6	Refining	162
		21.2.7	Tailings Storage Facility	162
		21.2.8	General and Administration	163
		21.2.9	Mine Reclamation and Closure Cost	163
		21.2.10	Net Cash Costs	164
22.0	ECONOMIC ANALYSIS			166
	22.1	General Criteria		166
	22.2	Production Summary		168
	22.3	Gross Revenue from Mining		168
	22.4	Transportation		169
	22.5	TCs, RCs, and Penalties		169
	22.6	Royalties		170
	22.7	Operating Costs		170
	22.8	Mine Development Costs		170
	22.9	Depreciation		171
	22.10	Income Taxes		171
	22.11	Initial Capital Costs		171
	22.12	Sustaining Capital Costs		171
	22.13	Working Capital		172
	22.14	Base Case Analysis		173
	22.15	Sensitivity Analysis		173
	22.16	Financial Outputs		177
	22.17	Economic Model		179
23.0	ADJACENT PROPERTIES			184
24.0	OTHER RELEVANT DATA AND INFORMATION			186
25.0	INTERPRETATIONS AND CONCLUSIONS			187
	25.1	Interpretations and Conclusions		187
	25.2	Risks and Opportunities		188
26.0	RECOMMENDATIONS			190
27.0	REFERENCES			192
28.0	ILLUSTRATIONS			195

LIST OF TABLES

Table 1.1	Property Mineral Rights and Claims	2
Table 1.2	Mineral Resource Estimate Sunshine Silver Mine	5
Table 1.3	Summary of Initial Capital Costs	9
Table 1.4	LOM Operating Cost Summary	10
Table 1.5	Economic Model Inputs	12
Table 4.1	Property Mineral Rights and Claims	17
Table 10.1	Drill Results 2012 and 2013 Drill Programs	41
Table 11.1	Silver-Gold-Copper-Lead-Zinc Standards	46
Table 11.2	Silver-Copper-Lead-Zinc Standards	53
Table 13.1	Pilot Plant Results	67
Table 14.1	Mineral Resource Estimate Sunshine Mine	72
Table 14.2	Estimated Measured Mineral Resources by Vein	90
Table 14.3	Estimated Indicated Mineral Resources by Vein	91
Table 14.4	Estimated Inferred Mineral Resources by Vein	92
Table 14.5	Historic Production Comparison	95
Table 14.6	Resource Update Comparison by Resource Class to Previous	100
Table 16.1	Classification Method for Mining Blocks	109
Table 16.2	Measured, Indicated, & Inferred Resources Considered for PEA Mine Plan	112
Table 16.3	Mine Development Unit Costs ($/ft)	121
Table 16.4	Mine Development Schedule — Upper Country	122
Table 16.5	Mine Development Schedule — Lower Country	122
Table 16.6	Mine Development Schedule — Bottom Area	123
Table 16.7	Mine Development Schedule — All Areas - Summary	124
Table 16.8	Mine Production Schedule	127
Table 19.1	Concentrate Processing Charges and Penalties	143
Table 20.1	Potential Sunshine Mine Activities and Permits	150
Table 21.1	Summary of Initial Capital Costs	156
Table 21.2	LOM Operating Cost Summary — All Areas	158
Table 21.3	LOM Operating Costs Summary — Resource Classification Drilling	158
Table 21.4	LOM Operating Costs Summary - Mining	159
Table 21.5	LOM Operating Cost — Mining by Method	160
Table 21.6	LOM Operating Cost Summary - Processing	161
Table 21.7	LOM Operating Cost Summary — Antimony Plant	162
Table 21.8	LOM Operating Cost Summary — Refining	162
Table 21.9	LOM Operating Cost Summary — Tailings Storage Facility (Dry Stack)	163
Table 21.10	LOM Operating Cost Summary — G&A	163
Table 21.11	LOM Operating Costs — Mine Reclamation and Closure	164
Table 21.12	LOM Net Cash Costs Including Byproduct Credits	164
Table 22.1	Economic Model Inputs	167
Table 22.2	Process Production Schedule	168
Table 22.3	Pricing Values for Silver, Copper, Lead, and Antimony	169
Table 22.4	Transportation Types and Costs	169
Table 22.5	Mine Development Unit Costs	170
Table 22.6	Depreciation	171
Table 22.7	Sustaining Capital Cost Summary	172
Table 22.8	NPV at Various Discount Rates	173
Table 22.9	Sensitivity Analysis of IRR and NPV	174

Table 22.10	Financial Outputs	178
Table 22.11	Cash Flow Model	181
Table 23.1	Adjacent Properties Estimated Resources	185
Table 26.1	Recommended Future Work	190

LIST OF FIGURES

Figure 4.1	Property Mineral Rights and Claims Map	18
Figure 7.1	Mineral Belts of the Coeur d’Alene District, Idaho	31
Figure 7.2	Longsection Primary Project Veins	34
Figure 8.1	Relationship between Faults and Veins	36
Figure 11.1	Control Charts Showing Results from Low Grade Silver Standard AG-1	48
Figure 11.2	Control Charts Showing Results from Average Grade Silver Standard AG-2	50
Figure 11.3	Control Charts Showing Results from High Grade Silver Standard AG-3	52
Figure 11.4	Plots Showing the Average Grade Silver-Copper Standard Cu-1	55
Figure 11.5	Plots Showing the Average Grade Silver-Copper Standard Cu-2	57
Figure 11.6	Plots Showing the Laboratory Blank Assay Sample Results	59
Figure 11.7	Duplicate Sample Results +/-10% Confidence Intervals	60
Figure 13.1	Historic Sunshine Mine Simplified Process Flowsheet	64
Figure 13.2	Proposed Sunshine Mine Process Flowsheet (Lyntek, 2014)	66
Figure 13.3	Historic Sunshine Mine Antimony Recovery Plant Flowsheet	69
Figure 13.4	Historic Sunshine Refinery Flowsheet	71
Figure 14.1	Vein Sketch - Looking NW from Above	73
Figure 14.2	Development Triangulations - Looking NW from Above	74
Figure 14.3	West Chance Longsection AutoCAD® Map - Looking North	75
Figure 14.4	Drill Holes and Ag Assays - Looking West	76
Figure 14.5	Drill Holes and Ag Assays - Plan View	76
Figure 14.6	Sunshine Vein Level Plan Map - Levels 3100 and 3250	77
Figure 14.7	Level Drift Channel Ag Assay Samples and Level Triangulations - Looking NW from Above	78
Figure 14.8	Chester Vein Stope Sheet - Level 5200	79
Figure 14.9	Stope Channel Ag Assay Samples and Level Triangulations - Looking NW from Above	80
Figure 14.10	Vein Centerline Triangulations and Vein Sketches - Looking NW from Above	81
Figure 14.11	Vein Sketch, Vein Centerline, and Block Model Centroids Illustrating Changing Strike	82
Figure 14.12	Block Model Centroids Filtered By Mined Out Code - West Chance Vein	83
Figure 14.13	Nested Search Ellipses Orientation and Combined Ag Assay Data - West Chance Vein	85
Figure 14.14	West Chance Omni-Directional Log Transformed Variogram	86
Figure 14.15	West Chance Block Resource Classification and Reclassification Bounding Strings	88
Figure 14.16	Grade Tonnage Curve Measured and Indicated Resources - All Veins	93
Figure 14.17	Grade Tonnage Curve Inferred Resources - All Veins	94
Figure 14.18	Visual Comparison of Assays Compared To Block Ag Grades - West Chance Vein	96
Figure 14.19	Visual Review of Grade x Thickness Ag Ft and Mined Out Areas - West Chance Vein	97
Figure 14.20	Visual Review of Grade x Thickness Ag Ft and Remaining Resources - West Chance Vein	98
Figure 14.21	Comparison of Populations of Grade x Thickness Estimated Independently and as a Single Entity - H Vein	99
Figure 16.1	Typical Historic Overhand Cut and Fill Stope — Longsection View	104
Figure 16.2	Typical Historic Overhand Mechanical Cut and Fill Stope — Isometric View	105

Figure 16.3	Typical Historic Mechanical Cut and Fill Mining — Longsection View	105
Figure 16.4	Existing Sunshine Mine Workings — Longsection View	106
Figure 16.5	Typical Alimak Raise Setup for a Stope	114
Figure 16.6	New Sunshine Ventilation Concept	119
Figure 16.7	Sunshine Mine Development	125
Figure 17.1	Proposed Sunshine Mine Process Flowsheet (Lyntek, 2014)	129
Figure 18.1	Conceptual Site Plan	132
Figure 18.2	Ultimate Layout of the Permitted Tailings Storage Facility (AMEC, 2012)	134
Figure 18.3	Conceptual Dry Stack Tailings Configuration (AMEC, 2012)	135
Figure 18.4	Conceptual Water Treatment Process General Arrangement (Lyntek, 2014)	139
Figure 18.5	Conceptual Water Treatment Process Flowsheet (Lyntek, 2014)	140
Figure 21.1	Annual Net Cash Costs Including Byproduct Credits	165
Figure 22.1	IRR Sensitivity Analysis — Metal Prices	175
Figure 22.2	NPV Sensitivity Analysis — Metal Prices	175
Figure 22.3	IRR Sensitivity Analysis — Capital v Operating Costs	175
Figure 22.4	NPV Sensitivity Analysis — Capital v Operating Costs	176
Figure 22.5	IRR Sensitivity Analysis — Recovery	176
Figure 22.6	NPV Sensitivity Analysis — Recovery	176
Figure 22.7	IRR Sensitivity Analysis — Silver Ounces per Ton of Mineralized Material	177
Figure 22.8	NPV Sensitivity Analysis — Silver Ounces per Ton of Mineralized Material	177
Figure 22.9	Cumulative Free Cash Flow	179
Figure 22.10	Annual Costs and Net Cash Flows after Tax	180

1.0                                       SUMMARY

1.1                                       Introduction

The Sunshine Mine Project is a silver project located within the well-known Coeur d’Alene Mining District in northern Idaho and is owned by Silver Opportunity Partners LLC (SOP), a wholly owned subsidiary of Sunshine Silver Mines Corporation (SSMC), based in Denver, Colorado. This technical report (Technical Report) has been prepared for SSMC by, or under the supervision of, Qualified Persons within the meaning of National Instrument 43-101 Standards of Disclosure for Mineral Projects (NI 43-101) in support of SSMC’s disclosure of scientific and technical information for the Sunshine Mine Project.

SSMC contracted Tetra Tech, Inc. (Tetra Tech), MTB Project Management Professionals, Inc. (MTB), Newfields, Lyntek, Inc. (Lyntek) of Denver, Colorado, and Mine Development Associates (MDA) Inc., of Reno, Nevada to prepare a Preliminary Economic Assessment (PEA) and Independent Technical Report, compliant with NI 43-101 for the Sunshine Mine Project.

Tetra Tech completed the resource estimate and environmental, permitting, and related sections of this Technical Report; Lyntek completed the metallurgy and process sections; Newfields completed the tailings storage facility section, and MTB completed estimates and potential economic evaluation, and compiled remaining sections with contributions from Tetra Tech, Lyntek, Newfields, and MDA. MTB’s work was completed under the supervision of Neil Prenn, a Qualified Person within the meaning of NI 43-101.

The Sunshine Mine is an existing underground mine with more than 103 years of operating history. Mine operations have largely been suspended following a succession of bankruptcies by prior operators, most recently Sterling Mining Company (Sterling). In May 2010, SOP acquired Sterling’s assets related to the Sunshine property in a bankruptcy proceeding. Through this purchase, SOP obtained the majority of the operation facilities and equipment at the Sunshine Mine, including Sterling’s operating lease held with Sunshine Precious Metals, Inc. (SPMI) on the mine, which contained a purchase option granting Sterling the right to purchase title to the Sunshine Mine. Sterling exercised this purchase option prior to its sale to SOP. SOP closed on the exercise of the purchase option of the lease from SPMI in July 2010, thus obtaining title to the mine and adjoining facilities, and SOP closed on the purchase of the nearby Sunshine Refinery in October 2013. Since acquiring the Sunshine Mine property in 2010 and the Refinery in 2013, SSMC, through SOP, has embarked on a program to rehabilitate the mine and supporting infrastructure in preparation for executing its plan to return the mine to commercial production within two years of receiving project approval and funding.

The sections following summarize the scope, methodologies, and results of this PEA, including recommendations for future work.

1.2                                       Location

The Sunshine Mine is located in Shoshone County, northern Idaho at Big Creek, between Kellogg and Wallace. It is 37 miles east of Coeur d’Alene along U.S. Interstate 90 (I-90).

1.3                                       Ownership

The Sunshine Mine is located in the Coeur d’Alene Mining District, which contains one of the world’s largest concentrations of silver. The Sunshine Mine property is comprised of patented and unpatented mining claims which are both owned and leased from third parties, for a total project area of 10,377 acres. Some of the properties are subject to royalities with the royalty terms varying for each property. The majority of the Sunshine Mine property is subject to a net smelter return (NSR) royalty formed under a 2001 settlement between the prior mine operator and the U.S. government and the Coeur d’Alene Indian Tribe, which settled environmental claims seeking reimbursement for remediation, restoration, and other actions to address environmental damages to the Couer d’Alene River and other natural resources in the Silver Valley. Table 1.1 sets out the various mineral rights that comprise the Sunshine Mine property and their acreage.

Table 1.1                                          Property Mineral Rights and Claims

Property	Owner	Patented Claims	Unpatented Claims	Acres
Sunshine	SSMC	165	118	4,313
Sun South	SSMC	—	158	3,111
Silver Hill	SSMC	—	28	578
CAMP	SSMC	61	53	1,142
Metropolitan	Metropolitan Mines Corporation	2	70	1,020
Chester	Chester Mining Company	6	—	106
Bismark	Chester Mining Company	3	—	62
Mineral Mountain	Chester Mining Company	4	—	45
	TOTAL	241	427	10,377

1.4                                        Accessibility, Climate, Local Resources, Infrastructure, & Physiography

The Sunshine Mine is located 37 miles east of Coeur d’Alene, Idaho along I-90. From I-90, the property is accessed at the Big Creek exit south approximately two and one-half miles via a paved county road which parallels Big Creek. The property is located about four and one-half miles southeast of the town of Kellogg, Idaho which hosts a full complement of services. The closest major airport and metropolitan center are located in Spokane, Washington, approximately 90 miles west of Kellogg.

The geographic coordinates of the Sunshine Mine are latitude 47°30’6” north and longitude 116°4’10” west.

The Sunshine Mine is located in the Big Creek Valley at an approximate elevation of 2,600 feet above sea level. The topography is typical of northern Idaho’s countryside, hilly to mountainous and forested. Sunshine’s main production shaft, the Jewell Shaft, and the mill are located above the base of a steep mountain, while the hoist room and other infrastructure facilities are located on a relatively level piece of property at the base of the mountain.

Climate in the area is considered to be typical of the northern-US with snow, rain, and fog in the winter. Snowfall in the winter and the changing topography can restrict access to some surface facilities at higher elevations. Average rainfall in the area is approxmately 33 inches annually.

Kellogg, Idaho, with a population of approximately 2,110, and Wallace, Idaho, with a population of approximately 780, are the two nearest towns to the mine and are home to many of the mine staff. The mining history of the Idaho Silver Belt ensures a ready source of skilled and unskilled labor. Efforts are made to stimulate the local economies as much as possible, with the local area having numerous vendors that supply services to the mining industry such as welding, steel supply, transportation, and project consumables. Spokane, Washington is the largest city in the area which has an international airport and many industry supplies and services are obtained here.

Electrical power is supplied by Avista, a large northwest U.S. power supplier with long historical ties to the mining industry in the Coeur d’Alene district. The district is tied to the main northwest power grid, and outages are rare. Power supply is ample for the life of the Sunshine Mine with potential local substation, and possibly transmission line upgades, currently being evaluated by Avista. The main power source for the mine is a power line that parallels Big Creek Road and terminates at the Avista substation on the Sunshine Mine property. From the substation, power is distributed to numerous smaller substations throughout the property.

1.5                                       History

The Sunshine Mine property had its beginning in 1884, when the Blake brothers, Dennis and True Blake, arrived from Maine and staked the Yankee Load (sic) mining claim on the east slope of Big Creek. Throughout its 128-year history, the Sunshine Mine was able to remain in production by continually advancing new resources. Between 1934 and 2007, published historical reserves have remained between 20 and 50 million contained ounces. A total of 365 million ounces have been produced from mines on what is now the Sunshine Mine property.

1.6                                       Geologic Setting and Mineralization

The district is hosted by the rocks of the Precambrian Belt Supergroup. These Middle Proterozoic age sedimentary rocks were deposited approximately 1.47 to 1.6 billion years ago. At various times, these rocks were faulted, leached, altered, and re-mineralized. The Belt Supergroup has been divided into the Pre-Ravalli group, Ravalli group, Piegan group, and Missoula group. Within the Coeur d’Alene Mining District, rocks of the Pre-Ravalli, Ravalli, and Piegan groups can be found. The formations comprising the Ravalli group are the preferred host rocks for silver mineralization in the district. The Ravalli formations are from older to younger Burke Formation, Revett Formation, and St. Regis Formation.

Mineralized material in the Coeur d’Alene Mining District occurs in veins hosted in weakly-metamorphosed sedimentary rocks of the Belt Supergroup. Most of the mineralized material is from the Revett and St. Regis Formations of the Ravalli group. This thick sequence (up to 12.4 miles) of middle Proterozoic-age strata covers a large area of northern Idaho, western Montana, and southeastern British Columbia. The sedimentary rocks are predominately fine-grained siliciclastics with subordinate carbonate-bearing units.

Over 40 veins have been named and mined at the Sunshine Mine. The Sunshine and Chester Veins have each produced over 90 million ounces of silver. The majority of veins strike east-west and dip about 65° to the south. Locally, dips range from 45° to 90°. Strike lengths locally exceed 2,000 feet and dip lengths are two to three times greater than the strike length. Major veins are located between the faults at an angle of 25° to the bounding faults. Veins vary in width from a few inches to over 30 feet, but are typically between one to five feet thick. Mineralized material includes tetrahedrite and galena, with siderite and quartz as the principal gangue minerals. Accessory minerals include bournonite, pyrargyrite, and magnetite.

1.7                                       Deposit Types

The Sunshine Mine mineral deposits are narrow, high-grade vein deposits, which characteristically strike east-west and dip steeply (average 65°) to the south. The combination of faults, folds, fractures, and favorable host rocks created suitable conditions for mineral emplacement by silver-rich and silver-base metal veins. Figure 8.1 shows the general relationship between the principal productive veins and the four major faults. Historically, underground drilling and drifting were the most productive exploration tools.

1.8                                       Exploration

The objectives of the current exploration program at the Sunshine Mine are to discover new high-grade veins and mineralized shoots in historical areas that have nearby development, explore for new large veins in unexplored or under explored areas, and to systematically replace reserves as they are mined. Prior exploration work carried out at the Sunshine Mine created historic resources. It is necessary to describe historic exploration work as it includes the methods utilized by prior owners/operators Sunshine Mining Company, Sterling, and the current owner SOP. Exploration work consists of the same methods as practiced by Sunshine Mining Company through 2001, except that defined resource and reserve categories will now be classified in accordance with the CIM Definition Standards on mineral resources and mineral reserves (CIM Definition Standards), as most recently adopted by the CIM council on November 27, 2010. Mine staff completed surveys and exploration work in the past and this practice continues incorporating new advancements in practice, method, and technology. A significant example of this, the Sterling Tunnel, was driven to join the Sunshine and ConSil Tunnels and has allowed underground diamond drilling exploration to be resumed in the Upper Country mine area in conjunction with ramp and drift development.

1.9                                       Drilling

The current drill database contains approximately 3,498 underground drill holes. Additional drill holes are being identified and added to the master database. The longest underground hole is 3,000 feet. It is not uncommon for holes to be 1,500 to 2,000 feet long. Long underground exploration holes are required to locate structures and veins because the majority of historical development, except in the West Chance, has been on the vein structures themselves; thus, drilling platforms for shorter holes at appropriate angles to the targets have not been available.

The recent drilling for exploration, delineation, and development conducted at SSMC has been performed with diamond core drills. Work was completed by a local contract core drilling company, Dynamic Drilling Inc. from Osburn, Idaho. They operated one Hagby Onram-1000 diamond drill underground in the Sterling Tunnel. Down-hole surveys were attempted on all diamond drill holes. The primary survey tool was a Reflex EZ-AQ multi-shot down-hole survey camera. Core diameters ranged from 1.062 to 1.875 inches. Core recovery was generally very good, exceeding 90%. Core recovery can be difficult in certain faulted or sheared areas. The diamond drillers would change from wireline tools to conventional tools before encountering proven areas of loss, which significantly improved recovery. Recovery issues did not materially impact the reliability of the results.

All drill hole and sample information is stored in an Access® database for reporting purposes and in a Gemcom database for 3D evaluations in support of resource modeling. When drill hole samples are used for polygonal or accumulation methods of resource modeling, they are corrected back to true horizontal thickness. Diamond drill holes are typically designed to intersect mineralization as close to perpendicular as possible. Drill hole assaying is typically conducted to break out distinct mineralogies within single vein intercepts, however, to be compatible with level and stope channel sampling, assay data was composited across single vein intercepts. Down-hole directional surveys were conducted on all drill holes, since hole deviation is common. A Reflex EZ-AQ multi-shot down-hole survey instrument was used for deviation surveys.

To date, three new vein structures have been defined with drilling from the Sterling Tunnel elevation. Two new silver-copper veins have been defined in the immediate hanging wall of the historic Sunshine Vein and are named the West Chance Link Vein and the South Yankee Boy Split Vein. A total of 16 holes have been drilled by SSMC targeting the West Chance Link Vein and all have encountered silver mineralization. Additionally, a new lead-silver vein, named the “10 Vein” has recently been discovered 200 feet within the footwall of the Sunshine Vein. To date, 12 drill holes have crosscut the new vein. All veins carry economic silver-copper or lead-silver values. Drilling will continue to define the vertical and lateral limits of the new vein structures.

1.10                                Mineral Resource Estimates

Resource estimation was completed by Tetra Tech in MicroMine® mining software utilizing data supplied by SSMC. Tetra Tech was commissioned by SSMC to develop a digital 3D estimation that includes all available information and can be evaluated at various cutoffs.

Utilizing drill hole and channel assay data, Tetra Tech created best fit vein surfaces and estimated mineral resources along those vein surfaces. Ordinary Kriging was used to estimate 3D points along a string type block model for 37 veins. The results of the mineral resource estimate are tabulated in Table 1.2. This mineral resource has been diluted to a fixed mine width of 6.5 feet and is an insitu resource estimate. A base-case cutoff has been applied but no other economic parameters have been considered and all metal recoveries are assumed to be 100%. Royalties do exist in certain areas of the mine and have not been considered for this mineral resource estimate

Table 1.2                                          Mineral Resource Estimate Sunshine Silver Mine

Resource Classification	Cutoff Ag Opt Diluted	Tons Diluted	Grade Ag Opt Diluted	Ag Contained Ounces	Cu %	Pb %	Zinc %
Measured	10	1,230,000	24.7	30,260,000

Indicated	10	2,060,000	21.9	45,200,000

Measured + Indicated	10	3,290,000	22.9	75,460,000

Inferred	10	9,010,000	24.6	221,340,000	0.22	0.35	0.02

1.11                                Sources of Data

Assay data necessary to facilitate this resource estimate was derived from three sources: drill holes, level drift channel samples, and stope channel samples. Drill hole assays were provided by SSMC from a collated drill hole database, encompassing historic and modern drilling. Level drift channel sampling was digitized from historic level plan maps. Stope channel samples were digitized from historic stope production sheets. In addition to assay data sources, level plan vein sketches, development triangulations, and vein map longsections were essential for resource estimation.

1.12                                Mining

A mine plan and production schedule were completed under the supervision of MDA, using the mineral resource estimate (with an effective date of April 2013) completed by Tetra Tech.

SSMC completed a mine production schedule using a cutoff grade of 10 ounces per ton (opt) silver. The mine was divided into two main areas by the 2300 Level. Material above the 2300 Level was called the Upper Country, while material below the 2300 Level was termed the Lower Country. Dilution was redefined in the Upper Country to a minimum mining width of five feet for Alimak slusher mining or a minimum mining width of seven feet for mechanical cut and fill mining. The majority of the mineralized material and waste is expected to be delivered to the surface via the hoist in the Jewell Shaft with other material coming from the Sterling Tunnel.

A mine development schedule was also generated showing the estimated amount of development needed before mining can commence, and thereafter to sustain the planned mine production. Before development work in the Lower Country (defined as all levels below the 2300 Level) can begin, the Silver Summit shaft must be rehabilitated to provide a secondary escapeway for the mine and a new ventilation system must be installed. The ventilation system requires two new vent raises and a bypass drift on the 3100 Level. It is expected that the Silver Summit rehabilitation work can be completed within approximately 1.5 years and the ventilation system development can be completed within approximately 2.5 years of project commencement. According to current plans, mining of the Upper Country can begin immediately.

Production is scheduled to start two years after project commencement. Production from the mine is limited to the Upper Country stopes until the ventilation and secondary escapeway are completed. Mine production is expected to increase when the stopes are available to sustain a 1,200 tons per day (tpd) operation currently scheduled to occur 2.5 years after the start of production operations. The mine development schedule is shown in Table 16.7 and the mine production schedule is shown in Table 16.8.

Mining is presented in more detail in Item 16.0.

1.13                                Processing

Preliminary processing assumptions are based on a flowsheet in which the process plant will produce two flotation concentrates; one silver and copper, and the other lead. While the grade and mineralogical characteristics for the silver are fairly constant, there are areas of the mine where lead is more prevalent and the amount of lead feed to the concentrator can be expected to be variable over time.

The concentrates will be produced from the crushing, grinding, and flotation of freibergite-rich mineralized material. The anticipated flotation system will use three rougher and scavenger systems with separate, three-stage silver cleaning and lead cleaning systems. Once the mineralized material has been ground by the ball mill, it then proceeds through the three rougher-scavenger flotation systems in series. All tailings then depart from the third-stage scavenger and report to the tailings, thickening, filtration, and disposal systems.

The silver-copper concentrate will initially be processed at a new antimony plant to remove the antimony as a commercial antimony metal and antimonate, and to facilitate downstream processing of the silver and copper. The silver-copper residue will then be processed at an existing refinery, which will produce copper cathode and silver doré. Lead concentrate will be refined by an offsite smelter.

1.14                                Infrastructure

Located two and one-half miles from I-90, the Sunshine Mine and surface facilities (including a tailings storage facility (TSF) and waste rock storage facility (WRSF)) are situated within a narrow valley adjacent to Big Creek. Because of the age of the current infrastructure, demolition and replacement of certain facilities is planned allowing for the construction of, among other facilities, a new process plant while improving use of available area.

The TSF, which is a random fill, flow through structure, will be expanded using conventional upstream construction and rotational tailings distribution through stages five, six, and seven after which conceptual plans, subject to any additional permit approvals, are for the TSF to be converted to a dry stack facility. Remaining storage capacity for conventional tailings distribution is approximately 950,000 tons. The dry stack portion of the TSF could add an additional 4 million tons (3.8 million tons actually required) of storage capacity as currently envisaged.

At the time of this reporting, approximately half or 600 tpd of the production will be directed to the TSF for deposition and storage. The remaining tailings will be processed and used as paste backfill in the mine.

Process/industrial water for the mine is available via four water rights including three directly from Big Creek. Potable water is provided by the Central Shoshone Water District. Power is supplied from a dedicated power line and is maintained by the local utility company, Avista. Back-up power will be provided by a diesel generator planned for installation. Surface water run-on and septic effluent are effectively and properly managed reducing the need for further treatment. Onsite fire protection is provided from water drawn directly from Big Creek. Supplemental fire protection is provided by the local fire district (Kellogg Fire Department).

1.15                                Environmental

Environmental permitting, compliance, and stewardship are important considering the location and long operational history of the Sunshine Mine. With the proximity to several watersheds (including Big Creek and the South Fork of the Coeur d’Alene River (South Fork)), areas of population (four and one-half miles from Kellogg, Idaho), other mining operations, and the Bunker Hill Mining and Metallurgical Complex Superfund Site, maintaining protection of the environment and regulatory compliance is critical. For the purposes of this PEA and to gain a better understanding of Sunshine Mine’s environmental component, historical compliance and permitting data were reviewed and studies were conducted including:

•                  Historical and current monitoring and compliance reporting

•                  Historical studies by prior operators

•                  Surface and groundwater analyses from sources within and adjacent to the operation

•                  Waste rock and mine tailings analyses from sources associated with the Sunshine and ConSil Mines

•                  Current permitting requirements

The results of these efforts confirmed there are no environmental issues existing or anticipated that could materially impact the ability to reopen the Sunshine Mine. As the operation progresses, SSMC will be required to maintain or renew existing or acquire new approvals and permits. However, at this time all environmental permits, agreements, and approvals necessary to commence surface and subsurface operations are in place.

1.16                                Project Economics

1.16.1  Capital Costs

Capital costs were estimated for the proposed mining and processing operations of the Sunshine Mine Project. The total estimated initial cost to design, procure, construct, and commission the facilities described in this Technical Report is $253.7 million, in fourth quarter 2013 United States dollars (USD). A contingency of $33.1 million has been included in the capital cost. This contingency is based on the level of definition that was used to prepare the estimate.

The total life of mine (LOM) sustaining capital costs are estimated to be approximately $150.4 million. Sustaining capital costs mainly relate to equipment replacement at end of useful life, additional equipment required to meet production levels, and phased expansion of facilities, such as the TSF. Sustaining capital costs are detailed in Table 22.7.

The capital cost estimate has been developed to a level sufficient to assess/evaluate the project concept, various development options, and the potential overall project viability. After inclusion of the recommended contingency, the capital cost estimate is considered to have a level of accuracy in the range of plus/minus 35 percent.

Table 1.3 summarizes the capital costs by major area.

Capital costs are discussed in more detail in Item 21.0.

Table 1.3                                           Summary of Initial Capital Costs

Description	Cost USD	Total USD
Mine	46,506,175
Crushing / Ore Handling	5,699,876
Concentrator	13,235,393
Silver and Copper Refinery Refurbishment	6,000,000
Antimony Plant	23,841,698
Tailings	2,502,527
Tailings Paste Backfill (Surface Facility)	2,488,283
Reagents	488,656
Utilities	7,592,505
General & Infrastructure	6,289,818
Total Contracted Directs		114,644,931

Process Facilities Contractor Indirects	418,757
Construction Equipment	684,150
Freight and Duties	801,256
EPCM - Process Facilities	5,206,648
Commissioning Support and Vendor Representatives	608,382
Third Party Testing Services	240,000
Spare Parts and Initial Fills	1,204,071
Total Contracted Indirects		9,163,264

Mining and Ancillary Equipment	8,090,000
Preproduction Mine Development	47,216,046
Mobile Equipment & Light Vehicles	770,000
Other (Equipment, Furniture, Software, etc)	265,440
Temporary Facilities	200,000
Medical, Security, and Safety	100,000
Total Owner Direct Cost		56,641,486

Client Management	2,377,733
Preproduction Employment & Training	25,511,873
Utilities/Site Overhead Expenses	3,129,028
Insurance	2,025,740
Outside Services (Legal & Accounting)	400,000
Corporate Overhead (Travel and Expenses)	2,400,000
Legal, Permits, and Fees	1,352,000
Preproduction Ore Definition Drilling	3,000,000
Total Owner Indirect Cost		40,196,374

Subtotal Project Cost		220,646,055
Contingency	33,096,908
Total Initial Capital Costs		$253,742,963

1.16.2  Operating Costs

In connection with this PEA, operating costs have been estimated for the following areas of the Sunshine Mine Project: resource classification drilling, mining, processing, antimony plant, refining, tailings storage, general and administrative (G&A), and mine reclamation and closure.

Operating costs are estimated to average approximately $75.5 million per year over the estimated life of mine, or 23.7 years. With an estimated LOM throughput of 9.48 million tons of mineralized feed to the process plant, the average operating cost per ton of mineralized material is estimated to be $194.88 per ton. A 20% contingency allowance, or approximately $168 million, has been included in operating costs for mining as shown in Table 1.4.

Table 1.4              LOM Operating Cost Summary

	Total Life of Mine	Average Annual		Avg LOM Cost
	Cost	Cost		per Ton Ore
Description	USD	USD		USD
Resource Classification Drilling	27,000,000		(1)	2.85
Mining (with paste backfill +20% contingency)	1,037,035,017	43,710,494		109.35
Processing	231,004,980	9,736,741		24.36
Antimony Plant	131,133,239	5,527,199		13.83
Refining	205,202,432	8,649,177		21.64
Tailings Storage	8,742,409		(2)	0.92	(4)
General & Administration	188,052,797	7,926,329		19.83
Mine Reclamation & Closure Cost	20,000,000		(3)	2.11

Total Operating Cost	$1,848,170,875	$75,549,941		$194.88

	23.73 year LOM	LOM Tons of Ore:		9,483,785

(1)     No Average Annual Cost indicated as cost is considered incurred in Years 1 to 9.

(2)     No Average Annual Cost indicated as cost is considered incurred in Years 6 to 24.

(3)     No Average Annual Cost indicated as cost is considered incurred after LOM in Year 24 and after.

(4)    This is a LOM average unit cost for all mineralized material processed. It does not represent an average cost for tons of tailings stored, as it has not considered the 50% of tailings reporting to the paste backfill plant and the 950,000 tons in the remaining capacity of the current permitted TSF. An approximate cost per ton mineralized material for the new dry stack storage is $2.30.

1.16.3  Mine Development Costs

Mine development during preproduction will be performed by a contractor, as will construction of a bypass drift on the 3100 Level and all vertical development during production years. All other development during production will be performed by SSMC employees. LOM mine development is detailed in Table 16.7.

Estimated preproduction mine development costs ($47.2 million) are included within initial capital costs detailed in Table 21.1 and depreciated accordingly. In addition, a 15% contingency allowance (approximately $7.1 million) has been included in the overall contingency for initial capital costs. Estimated production mine development costs totaling $451.3 million for production years 1-21 only are expensed in the year in which the related mineralized material is mined at an average rate of approximately $21.5 million per year. A 10% contingency allowance, or $40.1 million, has been included in estimated production mine development costs.

1.16.4  Economic Evaluation

Metals prices with LOM weighted averages of $21.26/oz, $3.00/lb, $0.96/lb, and $5.00/lb were applied to payable silver, copper, lead and antimony quantities, respectively, and are shown in Table 1.5 below.

The results of this PEA estimate an internal rate of return (IRR) of 17.3% for the Sunshine Mine Project. Assuming a discount rate of five percent over an estimated mine life of 23.7 years, the after-tax net present value (NPV) is estimated to be approximately $600.4 million. The NPV using the same discount rate of five percent is expected to turn negative if silver prices fall below $14.11/oz. Based on the results of this PEA, payback is estimated to occur early in the seventh year of mine life, approximately 6.04 years after the start of production.

This PEA is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the PEA results described herein will be realized. Mineral resources that are not mineral reserves have no demonstrated viability.

Table 1.5              Economic Model Inputs

Description	Values

Construction Period	24 months
Preproduction Period	2.0 years
Mine Life (after Preproduction)	23.73 years

LOM Ore (tons)	9,483,785
LOM Silver Concentrate (tons)	129,928
LOM Lead Concentrate (tons)	204,850

LOM Grade	Toz Ag	Cu %	Pb %	Sb %
Per Ton of Ore	24.84	0.19	0.41	0.33
Per Ton of Silver Concentrate	1,496	11.73	3.54	18.3
Per Ton of Lead Concentrate	146.8	0.79	11.78	2.19

Avg. Annual Process Production Silver (troy ozs)		9,461,119
Avg. Annual Process Production Copper (lbs)		1,421,404
Avg. Annual Process Production Lead (lbs)		2,421,227
Avg. Annual Process Production Antimony (lbs)		2,383,214

Market Price (USD)	/Toz Ag	/lb Cu	/lb Pb	/lb Sb
Year 1	21.75	3.30	1.06	5.00
Year 2	21.50	3.33	1.05	5.00
Year 3	21.50	3.35	1.06	5.00
Year 4 and forward	21.24	2.98	0.96	5.00
Average LOM price	21.26	3.00	0.96	5.00

Cost and Tax Criteria
Estimate Basis		4th Qtr 2013 USD
Inflation/Currency Fluctuation		None
Leverage		100% Equity
Tax - Federal Income 35%, Idaho Income 7.6%, Severance 1%		43.6%
Depreciation		Straight Line

Royalties
Coeur d’Alene Tribe and EPA		7.0%
Chester Mining Co*		4.0%
Hecla Mining Co*		4.0%
Metropolitan Mines Corp*		4.0%

*on select revenue

Transportation - Road Freight Charges (USD)
Silver Con from Mill to Refinery ($/wst)	6.00
Copper Cathode to Midwestern U.S. ($/lb)	0.14
Antimony to Midwestern U.S. ($/lb)	0.14
Lead Con to Trail, British Columbia ($/wst)	53.70

Payment Terms	Metals	Lead Con
Provisional upon Bill of Lading	95%	90%
Settlement of Balance after Bill of Lading	1 week	1 month

A more detailed discussion of project economic performance is presented in Item 22.0.

1.17                                Conclusions and Recommendations

1.17.1              Conclusions

The Qualified Persons for this Technical Report have made the following conclusions:

•                  Overall, the results of the PEA indicate that the Sunshine Mine Project is a robust silver project at this stage of development and warrants further work toward the next stage of development. The exploration program continues to demonstrate the potential for future growth of the resource. Risks, as well as significant opportunities (identified in Item 25.2), can be evaluated in the feasibility stage of the project.

•                  All sources of historic data are internally consistent, have supported several decades of mining, and are suitable for use in resource estimation.

•                  The Sunshine Mine is complying with CIM Definition Standards best practice requirements for sample handling Quality Assurance/Quality Control (QA/QC).

•                  The sample preparation, security, and procedures followed by SSMC are adequate to support a mineral resource estimate.

•                  Assay data provided by SSMC was represented accurately and is suitable for use in resource estimation.

•                  Based on over 103 years of production history, there are no known factors which should have a negative economic effect on metallurgical performance.

•                  As the operation progresses and reclamation or environmental legislation/regulation requirements evolve, SSMC will be required to maintain, renew existing, or possibly acquire new approvals and permits. However, at this time, all environmental permits, agreements, and approvals necessary to commence surface and subsurface operations are in place.

•                  There are no existing or anticipated environmental issues that could materially impact the ability to reopen the Sunshine Mine.

•                  There are no known factors related to metallurgical, environmental, permitting, legal, title, taxation, socio-economic, marketing, or political issues which could materially affect the mineral resource estimate.

•                  The existing TSF and WRSF are expandable design configurations to handle additional tailings and waste rock. The TSF can be expanded beyond its permitted configuration by converting the facility to a dry stack deposition to safely add an estimated 4 million tons of tailings storage capacity. This expansion can be accomplished without changing the ultimate footprint of the permitted TSF.

•                  This PEA is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. There is no certainty that these inferred resources will ever be upgraded or that the PEA results described herein will be realized. Mineral resources that are not mineral reserves have no demonstrated economic viability.

1.17.2              Recommendations

Based on results of this PEA, the authors recommend that SSMC complete a Feasibility Study (FS) to further define the Sunshine Mine Project in order to: more accurately assess its economic viability; support permitting activities; and, ultimately, support project financing should the FS results be positive.

A detailed breakdown of recommendations and estimated costs can be found in Item 26.0.

1.18                                Units of Measurement

Historically all data and measurements at the mine have been collected in U.S. standard units, feet, tons, ounces per ton (opt), and cubic feet per ton (cu ft/ton). Currently units have remained in U.S. standard units to most easily incorporate historic data and avoid conversions of large datasets.

Easting and northing location coordinates are described in feet using a local mine grid; elevation coordinates are described in feet relative to sea level. The Jewell Shaft is located at approximately 74,527 East, -79,158 North and 2,722 feet above sea level. In discussion of location only, it is common for elevations to be referenced to the nearest level offset from a relative zero elevation.

2.0                                       INTRODUCTION

The Sunshine Mine Project is a silver project located within the well-known Coeur d’Alene Mining District in northern Idaho and is owned by SSMC, based in Denver, Colorado. This Technical Report has been prepared for SSMC by, or under the supervision of, Qualified Persons within the meaning of NI 43-101 in support of SSMC’s disclosure of scientific and technical information for the Sunshine Mine Project.

Tetra Tech is responsible for completion of the mineral resource estimate for the Sunshine Mine. MTB, a project management consulting firm, is responsible for the coordination and compilation of this Technical Report. MTB assisted in completing this Technical Report under the supervision of the Qualified Persons listed below, and under the overall supervision of Neil B. Prenn, P.E.

The below-listed Qualified Persons are responsible for the information provided in the indicated items.

Neil B. Prenn, P.E., of MDA, is responsible for the information provided in Items 15, 16, 18, 19, 21, 22, and jointly responsible for Items 25-28.

Rex C. Bryan, Ph.D., of Tetra Tech, is responsible for the information provided in Items 1-12, 14, 20, 23, 24, and jointly responsible for Items 25-28.

Kenneth Smith, of Lyntek, is jointly responsible for the information provided in Items 12, 18, and 25-27.

Edwin H. Bentzen, III, of Lyntek, is responsible for the information provided in Items 13, 17, and jointly responsible for Items 25-27.

Douglas K. Maxwell, of Lyntek, is jointly responsible for the information provided in Items 12.3 and 17.

R. Michael Smith, P.E., of Newfields, is jointly responsible for the information provided in Items 1, 18, 20, and 25-27.

The purpose of this report is to provide an estimation of the mineral resources at the property that complies with NI 43-101 requirements and to provide and develop information to a level sufficient to assess/evaluate the project concept, various development options, and the potential overall project viability.

All data used in this mineral resource estimate was provided by SSMC technical staff. Assay data provided was derived from three sources: drill holes, level drift channel samples, and stope channel samples. Drill hole assays were provided by SSMC from a collated drill hole database, encompassing historic and modern drilling. Level drift channel sampling was digitized from historic level plan maps. Stope channel samples were digitized from historic stope production sheets. In addition to assay data sources, level plan vein sketches, development triangulations, and vein map longsections were essential for resource estimation.

3.0                                       RELIANCE ON OTHER EXPERTS

Information relied upon in producing this Technical Report was, in part, provided by the following SSMC staff:

•                  Chief Geologist, Mr. Greg Nickel

•                  Environmental Superintendent, Mr. Tyson Clyne

•                  Chief Financial Officer, Mr. Roger Johnson

It is important to note that the status of the owned and leased patented and unpatented claims that constitute the Sunshine Mine property, as described in this report, has had some uncertainty in the past due to the bankruptcy of Sterling. SSMC believes all issues have been adequately resolved. Tetra Tech has relied on SSMC’s representation of the ownership of the property titles, mining claims, and licenses to produce and transfer of permits from the previous operator. No attempt was made to confirm the legality of licenses conferring the rights to mine, explore, and produce silver and other metal products and accordingly, the Qualified Persons disclaim any responsibility or liability in connection with such information or data. The authors are not qualified to express any legal opinion with respect to the property titles and current ownership and possible encumbrances, and therefore, disclaim direct responsibility for such titles and property status representations.

It is also important to note that federal, state, and local taxes were calculated by SSMC using depletion allowances under current U.S. federal tax law to produce estimated income taxes payable for each year in the Economic Analysis. The estimated income taxes payable reportedly considered revenue, cost, and drawdown of resources throughout mine life and net operating loss carry forwards prior to the beginning of project construction. MTB and the Qualified Person for Item 22.0, Economic Analysis, have relied on SSMC’s representation of the estimated income taxes payable for use in the financial model. MTB and the Qualified Person, Mr. Neil Prenn, are not qualified to express any accounting and tax opinion with respect to the accuracy of the estimated income taxes payable provided. Hence, MTB and the Qualified Person for Item 22.0 disclaim any responsibility or liability in connection with such information or data.

4.0                                        PROPERTY DESCRIPTION AND LOCATION

4.1                                        Property Ownership and Agreements

In May 2010, SOP acquired from Sterling, through Sterling’s bankruptcy proceedings, the majority of the operating facilities and equipment at the Sunshine Mine. Also included in this purchase, was Sterling’s lease from SPMI on the mine and a purchase option in the lease for title to the Sunshine Mine, which had been exercised by Sterling prior to the sale to SOP. SOP closed on the exercise of the purchase option of the lease from SPMI in July 2010 to obtain title to the mine and the facilities. SOP is owned by SSMC.

The Sunshine Mine is located in the Coeur d’Alene Mining District. The district has produced world-class grade and tonnage of silver over the past century. The Sunshine Mine property is comprised of patented and unpatented mining claims which are both owned and leased from third parties, for a total project area of 10,377 acres. Some of the properties are subject to royalties with the royalty terms varying for each property. The majority of the Sunshine Mine property is subject to an NSR royalty under a settlement with the U.S. government and the Coeur d’Alene Indian Tribe for remediation, restoration, and other actions to address early historical environmental damages to the Coeur d’Alene River and other natural resources in the Silver Valley.

The Sunshine Mine property also includes the Metropolitan, Chester, Bismark, and Mineral Mountain properties that are leased by SSMC. Table 4.1 sets out the various mineral rights that comprise the Sunshine Mine property. Figure 4.1 shows SSMC mineral tenure.

Table 4.1              Property Mineral Rights and Claims

Property	Owner	Patented Claims	Unpatented Claims	Acres
Sunshine	SSMC	165	118	4,313
Sun South	SSMC	—	158	3,111
Silver Hill	SSMC	—	28	578
CAMP	SSMC	61	53	1,142
Metropolitan	Metropolitan Mines Corporation	2	70	1,020
Chester	Chester Mining Company	6	—	106
Bismark	Chester Mining Company	3	—	62
Mineral Mountain	Chester Mining Company	4	—	45
	TOTAL	241	427	10,377

Figure 4.1             Property Mineral Rights and Claims Map

4.1.1                             Sunshine and CAMP Project

SSMC owns 226 patented and 357 unpatented mining claims covering 9,144 acres at the Sunshine Mine property. In 2013, SSMC completed the purchase of all outstanding Coeur and Coeur d’Alene Mines claims from U.S. Silver and Gold, Inc. which gives SSMC full title to all historic CAMP agreement properties. This current property comprises the Sunshine Mine and mill, the Jewell Shaft, surface facilities, a TSF, and extensive underground workings, including shafts, levels, raises, and ramp systems extending to a depth of over 6,000 feet below the surface. The property also includes the Silver Summit/ConSil Mine and mill, the Silver Summit Shaft, and related buildings and equipment.

4.1.2                             Metropolitan

The Metropolitan property consists of two patented and 70 unpatented mining claims covering 1,020 acres. These claims lay immediately south of the primary workings of the Sunshine Mine and immediately to the west of the Silver Summit/ConSil Mine. At depth the claims intersect several veins that were historically mined from the Sunshine Mine.

4.2                                       Royalties

Many parts of the Sunshine Mine property are subject to royalties that are payable to parties from whom mineral rights are acquired or to others who have a right to royalties on certain areas of the property. Certain of these agreements have royalty payments that are triggered when SSMC begins producing and selling metal-bearing concentrate. These royalties are based upon proceeds paid by smelters less certain costs, including costs incurred to transport the concentrates to the smelters, or NSR, for mineralized material produced in the property area subject to the royalties.

The royalties calculated are the aggregate of all potential royalties to all third parties, and represent a conservatively high estimate of the actual royalties that may be paid from production. A proportionate share of yearly production was assumed in calculating royalties on an annual basis.

4.2.1                             Sunshine Mine

SSMC is required to pay between a 0% (at a silver price below $6.00/oz) and 7% (at a silver price of $10.00/oz or higher) NSR royalty under a Consent Decree entered by SPMI with the U.S. government and the Coeur d’Alene Indian Tribe in 2001. All funds from the royalty must be used to pay for the remediation, restoration, and other actions to address certain environmental damage to the Coeur d’Alene River and other natural resources located in the Silver Valley of Idaho. The area subject to the royalty covers substantially all of the Sunshine Mine property, owned or leased by SSMC, and purports to extend outward within a one mile boundary of the property as set forth in the 2001 settlement agreement.

4.2.2                             Metropolitan Mines Corporation Mining Claims

SSMC’s lease with Metropolitan Mines Corporation (Metropolitan) requires the Company to pay advanced royalties of $12,000 annually until such time as mineralized material is produced from the Metropolitan property. Upon production, Metropolitan is to be paid either 16% or 50% of the net proceeds from the sale of materials produced from the mineralized material processed from these claims, depending upon the location of production.

4.2.3                             Chester Mining Company Mining Claims

SSMC’s lease with Chester Mining Company, or Chester, requires the Company to pay an advance royalty of $7,200 annually until such time as an NSR royalty of 4% or royalty of 20% of net profits on mineralized material processed is payable. The net profit royalty is in lieu of and not in addition to the advance royalty and the NSR royalty. The lease also provides Chester with the option to acquire a 20% working interest in all mineralized material, concentrates, metals, or other mineral substances produced from the property. Chester may exercise this option by releasing the Company from its obligation to pay the 20% net profits royalty and by tendering an amount of cash equivalent to 20% of the then-current working capital fund. The initial lease term ends in 2029 and is renewable for an additional 25 years.

4.2.4                             Mineral Mountain Mining Claims

SSMC’s lease with Mineral Mountain Mining and Milling Company or Mineral Mountain, requires the Company to pay a royalty of $3,600 annually or a royalty of 3% net profits, if net profits from the mineralized material processed from these claims exceeds such amount. The lease also provides Mineral Mountain with the option to acquire a 3% working interest in all mineralized material, concentrates, metals, or other mineral substances produced from the property. Mineral Mountain may exercise this option by releasing the Company from its obligation to pay the 3% net profits royalty and by tendering an amount of cash equal to 3% of the then-current working capital fund. The initial lease term ends in 2029 and is renewable for an additional 25 years.

4.2.5                             Silver Summit/ConSil Mine

SSMC is required to pay between a 2% (at a silver price below $5.00/oz) and 4% (at a silver price of $7.00/oz or higher) NSR royalty to Hecla Mining Company. The area subject to the royalty surrounds the Silver Summit/ConSil Mine.

4.3                                       Environmental Liabilities and Permitting

In the ordinary course of operations, SSMC is required to obtain, maintain, and occasionally renew approvals and permits, such as National Pollutant Discharge Elimination System (NPDES) discharge permits, Storm Water Pollution Prevention Plan (SWPPP), TSF reclamation plan and bond, from environmental regulatory bodies. Evolving reclamation or environmental legislation/regulation/requirements may result in future liabilities currently not identified, but which may require new permits and/or approvals.

Potential environmental liabilities for current and future operations would most likely be associated with the surface facilities (shops, storage yards, mill, etc.), the WRSF, and TSF. All waste water, mine water, process waste water, non-contact cooling water and storm water is captured on the mine property and treated at the TSF which has an NPDES permitted discharge. Waste rock from mining activities is stored at the WRSF located approximately one-quarter mile north of the mine. Operational access to the WRSF is via a haul road located on Sunshine Mine property. Petroleum products, cleaners, lubricants, fuels, etc. are stored at the mine within structures, on secondary containment, under cover, and/or in double-walled containers. Based on these activities, the potential environmental liabilities at the Sunshine Mine have been identified and minimized.

At this time, the Sunshine Mine has all environmental permits, agreements, and approvals necessary to commence surface and subsurface operations. As certain activities commence, the required permits and licenses will be obtained in a timely manner.

4.4                                       Other Significant Factors and Risks Affecting Access or Title

The authors of this Technical Report are unaware of any other significant factors and risks that may affect access, title, or the right or ability to perform work on the property.

5.0                                        ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, & PHYSIOGRAPHY

5.1                                        Location and Access

The Sunshine Mine is located within the well-known Coeur d’Alene Mining District in northern Idaho and is 37 miles east of Coeur d’Alene, Idaho along I-90. From I-90, the property is accessed at the Big Creek exit south approximately two and one-half miles via a paved county road which parallels Big Creek. The property is located about four and one-half miles southeast of the town of Kellogg, Idaho which hosts a full complement of services. The closest major airport and metropolitan center are located in Spokane, Washington, approximately 90 miles west of Kellogg.

The geographic coordinates of the Sunshine Mine Project are latitude 47º30’6” north and longitude 116º4’10” west.

5.2                                       Physiography

The Sunshine Mine is located in the Big Creek Valley at an approximate elevation of 2,600 feet above sea level with peaks around 4,800 feet above sea level. The topography is typical of northern Idaho’s countryside, hilly to mountainous and forested. Forests primarily contain scrub/shrubs and tree species of douglas fir, lodgepole pine, western larch, western white pine, grand fir, and western red cedar. Wildlife inhabiting the area are typical for the Rocky Mountain region including fish, bird, and mammal species.

Sunshine’s main production shaft, the Jewell Shaft, and the mill are located above the base of a steep mountain, while the hoist room and other infrastructure facilities are located on a relatively level piece of property at the base of the mountain.

5.3                                       Climate

Climate in the area is considered to be typical of the northern-U.S. with snow, rain, and fog in the winter. Snowfall in the winter and the changing topography can restrict access to some surface facilities at higher elevations. Average rainfall in the area is approximately 33 inches annually.

5.4                                       Local Resources

The two closest towns to the mine are Kellogg and Wallace with 2012 populations of approximately 2,110 and 780, respectively. Other surrounding communities include Osburn, Silverton, and Pinehurst. The mining history of the Idaho Silver Belt ensures a ready source of skilled and unskilled labor. Efforts are made to stimulate the local economies as much as possible, with the local area having numerous vendors that supply services to the mining industry such as welding, steel supply, transportation, and project consumables. Many industry supplies and services are obtained in Spokane, Washington, which is the largest metropolitan city in the area and has an international airport.

5.5                                       Infrastructure

Electrical power is supplied by Avista, a large northwest U.S. power supplier with long historical ties to the mining industry in the Coeur d’Alene district. The district is tied to the main northwest power grid, and outages are rare. Power supply is ample for the life of the Sunshine Mine with potential local substation, and possibly transmission line upgades, currently being evaluated by Avista. The main power source for the mine is a power line that parallels Big Creek Road and terminates at the Avista substation on the Sunshine Mine property. From the substation, power is distributed to numerous smaller substations throughout the property.

Water is abundant from Big Creek, which flows immediately through the mine yard. Big Creek flows into the South Fork, then into Coeur d’Alene Lake, and out of the lake via the Spokane River to the Columbia River. Sunshine Mine has water rights to Big Creek and it is the principal fresh water source for the mine and mill. Potable water is supplied to the mine by the Central Shoshone Water District.

The Sunshine Mine is well served by regional infrastructure with I-90 approximately two and one-half miles from the mine, and Spokane, Washington approximately 90 miles west of Kellogg. Ready access to I-90 allows for easy transport of mining equipment, supplies, and consumables to and from the mine.

SSMC has a permitted WRSF and TSF, both located north of the mine along Big Creek Road. The historic Sunshine mill is located at the mine site and the existing refinery is located approximately one mile north of the mine.

6.0                                        HISTORY

6.1                                        History of the Sunshine Mine

Historic resource/reserve estimates, production figures, and costs contained in this section have not been verified by the author and are not considered current.

The Sunshine Mine property had its beginning in 1884, when the Blake brothers, Dennis and True Blake, arrived from Maine and staked the Yankee Load (sic) mining claim on the east slope of Big Creek. In 1909, the Blake brothers were granted patent on four mining claims and one millsite claim based upon work including ten tunnels, numerous open cuts, and a shaft for a total valuation of $18,140 exclusive of raises and stopes. Beginning in 1914, the mine was operated by a series of leasers until 1919.

The Sunshine Mining Company then came into control of the property, consisting of 15 patented mining claims and one unpatented mining claim. Construction of a 25 tpd mill and concentrator began in 1921, with modest expansions increasing the capacity to 500 tpd. Development financed by corporate bonds continued, and their efforts were rewarded on the 200 Level with a high-grade discovery. The stopes above the 500 Level, known as “Chinatown”, allowed $145,000 of debt to be retired several months ahead of schedule and enabled a dividend to be paid for the first time in 1927.

Encouraged by the success of the Chinatown stopes, downward development of the vein continued. An inclined shaft was sunk from the 500 Level to follow the dip of the vein, while at the same time mining was conducted upward to connect to the Sunshine Tunnel level. Stations were cut at 200 foot intervals until the shaft reached the 1300 Level. Silver prices had continued to drop, so with funds running low the 1500 Level was bypassed in favor of advancing to the 1700 Level. Soon after cutting the 1700 station in 1931, drift crews driving on the path of the vein discovered a bonanza of the first order — vein widths of 20-25 feet showing a solid face of high grade silver mineralized material. What had previously been known as the Yankee Boy Vein was re-christened the Sunshine Vein on the 1700 Level, and the Sunshine Mine became the largest silver mine in Idaho in 1931 and the second largest in the U.S. By 1935, the Sunshine Mine would become the richest and most profitable silver mine in the world.

The year 1935 also saw significant infrastructure and facility improvements. The concentrator was upgraded with modern ball mill grinding units and flotation cells, which increased capacity to 1,000 tpd while attaining an excellent silver recovery of 98%. A new four compartment vertical shaft, named the Jewell Shaft, was sunk from surface, and deepened 2,079.7 feet during the year. The 2300 Level was reached in 1936, making it possible to begin hoisting mineralized material. Numerous other concrete and steel buildings were erected to support the rapidly growing operation, including a modern 480-man dry, machine shop, compressor house, warehouse, and hoist house for the new Jewell double-drum hoist.

By the end of the 1930s, Sunshine metallurgists began to experiment with a unique method of extracting antimony from concentrate. In 1942, a plant to extract antimony from the Sunshine Mine’s argentiferous tetrahedrite concentrate went on stream using a new, Sunshine-patented process of caustic leach and electrolytic deposition. The production of antimony, as well as lead, allowed the Sunshine Mine to remain open throughout World War II.

In 1943, with the high-grade sections of the Sunshine Vein playing out, management began an aggressive exploration program. That effort paid off when a drift crew, drifting east on 2700

Level following the Syndicate Fault, broke into a very high grade vein of mineralization splitting the fault in an east-northeast direction. This was the discovery of the famous Chester Vein.

Four main vein systems were being developed by the early 1950s; the Syndicate Vein, the Chester Vein, the Sunshine Vein, and the Yankee Girl Vein.

The most significant of the internal shafts is the No. 10 Shaft. Crews began work on the No. 10 Shaft on the 4000 Level in 1959. The shaft heading was raised to 3100 Level and eventually sunk to an elevation equivalent to the 6000 Level.

In 1960, sandfilling operations were introduced underground. The mill tailings were classified so that the coarser material, approximately 45% of the total mill feed, could be sent back underground to be used for backfill in the stopes. This sand material was hydraulically placed at about 65% solids into the voids created by the stoping operations. The sandfill provided much better support than the old gob (waste rock and rubbish) fill method and greatly reduced dilution from caving stope walls.

Operations at the Sunshine Mine moved steadily deeper during the 1960s. The increasing complexity of mining mineralized material at the Sunshine Mine was summed up in a comment by Mine Manager John Brandon; “The bulk of the mining activity is now 6,000 feet from the Jewell Shaft. It is like working a mine through another mine.” An exception to discoveries remote to the Jewell Shaft came when exploration during the late 1960s revealed good prospects at depth near the Jewell Shaft. Plans were made and implemented to sink a new winze called the No. 12 Shaft from the 3700 Level to 4800 Level, but only the pilot borehole was completed prior to the tragic fire of May 2, 1972 resulting in the deaths of 91 men.

The Sunshine Mine was slow to recover from the fire. Labor relations worsened, coming to a climax in a bitter, year-long strike that began in March of 1976. Then, in 1980 with silver prices skyrocketing, the mine again went on strike in March and operations were down until November when an agreement was finally reached. These events led to a series of high cost labor agreements.

By early 1986, silver prices had dropped to below $5.50 per ounce, making it impossible for the mine to remain profitable. Management and labor failed to come to an agreement that would lower operating costs and allow continued production, and the mine was shut down and the property put on care and maintenance until May 1988 when a new labor contract was signed.

Full production was reached by the end of 1988. Production was primarily from mining the Chester Vein systems serviced by the No.10 Shaft and the remnants of the Sunshine and Rambo vein stopes referred to as the Footwall Area on 3700 and 3400 Levels. The 4000 and 4200 Level Copper Vein was under development from the No.12 Shaft. There were small amounts of mineralized material coming from this development activity.

In 1989, the mine produced 4.8 million ounces of silver, the first full year of production since the shutdown in 1986. The production from the high-grade Copper Vein stopes began to impact the silver production volumes. During 1990, the mine produced 5.4 million ounces of silver, the highest since 1971. By now the high-grade Copper Vein stopes on 4200 Level were becoming substantial producers, while production from the No. 10 Shaft stopes was dropping off. However, the silver price had dropped to $4.06 per ounce by year’s end.

The silver price continued to slip in 1991 and the operation was losing money. A mining plan was put together to reduce losses substantially while waiting for prices to improve. This plan was referred to as the “small mine plan” and was implemented in June 1991. Operations underground were centralized by eliminating the outlying and more costly production and development headings and limiting operation to day shift only. Mining was consolidated in the area of the Copper Vein and the most productive headings in the Footwall Area. The mine below 5000 Level was salvaged and allowed to flood with water. Production was cut in half while the work force was reduced by 65%. However, funds were made available to proceed with a limited, but focused exploration program.

In 1992, the West Chance Vein was discovered by drifting on 4200 Level. Additional diamond drilling coupled with detailed geological analysis of the vein-to-host-rock relationship indicated the vein would enter more favorable horizons up-dip. Drift crews delineated the West Chance on the 2700, 3100, and 3700 Levels in 1994 and 1995. By 1996 it was clear the mineralized material was of sufficient size and value to support the mine’s return to full production, but only if done via trackless ramp and lateral development methods using Load Haul Dump (LHD) diesel equipment. By July 1997, the mine workings below the 4000 Level were salvaged of all usable equipment and materials.

Peak production occurred in 1998, when 5.9 million ounces were produced, supplemented by mineralized material mined via trackless methods in the Sunshine Vein below the 3100 Level.

Sunshine Mining Company filed bankruptcy in late 2000, and the mine ceased production in the first quarter of 2001 as a result of several factors, including the low price of silver and the lack of concentrate sales due to the abrupt closure of ASARCO’s East Helena smelter in Montana. New development and exploration were halted in 1999 as management shifted cash flow from the mine to sustain corporate expenses, debt, and other projects.

The mine remained closed until 2006, when Sterling began development of the Sterling Tunnel after acquiring a lease in 2003. Sterling resumed production in late 2007, but operations terminated in late 2008. In May 2010, SSMC acquired from Sterling, through Sterling’s bankruptcy proceedings, the majority of the operating facilities and equipment at the Sunshine Mine, including a lease on the Sunshine Mine that included a purchase option for title to the mine. In July 2010, SOP closed the purchase option in the lease to obtain title to the Sunshine Mine and acquired the remaining operating facilities and equipment. In October 2013, SOP closed on the purchase of the Sunshine Refinery as part of its purchase of Formation Metals US.

6.2                                       Historic Exploration and Resource/Reserve Calculations

From 1884 to 2001, the Sunshine Mining Company carried only one reserve estimate classification for the Sunshine Mine; Proven and Probable. Until recently, the terms Proven Reserves and Probable Mineral Reserves were not used, as they were classified simply as “reserves’. However, the method used to historically estimate and calculate the reserves fully corresponds to the standard practice of estimating vein type reserves traditionally used in the Coeur d’Alene Mining District for this deposit type.

No proven reserves were estimated solely by drill hole data. Proven requires at least one lineal dimension of mineralized vein had to be exposed by mine workings and adequately sampled. The long mining history at Sunshine has shown that both the main mineralized shoots and subsidiary mineralized shoots typically have vertical dimensions that are at least two to three times longer than the horizontal dimensions. The reserve estimation technique, in the absence of limited diamond drill hole information, was to project a block of mineralized material above and below the developed level for a distance equal to one-half the horizontal dimension. The average weighted grade from chip samples regularly spaced at six feet or at seven feet of the development length (depending on which mining method was being utilized) was assigned to the block. This method is typical of that used in the Coeur d’Alene Mining District and originated when virtually all underground mineral exploration was conducted by drifting on the vein. Sunshine referred to this as the “McKinstry” method, as it is adapted from the classic reserve estimation technique taught by McKinstry early in the last century when vein mining was the norm, not the exception.

With the exploration and development of the West Chance Vein in the mid and late 1990s, the traditional McKinstry method was modified to incorporate increased drilling results and decreased vein drift development to determine the resource of the newly discovered mineralized material. Therefore, in the West Chance where diamond drill hole data was abundant and where actual mined grade data were being generated, a polygonal estimation approach, rather than the McKinstry method, was used. After development of the sill level of the vein, chip samples of the vein were taken at six foot intervals, and an assay “string” for a given strike length along the vein was created. The composite grade was diluted to seven feet, if the vein was less than seven feet wide. Diamond drill hole assays around this development were given a weight equal to one point in the assay string, and the area of influence of the drill hole was calculated by the polygonal technique, diluting to correspond to the mining method width common in the West Chance stopes. The resulting block was then given the average grade of the string plus the one drill hole data point.

Once the reserve block was in production, the grade of the mineralized reserve block was estimated from the actual grade of the last two stope cuts. The grade of the remaining block was modified by the diamond drill hole assays. Again, each drill hole assay point in the block was given a weight equal to one point in the production assay string and the proper polygonal size of the block was calculated. In this manner, the actual data from the mining were given a greater weight than the single drill hole intercept assay point.

A density factor of 10 cubic feet per ton (cu ft/ton) was used for both mineralized material and waste in reserve calculations prior to 1998. Measurements of representative mineralized material and waste samples from the mine show tonnage factors of 8.3 and 11.4, respectively. Beyond 1998 calculations used a mineralized material tonnage factor of 9.4 and a waste tonnage factor of 11.4.

Throughout its 128-year history, the Sunshine Mine was able to remain in production by continually advancing new resources. Between 1934 and 2007, published reserves have remained between 20 and 50 million contained ounces. A total of 365 million ounces have been produced.

7.0                                        GEOLOGICAL SETTING AND MINERALIZATION

7.1                                        Regional Geology

The district is hosted by the rocks of the Precambrian Belt Supergroup. These Middle Proterozoic age sedimentary rocks were deposited approximately 1.47 to 1.6 billion years ago. At various times, these rocks were faulted, leached, altered, and re-mineralized. The Belt Supergroup has been divided into the Pre-Ravalli group, Ravalli group, Piegan group, and Missoula group. Within the Coeur d’Alene Mining District, rocks of the Pre-Ravalli, Ravalli, and Piegan groups can be found. The formations comprising the Ravalli group are the preferred host rocks for silver mineralization in the district. Formations within the Ravalli group from oldest to youngest are the Burke Formation, Revett Formation, and St. Regis Formation.

Mineralized material in the Coeur d’Alene Mining District occurs in veins hosted in weakly-metamorphosed sedimentary rocks of the Belt Supergroup. Most of the production is from the Revett and St. Regis Formations of the Ravalli group. This thick sequence (up to 12.4 miles) of middle Proterozoic-age strata covers a large area of northern Idaho, western Montana, and southeastern British Columbia. The sedimentary rocks are predominately fine-grained siliciclastics with subordinate carbonate-bearing units. The Cretaceous Gem and Dago Peak stocks and a few mafic dikes (Precambrian) are the only known intrusives in the district.

A major tectonic lineament, the Lewis and Clark Line, defined by strike-slip, normal, and reverse faults, transects the district in a west-northwest direction, with folds north of the fault striking north-south. Early workers suggested that transcurrent movement, along the Lewis and Clark Line, resulted in this change of orientation. Recent interpretations support the hypothesis that there were two folding episodes and that earlier workers did not recognize the north-south folds, south of the line.

Rapid facies changes and variations in thickness suggest that faulting was active during deposition of the Belt sediments. The Osburn Fault is the local expression of the Lewis and Clark Line. The fault has been interpreted to have 15 miles of post-mineralization-right-lateral strike-slip displacement, periodically active through geologic time.

The district has a history of intense faulting and folding of the rock formations. Two major east-west fault zones, the Osburn Fault and Placer Creek Fault, cut through the district. Although mineralization does not necessarily occur along these fault zones, the district’s mineralized material is intimately associated with these and other related faulting. The unique geology of the district may display little or no indication of mineralization on the surface. Many of the successful silver mines in the district did not realize their full potential and best grade of mineralized material until after a depth of at least 1,700 feet was reached in their downward development and exploration. Thus, mining claims in the district, in particular if located near major mines and of similar geological setting, often require deep drilling from the surface or underground drilling to determine whether commercial grade mineralized material is present. In many silver-producing areas, a deposit may bottom out at a few thousand feet below surface. However, in the Coeur d’Alene Mining District this is not the case as deep extensions of primarily silver mineralization are fault hosted, which has proved to support favorable host rocks and related silver mineralization to deep depths.

Contradictory age dates and lack of conclusive field evidence resulted in differing hypotheses as to the origin and timing of the mineralized deposits. One study suggests that zinc and lead-rich veins formed from stratiform Proterozoic deposits (1,500-900 ma) and that silver-rich veins were formed by a late Cretaceous hydrothermal event (Bennett,1984). Field relationships and laboratory age dating continue to underscore the complex nature of the mineralized bodies; however, most researchers favor the theory that the combination of faults, folds, fractures, and favorable host rocks created suitable conditions for all mineral deposition by a late Cretaceous hydrothermal origin that was possibly related to the formation of the Idaho Batholith.

For mining and exploration purposes, ore genesis can be considered academic and although it may affect regional exploration strategy, it does not change individual mine development and property-wide exploration strategy.

Structural studies augmented by geophysics and geochemistry have led many geologists to theorize that there was a 15-mile right-lateral, post-mineral displacement on the Osburn Fault. This is based upon fault displacement on the Gem and Dago Peak stocks, the postulated buried Atlas stock, fault displaced geochemical alteration haloes around the stocks, offset of structural blocks and stratigraphy, and location of the major mines.

Most of the district production has come from within a 15-mile long area from the Bunker Hill Mine to the Galena Mine. The Sunshine Mine is approximately in the center of this Bunker Hill-Galena Mine belt. Figure 7.1 shows the mineral belts within the Coeur d’Alene Mining District. The district is approximately 22 miles long in a west-northwest direction from the Page Mine on the west to the Carbonate Hill Mine on the east. However, reconstructing the geology to a pre-right-lateral faulting position (pre-post mineral faulting) allows the Star-Morning, Gold Hunter, and Lucky Friday Mines to be originally very close to the Bunker Hill Mine, putting nearly all of the district production within this 15-mile-long band.

7.2                                       Local and Property Geology

The Sunshine Mine is one of the most productive mines in the 22-plus mile long Coeur d’Alene Mining District. Mineralized deposits are localized in the 600-foot thick St. Regis Formation and the underlying upper members of the 3,000-foot thick Revett Formation. The contact between the formations is indistinct and locally picked as the bottom of the lower-most distinct purple-colored interval in the St. Regis. Rock types include argillite, siltite, sericitic quartzite, and vitreous quartzite. Siltite and argillite dominate in the St. Regis Formation; while in the Revett, lithologies are gray to pale greenish-gray siltite and quartzite. Changes in lithologies are noted on the scale from a few inches to a few tens of feet. Detailed stratigraphy of the mine is poorly understood; geologic mapping by early workers focused on veins and alteration, facies changes, and subtleties between lithologies that complicate correlation and identification of rock units. The stratigraphic column in the mine is continually re-interpreted, and two apparent marker beds have been identified in the West Chance area. One of these argillaceous beds is thought to be a bentonite (ash tuff) unit, and may assist in correlations throughout the mine.

7.2.1                             Faults

Four major west-northwest trending faults cut the mine area, and some have been mapped for several miles. The faults dip steeply to the south. The spatial relationship to the Osburn Fault suggests strike-slip movement, but studies of kinematics and rock fabrics in the mine show that most movement is dip-slip. The Polaris Fault has normal movement, but the Silver Syndicate, Chance, C, Chester, and Alhambra Faults have reverse movement. Offset is thought to be from 550 feet to up to 1,500 feet in the vertical direction.

7.2.2                             Folding

The principal fold in the Silver Belt is the Big Creek Anticline. Major mineralized deposits are localized on the north limb of the anticline, locally south of the Osburn Fault. Beds on the north limb are generally steeply dipping to overturned in the mine. Smaller sympathetic folds are notably present. On the hanging wall side of the West Chance Vein, for instance, two folds with amplitudes of about 100 feet are noted. Bedding attitudes in some places suggest the major folds plunge to the west.

Figure 7.1   Mineral Belts of the Coeur d’Alene District, Idaho

7.2.3                             Sunshine Mine Veins

The main productive vein systems in the Sunshine Mine include the Sunshine, Chester, Polaris, Copper, Yankee Girl, and West Chance. Mineralized silver veins are present within a zone approximately 12,500 feet long by 5,000 feet wide and extending a vertical distance of 6,200 feet between 3,400 feet above sea level to 2,800 feet below sea level. The mineralization is open at depth below the 5600 Level.

Major veins strike east-west and typically dip 60° to 70° to the south. Vein strike lengths are up to 2,000-plus feet, with the down-dip length two to three times that of strike length and average between one to five feet thick. Mineralized material occurs principally as tetrahedrite and galena with siderite and quartz as the main gangue minerals.

7.3                                       Mineralization

Over 40 veins have been named and mined at the Sunshine Mine. The Sunshine and Chester Veins have each produced over 90 million ounces of silver. The majority of veins strike east-west and dip about 65° to the south. Locally, dips range from 45° to 90°. Strike lengths locally exceed 2,000 feet and dip lengths are two to three times greater than the strike length. Major veins are located between the faults at an angle of 25° to the bounding faults. Veins vary in width from a few inches to over 30 feet, but are typically between one to five feet thick. Mineralized material includes tetrahedrite and galena with siderite and quartz as the principal gangue minerals. Accessory minerals include bournonite, pyrargyrite, and magnetite.

The silver content of the tetrahedrite varies and the silver-to-copper ratio in the mineralized material ranges from 40:1 (ounce per ton silver:percent copper) up to 100:1. Tetrahedrite occurs as blebs, fracture fillings, or in veinlets. Grades on the veins vary from low-grade material to well over 1,000 opt of silver before mining dilution. Samples of over 2,000 opt of silver have been collected in the mine. Figure 7.2 presents a longsection view, looking north, showing the related mined portions of major veins of the Sunshine Mine. Veins containing higher-grade material typically, but are not limited to, favorable stratigraphic host rocks of the Ravalli group. Overall the host rock assemblage is complexly folded and faulted. Lithology color and bed thicknesses are some of the key principal features used in stratigraphic interpretation. Alteration leaching haloes around the veins change the pro-lithology color, complicating the task of stratigraphic correlation. The relatively recent district knowledge of stratigraphic control assisted the Sunshine Mine geologists in the discovery of the West Chance Vein. This method has continued to produce high-quality targets for future resource development programs.

7.4                                       Vein Mineralogy

Mineralogy is quite simple in the mineralized materials of the district and at the Sunshine Mine. Typically the Sunshine Mine mineralized material consists principally of tetrahedrite, the high silver-content copper antimony sulfide (3Cu2S • Sb2S3). The silver content of the tetrahedrite varies considerably, and the silver-to-copper ratio in the mineralized material ranges from 40:1 (ounce silver per ton: percent copper) to over 100:1. Tetrahedrite occurs as very fine grains in fracture fillings, veinlets, or discontinuous blebs in the vein-filled faults. This silver-bearing tetrahedrite is more properly called freibergite. Freibergite contains 3% to 30% silver substituting for the copper in the crystal structure. Gangue minerals are predominantly siderite (FeCO3) with lesser amounts of quartz (SiO2). Other sulfide minerals principally galena (PbS) and minor associated sphalerite (ZnS), are present in the mine and district veins. Four veins at the Sunshine Mine contain notable galena content including the West Chance, Silver Syndicate,

Chester Hook, and the recently discovered 10 Vein. Other metallic minerals seen in the local vein assemblage gangue include pyrite (FeS2), arsenopyrite (FeAsS), boulangerite (5PbS • 2Sb2S3), bournonite (2PbS • Cu2S • Sb2S3), pyrargyrite (3Ag2S • Sb2S3), and magnetite (Fe3O4).

Figure 7.2   Longsection Primary Project Veins

8.0                                       DEPOSIT TYPES

The Sunshine Mine mineral deposits are narrow high-grade mesothermal stratbound vein deposits. Contradictory age dates and lack of conclusive field evidence resulted in differing hypotheses as to the origin and timing of the mineralized deposits. One study suggests that zinc and lead-rich veins formed from stratiform Proterozoic deposits (1,500-900 ma) and that silver-rich veins were formed by a late Cretaceous hydrothermal event (Bennett,1984). Field relationships and laboratory age dating continue to underscore the complex nature of the mineralized bodies; however, most researchers favor the theory that the combination of faults, folds, fractures, and favorable host rocks created suitable conditions for all mineral deposition by a late Cretaceous hydrothermal origin that was possibly related to the formation of the Idaho Batholith.

For mining and exploration purposes, ore genesis can be considered academic, and although it may affect regional exploration strategy, it does not change individual mine development and property-wide exploration strategy.

Veins characteristically strike east-west and dip steeply (average 65°) to the south. The combination of faults, folds, fractures, and favorable host rocks created suitable conditions for mineral emplacement by silver-rich and silver-base metal veins. Figure 8.1 shows the generalized relationship between the principal productive veins and the four major faults. Drilling from surface has been generally non-productive. Typically, underground drilling and drifting are historically the most productive exploration tools.

Figure 8.1   Relationship between Faults and Veins

9.0                                       EXPLORATION

The objectives of the current exploration program at the Sunshine Mine are to discover new high-grade veins and mineralized shoots in historical areas that have nearby development, explore for new large veins in unexplored or under explored areas, and to systematically replace reserves as they are mined. Prior exploration work carried out at the Sunshine Mine created historic resources. It is necessary to describe historic exploration work as it includes the methods utilized by prior owners/operators Sunshine Mining Company, Sterling, and the current owner, SOP. Exploration work consists of the same methods as practiced by Sunshine Mining Company through 2001, except that defined resource and reserve categories will now be classified in accordance with the CIM Definition Standards. Mine staff completed surveys and exploration work in the past and this practice continues incorporating new advancements in practice, method, and technology. A significant example of this, the Sterling Tunnel was driven to join the Sunshine and ConSil Tunnels and has allowed underground diamond drilling exploration to be resumed in the Upper Country mine area in conjunction with ramp and drift development. Normally, underground chip samples are collected for daily grade control and for resource estimation. Daily samples are collected underground from drift faces, stope faces, drift backs, drift ribs, and raise ribs. Samples are taken by collecting chips in a horizontal channel, left to right, across the mining face. Sampling protocol for channel samples is to collect separate samples of exposed wall rock on both sides of the apparent mineralized vein, and across the mineralized structure or vein samples are collected perpendicular to the mineralized structure. Multiple samples are taken across a face based upon changes in mineralization intensity or composition. Samples are a maximum of five feet in length, and typically broken into two-foot or less intervals depending on the mineralization present. Each sample face has a referenced control distance to an established survey point. Stopes on the veins are generally sampled at four to six foot strike intervals. Both raises and stopes are sampled at regular intervals that typically vary based on advance cycles.

9.1                                       Prior Exploration

Beginning in August 2003, Sterling undertook a surface exploration program which included induced polarization (IP), resistivity, and chargeability geophysics and geochemical sampling that yielded near surface zones of interest. The work was followed by a three-hole drilling program totaling 2,473 feet that was completed in 2004. While the first two holes increased stratigraphic information, the third hole drilled toward the Yankee Girl structure intercepted multiple veins in the Sunshine shear zone and the footwall of the Yankee Girl Vein. This information was a key driver in pursuing the Sterling Tunnel Project.

Sterling Tunnel underground contract drilling began in September 2006 and explored distant targets, such as the Silver Syndicate, Copper-Link, Hook, and Chester Veins, and the Polaris Fault to the north of the Sterling Tunnel, as well as the Yankee Girl Vein to the south. The drill results yielded information essential to determining the nature of Upper Country structure and stratigraphy, providing a guide for additional drilling and exploration activities. From 2004 through 2008, exploration diamond drilling totaled 46,570 feet.

9.2                                       Recent SSMC Exploration Plans

SSMC has completed a very aggressive multi-year underground exploration program. Large areas of the Sunshine Mine complex are largely unexplored and have received minor drilling over the past two decades. Important and prospective targets have been identified on the Sunshine levels 2700, 3100, 3700, 3000, ConSil, and the Sterling Tunnel level. Multiple areas of exploration will be tested within all accessible underground levels. After minor needed repair work, these targets offer both rubber tire and track-level access.

Although the proposed multi-year program will explore eight primary areas of interest, including the Yankee Girl/Summit #4 Vein, Western Sunshine Vein, Metropolitan Vein, 101 Vein, up-dip extension of the West Chance Vein, Upper Sunshine/Polaris Veins, and the Silver Syndicate/Polaris Fault/Vein zones, the ongoing program is limited in scope due to current access restraints, and will expand as access is regained to prime exploration locations.

Since initiating drilling in April 2011, to date SSMC has completed 84 drill holes totaling 60,005 feet (18,289.5 meters). The primary focus of the drilling accessed from the Sterling Tunnel has been to follow up on open ground within the Sunshine Vein system, while also exploring the Yankee Girl Vein. During the process three new vein structures have been identified. The first new vein is located west of the Sunshine Vein system, and is referred to as the West Chance Link Vein. The West Chance Link Vein is a linking structure between the Sunshine Vein and West Chance Vein. The Sterling Tunnel intercepts correlate with two recent deep surface intercepts, including a historical resource along the same dip and strike indicating that the mineral pay streak is continuous from the Sterling Tunnel elevation to the 1700 Level. The lateral extents of the new structure are not defined as drilling is ongoing to continue delineation. Additionally, in-fill drilling open ground above the Sterling Tunnel elevation, about the Sunshine Vein has also identified a second new silver-copper vein structure approximately 200 feet in the Sunshine Vein hanging wall, referred to as the South Yankee Boy Split. Caving sand ground conditions made diamond drill hole advance difficult. SSMC completed driving an exploration incline drift to the drill vein intercepts. Approximately 210 feet of intermediate drifting was completed along vein strike. Select vein muck pile samples were collected in support of a bulk metallurgy sample to aid new mill process design criteria. A 16,000 lb (7,200 kg) sample was sent to G&T Metallurgical Services (G&T), a division of ALS Canada Ltd, in Kamloops, British Columbia. A third vein structure, 200 feet in the Sunshine Vein footwall has also been identified and is referred to as the “10 Vein”. The lead-silver vein has been defined with 12 drill holes to date and is open to the east and down dip, southeast, showing improved grades and widths in both directions.

Historic exploration was primarily constrained by legal property boundaries. Potential targets were also never explored due to limited availability of drills, lack of supporting infrastructure, lack of physical access to provide suitably located drill stations, and prohibitive depths from the surface. With the consolidation of the land position, previously unexplored target areas can now be explored.

10.0                                 DRILLING

10.1                                 Historical Drilling

The current drill database contains approximately 3,498 underground drill holes. Additional drill holes are being identified and added to the master database. The longest underground hole is 3,000 feet. It is not uncommon for holes to be 1,500 to 2,000 feet long. Long underground exploration holes are required to locate structures and veins because the majority of historical development, except in the West Chance, has been on the vein structures themselves; thus, drilling platforms for shorter holes at appropriate angles to the targets have not been available.

Drilling was completed by the prior companies with company-owned equipment and mainly by their corporate employees. All of the previous drilling was core and drilling was done using the following equipment.

•                  Pneumatic percussion drills (CP 65s), 500 foot capability, typically obtained AQ core in the target zone

•                  Hagby drills for underground long hole exploration, typically obtained BQ or NQ core in target zones

•                  Longyear 38 for long range hole exploration to obtain NQ core in target zones

Historic core logs with appropriate descriptions exist with the exception of a single surface hole log book, which has been identified as “misplaced” during a past change of property ownership. The historical drill operators were competent and core recovery in the mineralized zone was generally 90% or higher. Given the fracturing and broken ground in the mineralized zones, core losses in some holes were significant. Sunshine began down-hole surveying of its holes when capable equipment became available. The majority of drill holes have been down-hole surveyed. Shorter historical holes, typically less than 200 feet, are only denoted with a collar azimuth and dip. Historical core was not photographed. All recent drill core has been digitally photographed. Historically, mineralized core for assay analyses was split in half with hydraulic splitters. One-half was replaced in the core box and stored onsite with skeleton core samples from select drill holes. The other half was utilized for assay analysis.

The historical purpose of drilling to identify potential mineralized structure has resulted in limited use of drill hole assay data incorporated in the historical Sunshine mineral resource and reserve estimates.

10.2                                Recent Drilling

The recent drilling for exploration, delineation, and development conducted at SSMC has been performed with diamond core drills. Work was completed by local contract core drilling company, Dynamic Drilling Inc. from Osburn, Idaho. They operated one Hagby Onram-1000 diamond drill underground in the Sterling Tunnel. Down-hole surveys were attempted on all diamond drill holes. The primary survey tool was a Reflex EZ-AQ multi-shot down-hole survey camera. Core diameters ranged from 1.062 to 1.875 inches. Core recovery was generally very good, exceeding 90%. Core recovery can be difficult in certain faulted or sheared areas. The diamond drillers would change from wireline tools to conventional tools before encountering proven areas of loss, which significantly improved recovery. Recovery issues do not materially impact the reliability of the results.

All drill hole and sample information is stored in an Access® database for reporting purposes and in a Gemcom database for 3D evaluations in support of resource modeling. When drill hole samples are used for polygonal or accumulation methods of resource modeling, they are corrected back to true horizontal thickness. Diamond drill holes are typically designed to intersect mineralization as close to perpendicular as possible. Drill hole assaying is typically conducted to break out distinct mineralogies within single vein intercepts, however, to be compatible with level and stope channel sampling, assay data was composited across single vein intercepts. Down-hole directional surveys were conducted on all drill holes, since hole deviation was common. A Reflex EZ-AQ multi-shot down-hole survey instrument was used for deviation surveys.

To date, three new vein structures have been defined with drilling from the Sterling Tunnel elevation. Two new silver-copper veins have been defined in the immediate hanging wall of the historic Sunshine Vein and are named the West Chance Link Vein and the South Yankee Boy Split Vein (SYBS). A total of 16 holes have been drilled by SSMC targeting the West Chance Link Vein and all have encountered silver mineralization. Additionally, a new lead-silver vein, named the “10 Vein” has been recently discovered 200 feet within the footwall of the Sunshine Vein. To date, 12 drill holes have crosscut the new vein. All veins carry economic silver-copper or lead-silver values. Drilling will continue to define the vertical and lateral limits of the new vein structures.

Table 10.1 details drill intercepts completed in 2012 and 2013 that have been included in this updated mineral resource estimate. New drill results verify the upward vertical extension of the historical Sunshine Vein system. Recent drill results have also defined the new 10 Vein, located in the Sunshine Vein footwall. All 10 Vein results to date are open to the immediate east and deeper southeast, and demonstrate improved widths and grades towards the open limits. Recent drilling has also defined the new SYBS Vein situated in the immediate Sunshine Vein hanging wall. The SYBS was ramped up to and developed from the Sterling Tunnel in 2012. The vein stope developed an economic paystreak of 167 feet averaging 17.7 opt of silver, diluted. The vein structure is still open to the east and west for continued development exploration. Future drilling will continue to define the available historic resources around the Sunshine Vein, while also exploring and expanding both new vein discoveries for incorporation in future resource estimates.

Table 10.1 Drill Results 2012 and 2013 Drill Programs Drill Hole ID Drill Sta tion Azimuth Dip From (ft) To (ft) Dow nhole Le ngth (ft) Angle to Core Ax is Ag Opt Cu % Pb % Sb % Zn % Ve in ST-2624 C 0.5 -29.8 657.0 657.2 0.20 NA 3.32 0.07 0.05 0.04 0.01 SYankeeBoy ST-2624 C 0.5 -29.8 664.3 664.6 0.30 NA 2.39 0.01 0.67 0.01 0.01 NYankeeBoySunshine ST-2624 C 0.5 -29.8 862.0 862.3 0.30 60.0 32.60 1.47 0.60 0.51 0.06 10Vein ST-2624 C 0.5 -29.8 862.3 863.3 1.00 NA 0.57 0.04 0.05 0.01 0.01 ST-2625 C 357.7 -45.6 683.2 687.0 3.80 80.0 36.33 0.41 0.13 0.34 0.04 SYankeeBoy ST-2625 C 357.7 -45.6 691.4 691.8 0.40 80.0 10.30 0.23 2.53 0.15 0.02 NYankeeBoySunshine ST-2625 C 357.7 -45.6 892.8 893.5 0.70 60.0 40.10 0.11 61.90 0.18 0.01 10Vein ST-2625 C 357.7 -45.6 897.8 898.0 0.20 80.0 50.10 0.63 59.80 0.55 0.04 10FW Vein ST-2627 C 356.9 -54.9 742.2 743.6 1.40 55.0 2.86 0.05 0.05 0.03 0.01 SYankeeBoy ST-2627 C 356.9 -54.9 745.0 746.7 1.70 60.0 15.17 0.24 0.05 0.18 0.02 NYankeeBoySunshine ST-2627 C 356.9 -54.9 956.4 958.4 2.00 60.0 2.52 0.02 3.86 0.02 0.01 10Vein ST-2627 C 356.9 -54.9 963.5 965.5 2.00 65.0 23.44 1.03 0.84 0.49 0.05 10FW Vein ST-2628 C 355.7 -64.5 152.7 153.0 0.30 NA 0.34 0.01 0.44 0.01 0.01 CFault ST-2628 C 355.7 -64.5 848.7 849.3 0.60 40.0 23.90 0.33 0.05 0.25 0.03 SYankeeBoy ST-2628 C 355.7 -64.5 859.9 861.7 1.80 55.0 62.47 1.54 0.05 1.17 0.13 NYankeeBoySunshine ST-2628 C 355.7 -64.5 1092.3 1096.6 4.25 55.0 31.00 0.47 12.80 0.35 0.04 10Vein ST-2628 C 355.7 -64.5 1096.6 1098.5 1.95 NA 0.40 0.02 0.13 0.02 0.01 ST-2629 C 357.0 -35.4 678.7 681.3 2.60 60.0 169.15 1.83 0.07 1.50 0.16 SYankeeBoy ST-2629 C 357.0 -35.4 684.6 686.0 1.40 60.0 60.84 0.60 0.10 0.53 0.05 NYankeeBoySunshine ST-2629 C 357.0 -35.4 871.9 872.4 0.50 65.0 39.20 0.48 2.82 0.34 0.04 10Vein ST-2629 C 357.0 -35.4 872.4 873.7 1.30 NA 0.05 0.01 0.05 0.01 0.01 ST-2630 C 355.6 -45.2 137.5 137.8 0.30 40.0 45.20 0.16 5.71 0.01 0.01 CFault ST-2630 C 355.6 -45.2 709.1 710.5 1.40 50.0 25.33 0.29 0.06 0.23 0.03 SYankeeBoy ST-2630 C 355.6 -45.2 714.0 714.3 0.30 50.0 108.00 1.81 0.05 1.40 0.15 NYankeeBoySunshine ST-2630 C 355.6 -45.2 913.0 914.0 1.00 50.0 7.50 0.03 8.07 0.03 0.01 10Vein ST-2630 C 355.6 -45.2 919.5 919.9 0.40 60.0 3.75 0.05 1.71 0.04 0.01 10FW Vein ST-2631 C 0.7 -54.4 751.0 751.5 0.50 60.0 63.90 1.00 0.16 0.87 0.09 SYankeeBoy ST-2631 C 0.7 -54.4 761.0 763.0 2.00 60.0 0.72 0.03 0.05 0.02 0.01 NYankeeBoySunshine ST-2631 C 0.7 -54.4 966.7 970.4 3.70 45.0 35.99 0.10 55.87 0.20 0.01 10Vein ST-2631 C 0.7 -54.4 974.0 974.5 0.50 50.0 8.35 0.62 0.62 0.31 0.05 10FW Vein ST-2632 C 3.0 -64.6 150.9 151.3 0.40 55.0 4.35 0.10 1.57 0.07 0.01 CFault ST-2632 C 3.0 -64.6 792.9 795.0 2.10 50.0 12.10 0.15 0.05 0.12 0.02 SYankeeBoy ST-2632 C 3.0 -64.6 797.5 797.7 0.20 45.0 9.43 0.14 0.05 0.11 0.01 NYankeeBoySunshine ST-2632 C 3.0 -64.6 1016.6 1021.7 5.10 50.0 53.19 0.71 15.89 0.59 0.07 10Vein ST-2632 C 3.0 -64.6 1025.2 1027.2 2.00 50.0 7.63 0.58 0.05 0.26 0.03 10FW Vein ST-2633 C 340.0 -35.0 158.5 159.5 1.00 NA 2.47 0.09 0.47 0.05 0.01 CFault ST-2634 C 343.9 -45.5 723.7 726.7 3.00 65.0 SYankeeBoy ST-2635 C 343.3 -54.4 179.0 179.2 0.20 55.0 37.30 0.60 4.14 0.50 0.08 CFault ST-2635 C 343.3 -54.4 740.1 740.8 0.70 60.0 21.50 0.20 0.00 0.17 0.02 SYankeeBoy ST-2635 C 343.3 -54.4 936.5 938.0 1.50 50.0 13.80 0.07 14.20 0.07 0.01 10Vein ST-2635 C 343.3 -54.4 943.5 944.3 0.80 50.0 13.90 0.13 13.60 0.12 0.01 10FW Vein ST-2636 C 345.3 -25.1 165.6 168.0 2.40 NA 0.48 0.01 0.45 0.01 0.01 CFault ST-2636 C 0.0 0.0 698.8 700.1 1.30 NA 9.37 0.06 3.34 0.05 0.01 SYankeeBoy ST-2636 C 345.3 -25.1 717.0 717.2 0.20 70.0 0.43 0.01 0.12 0.01 0.01 NYankeeBoySunshine ST-2637 C 344.7 -63.8 172.6 172.8 0.20 55.0 9.01 0.14 5.13 0.10 0.02 CFault ST-2637 C 344.7 -63.8 806.9 811.6 4.70 50.0 12.59 0.23 0.06 0.17 0.03 SYankeeBoy ST-2637 C 344.7 -63.8 820.3 822.3 2.00 50.0 62.00 1.49 0.12 1.09 0.12 NYankeeBoySunshine ST-2637 C 344.7 -63.8 1025.3 1029.3 4.00 45.0 4.16 0.02 4.71 0.03 0.01 10Vein ST-2637 C 344.7 -63.8 1033.4 1034.0 0.60 45.0 7.16 0.08 6.85 0.07 0.01 10FW Vein ST-2638 C 337.5 -64.5 868.0 868.5 0.50 55.0 32.50 0.63 0.05 0.51 0.06 SYankeeBoy ST-2638 C 337.5 -64.5 871.6 872.2 0.60 60.0 25.60 0.46 0.05 0.34 0.04 NYankeeBoySunshine ST-2638 C 337.5 -64.5 1096.4 1098.6 2.20 45.0 9.79 0.09 9.90 0.06 0.01 10Vein ST-2638 C 337.5 -64.5 1104.9 1105.1 0.20 55.0 3.09 0.63 0.15 0.12 0.01 10FW Vein ST-2639 C 331.0 -55.0 192.0 192.4 0.40 40.0 5.86 0.03 1.94 0.05 0.01 CFault ST-2640 C 331.0 -45.0 173.8 174.2 0.40 40.0 17.60 0.17 1.47 0.23 0.03 CFault ST-2640 C 331.0 -45.0 181.6 182.5 0.90 25.0 9.83 0.10 28.20 0.12 0.01 CFault ST-2640 C 331.0 -45.0 766.5 767.1 0.60 70.0 29.90 0.33 0.00 0.28 0.04 SYankeeBoy ST-2641 C 337.3 -35.7 182.5 187.0 4.50 40.0 0.51 0.01 0.47 0.01 0.01 CFault ST-2641 C 337.3 -35.7 737.8 742.5 4.70 55.0 105.43 0.82 0.05 0.73 0.08 SYankeeBoy ST-2641 C 337.3 -35.7 750.3 750.4 0.10 0.05 0.01 0.05 0.01 0.04 NYankeeBoySunshine ST-2642 C 338.1 -24.9 186.0 187.4 1.40 45.0 4.95 0.06 3.97 0.05 0.01 CFault ST-2642 C 338.1 -24.9 723.0 723.4 0.40 65.0 23.10 0.29 0.73 0.25 0.03 SYankeeBoy ST-2642 C 338.1 -24.9 731.4 731.6 0.20 60.0 1.00 0.02 0.05 0.02 0.01 NYankeeBoySunshine ST-2643 C 338.1 -49.9 776.6 777.6 1.00 60.0 20.30 0.24 0.05 0.20 0.03 SYankeeBoy ST-2643 C 338.1 -49.9 785.9 786.9 1.00 60.0 0.05 0.01 0.05 0.01 0.01 NYankeeBoySunshine ST-2644 C 338.3 -59.6 850.3 851.7 1.40 70.0 14.09 0.37 0.11 0.25 0.03 SYankeeBoy ST-2644 C 338.3 -59.6 853.7 854.9 1.20 70.0 31.69 0.51 0.05 0.42 0.04 NYankeeBoySunshine ST-2644 C 338.3 -59.6 1031.6 1032.8 1.20 60.0 14.08 0.08 20.27 0.08 0.01 10Vein ST-2644 C 338.3 -59.6 1032.8 1033.8 1.00 NA 0.05 0.01 0.15 0.01 0.01 ST-2645 D 337.0 -45.0 568.0 569.5 1.50 60.0 22.30 0.36 0.05 0.25 0.04 SYankeeBoy ST-2646 D 343.2 -35.1 551.0 551.6 0.60 70.0 19.60 0.25 0.00 0.20 0.04 SYankeeBoy ST-2646 D 343.2 -35.1 552.7 553.7 1.00 65.0 9.56 0.12 0.00 0.07 0.02 NYankeeBoySunshine ST-2647 D 341.8 -24.8 284.2 285.0 0.80 50.0 7.05 0.38 0.05 0.13 0.03 CFault ST-2648 D 343.0 -15.4 296.0 296.4 0.40 55.0 212.30 4.28 15.10 2.29 0.47 CFault ST-2648 D 343.0 -15.4 554.0 558.0 4.00 NA 14.00 0.15 0.16 0.09 0.02 SYankeeBoy ST-2648 D 343.0 -15.4 562.5 565.0 2.50 0.05 0.01 0.14 0.01 0.01 NYankeeBoySunshine ST-2649 D 342.4 -5.4 302.6 303.0 0.40 60.0 1.09 0.03 0.18 0.01 0.01 CFault ST-2649 D 342.4 -5.4 566.5 576.5 10.00 60.0 SYankeeBoy ST-2650 D 340.7 4.8 326.4 326.8 0.40 30.0 0.11 0.01 0.05 0.01 0.01 CFault ST-2650 D 340.7 4.8 600.5 603.5 3.00 NA 0.66 0.02 0.10 0.01 0.01 SYankeeBoy ST-2650 D 340.7 4.8 605.5 606.0 0.50 80.0 17.50 0.27 1.36 0.22 0.03 NYankeeBoySunshine ST-2651 D 337.6 15.6 402.2 402.5 0.30 40.0 16.20 0.24 0.05 0.18 0.02 CFault ST-2653 D 356.5 -52.7 232.0 234.2 2.20 65.0 35.98 0.98 0.20 0.55 0.09 CFault ST-2653 D 356.5 -52.7 553.7 555.7 2.00 60.0 4.69 0.09 0.05 0.05 0.01 SYankeeBoy ST-2653 D 356.5 -52.7 565.0 565.9 0.90 50.0 18.20 0.44 0.05 0.27 0.04 NYankeeBoySunshine ST-2654 D 356.0 -45.2 227.0 230.0 3.00 60.0 9.09 1.02 0.40 0.16 0.04 CFault ST-2654 D 356.0 -45.2 537.7 539.3 1.60 60.0 27.59 0.28 0.05 0.25 0.04 SYankeeBoy ST-2655 D 356.8 -35.0 228.2 230.6 2.40 60.0 16.40 2.20 0.05 0.34 0.07 CFault ST-2655 D 356.8 -35.0 520.6 522.3 1.70 70.0 12.70 0.13 0.00 0.10 0.03 SYankeeBoy ST-2656 D 356.2 -25.3 512.6 512.9 0.30 70.0 52.40 0.69 0.00 0.47 0.07 SYankeeBoy ST-2657 D 357.7 -15.5 235.5 240.7 5.20 50.0 9.01 0.72 0.61 0.14 0.03 CFault ST-2657 D 357.7 -15.5 501.0 509.0 8.00 55.0 SYankeeBoy ST-2658 D 357.6 -5.9 243.0 247.0 4.00 50.0 20.67 0.78 0.41 0.26 0.03 CFault ST-2658 D 357.6 -5.9 527.4 530.2 2.80 55.0 24.17 0.21 0.08 0.18 0.02 SYankeeBoy ST-2659 D 356.8 5.0 256.6 258.5 1.90 60.0 20.64 0.40 0.05 0.24 0.02 CFault ST-2659 D 356.8 5.0 556.9 559.8 2.90 50.0 88.78 0.70 0.09 0.68 0.06 SYankeeBoy ST-2659 D 356.8 5.0 562.5 564.5 2.00 50.0 1.61 0.02 0.05 0.01 0.01 NYankeeBoySunshine ST-2660 D 356.2 14.9 281.0 282.0 1.00 50.0 6.52 0.62 0.13 0.06 0.02 CFault ST-2660 D 356.2 14.9 290.5 291.0 0.50 50.0 4.85 0.08 0.40 0.05 0.01 CFault ST-2661 D 12.5 -49.8 217.6 218.3 0.70 70.0 3.27 0.50 0.15 0.04 0.01 CFault ST-2661 D 12.5 -49.8 222.0 222.6 0.60 60.0 5.10 0.10 0.40 0.06 0.03 CFault ST-2661 D 12.5 -49.8 554.5 555.7 1.20 50.0 13.90 0.16 0.17 0.07 0.03 SYankeeBoy ST-2661 D 12.5 -49.8 562.6 562.8 0.20 50.0 0.24 0.01 0.20 0.01 0.01 NYankeeBoySunshine ST-2662 D 12.3 -40.6 211.5 213.7 2.20 45.0 45.93 1.02 0.90 0.83 0.20 CFault ST-2662 D 12.3 -40.6 523.5 524.5 1.00 70.0 8.50 0.51 0.05 0.28 0.02 SYankeeBoy ST-2662 D 12.3 -40.6 532.7 534.0 1.30 65.0 84.60 1.11 0.20 1.09 0.11 NYankeeBoySunshine ST-2663 D 12.3 -30.0 208.8 211.1 2.30 NA 1.41 0.14 0.38 0.04 0.01 CFault ST-2663 D 12.3 -30.0 515.3 516.7 1.40 NA 12.90 0.20 0.05 0.15 0.02 SYankeeBoy ST-2664 D 13.8 -20.8 207.3 208.5 1.20 0.05 0.01 0.05 0.01 0.01 CFault ST-2664 D 13.8 -20.8 506.7 508.2 1.50 70.0 14.90 0.21 0.05 0.13 0.02 SYankeeBoy ST-2664 D 13.8 -20.8 509.5 512.3 2.80 75.0 1.55 0.03 0.05 0.02 0.01 NYankeeBoySunshine ST-2665 D 13.8 -10.9 213.0 216.1 3.10 60.0 4.53 0.57 0.18 0.06 0.01 CFault ST-2665 D 13.8 -10.9 506.0 509.6 3.60 65.0 18.50 0.24 0.05 0.20 0.02 SYankeeBoy ST-2665 D 13.8 -10.9 517.2 518.9 1.70 65.0 7.21 0.18 0.05 0.17 0.02 NYankeeBoySunshine

11.0                                SAMPLE PREPARATION, ANALYSES, AND SECURITY

The author finds the sample preparation, analyses, and security to be adequate and believes SSMC procedures are inline with common best practices. Both diamond drill samples and underground channel samples are used in resource estimation.

11.1                                Channel Samples

Underground chip samples are collected for daily grade control and for resource estimation. Daily samples are collected underground from drift faces, stope faces, drift backs, drift ribs, and raise ribs. Samples are taken by collecting chips in a horizontal channel, left to right, across the mining face. Sampling protocol for channel samples was to collect separate samples of exposed wall rock on both sides of the apparent mineralized vein, and across the mineralized structure or vein samples are collected perpendicular to the mineralized structure. Multiple samples are taken across a face based upon changes in mineralization intensity or composition. Samples are a maximum of five feet in length. Each sample face has a referenced control distance to an established survey point. After samples are collected, the geologists carry them to the surface where they are secured and inventoried for transportation to the assay lab. On the sample ticket, the location is recorded, the sample is described, and a sketch of the vein and face is completed. A tear off tag on the main sample ticket is placed in each sample bag.

The analyses from the face samples taken during development and from samples taken as production mining proceeded are the primary sources of data that Sunshine used to estimate its reserves. Those analyses are the basis for the estimate of resources in this Technical Report.

Drifts on the veins are generally sampled at four to six foot intervals. Both raises and stopes were sampled at regular intervals that typically vary based on advance cycles. The historical assay plan and longsection paper data have been digitized and entered into an electronic database. Locations and analyses from the underground face samples, beginning in 1995, have been entered into the electronic database. Data from the face samples prior to 1995 have been digitized and entered into the database. The initial database system was TechBase®. Since 1996, Microsoft Access® and AutoCAD® were used, with all graphics in AutoCAD. Historic underground sampling assay results were plotted on paper and canvassed-back paper maps. A relatively complete set of historic sampling maps have been stored in the Sunshine Mine archives and vaults. The maps are quite detailed and document the results of extensive drift and stope sampling. SSMC recently completed a thorough digitized scanning of these maps.

11.2                                Diamond Drill Samples

Drilling at the Sunshine Mine for resource estimation was done with diamond core drills. The core diameter is typically BQ (1.432” in diameter) or NQ2 (1.990” in diameter). Since 2000, the core has been detail logged and photographed in a dedicated surface facility. Core samples are collected through the vein or mineralized structure. Additional core on both sides of the mineralized zone are sampled to characterize waste dilution. No samples taken for assay are greater than five feet; large zones are broken into increments of five feet or less. When core is lost through a mineralized zone, the total drill thickness of the zone is used for volume estimation. The portion of a diamond drill hole used to calculate the reserve for a given vein must be corrected to account for the true thickness of the vein at that point. The down-hole length of the intercept is multiplied by the sine of the vein angle to the core axis. This is standard procedure prior to resource calculation.

11.3                                Density Determinations

To date, the resource and reserve estimates for the Sunshine Mine were carried out utilizing historical bulk-density (specific gravity) and tonnage factor values that had been used for 100 years. Surviving documentation exists to verify the methodology. The Sunshine Mine has recently initiated a procedure to capture and document specific gravity for each vein type, waste rock type, and unique mineralized structure type, as applicable to deriving updated tonnage factors for use in future resource calculations. The density of each sample is determined by weighing air-dried pieces of rock specimen or core with a high precision calibrated digital scale, via hanging rod, by submerging each specimen in water and comparing the submerged wet weight.

11.4                                Analytical Facilities

Presently there is no sample preparation or laboratory facility at the Sunshine Mine except core splitting. Most Sunshine Mine samples are sent to American Analytical Services (AAS), of Osburn, Idaho (AAS; www.americananalytical.net). AAS conducts assaying on a contract basis for SSMC and other clients, including mining and exploration companies, and owns the laboratory building and the assay equipment. AAS is a business independent of SSMC.

The AAS laboratory is an ISO-17025 accredited laboratory (similar to ISO-9000, but with an added level of quality management). AAS is also accredited by the State of Washington Department of Ecology, with registry number WA09-0799, for analytical capabilities in non-potable water, not in analysis of solids. Standard written procedures are used by AAS and commercially prepared standard pulps are used.

No officer, director, or employee of SSMC is involved in AAS operations, sample preparation, or assaying after the samples arrive at the assay laboratory.

11.5                                Sample Preparation

11.5.1                      Historical

Previous authors have written several published reports and unpublished in-house reports on the Sunshine Mine. The authors were not able to see the sample preparation and analytical procedures during the site visits for these prior reports because the equipment had been largely dismantled and scrapped or the facilities were not in operation. The sample preparation and analytical procedures were described by Sterling in 2009 and confirmed by SSMC during Behre Dolbears’s most recent site visit (Behre Dolbear, 2011) and are described below. SSMC’s procedures manual for sample preparation, analyses, security, core logging, and QA/QC has been reviewed by the author.

Core and underground samples were delivered to the onsite sample preparation facility by the geologist who logged the core or took the sample. The samples were crushed, ground, and delivered to the laboratory for analyses. SSMC employees conducted all of the sample preparation, analyses, and posting of results onsite. Sample preparation included discussion with supervisors about the interval, splitting of core, sampling, and delivery to the laboratory. This chain of custody maintained the sample integrity.

The exact crushing and grinding steps are specified and the protocol meets accepted industry standards. AAS has been contracted for drill hole and other assay services.

11.5.2              Current

The core samples, rock chip, channel, and select samples are placed in bags with identification tags and are tied closed at the sample site. The bags are marked externally with the same sample identification as the sample tag. The samples are placed in a designated location within the core logging facility until they are transported to the assay lab. The samples and a submittal sheet chain of custody are either transported to the lab by an SSMC employee, or are picked up by an AAS representative. The sample tags in the bags and the submittal sheet indicate a unique number for each sample and the chemical elements that are to be analyzed.

Upon arrival at the lab, samples are compared to the submittal sheet and placed in drying ovens to dry overnight at a temperature of approximately 65ºC. Samples are emptied from the sample bags into the jaw crusher, then run through a second time resulting in a sample size of approximately 1.2 inches. The sample is then run through a cone crusher reducing the size to about 50% passing a 10 mesh screen. The sample is then split using a Jones riffle splitter until a sample of approximately 200 grams is obtained. The rejected portion of the sample is returned to the original sample bag. The 200 gram sample is ring pulverized with an 8-inch bowl for 45 seconds, resulting in a 140 mesh passing pulp at approximately 90%. Approximately 125 grams of pulp is placed in a sample envelop and sent to the fire assay room. The ring pulverizer is cleaned between each sample with silica sand to prevent contamination. Barren rock is run through the crushers once a day and this sample is assayed as a sample blank. A split is made on one sample for every 20 that are prepared and this sample is assayed as a pulp duplicate.

11.6                                Assaying

11.6.1                      Historical

Historical assaying was undertaken at the mine site laboratory. Assaying of silver is currently conducted by fire assay with an atomic absorption (AA) finish by AAS.

The current and previous authors have not seen details of the historic analytical protocol, nor are they aware of any specific QA/QC procedures used by the laboratories. Such procedures are now standard practice, but have only been practiced in most labs in the last 20 to 25 years. There is no QA/QC data from the Sunshine laboratory to verify the precision and accuracy of the results, and the quality of the results may have varied over time. The authors, however, do not regard the lack of such data as a significant reason to question the analytical results for the following reasons.

•                  The authors do not know of anything in the history of the mine to cause them to question the analytical results.

•                  The large number of analyses, over more than 50 years, makes any errors over a short period of time or on relatively few samples insignificant in regards to the whole database.

•                  As reported by Sterling and SOP, the lack of questions by the smelter and refinery of the analyses of Sunshine’s concentrates indicate that the Sunshine laboratory produced quality analyses.

Based on information gleaned from past Behre Dolbear site visits to the Sunshine Mine and the analytical data produced, the authors conclude that the historic Sunshine sample preparation and analytical facilities produced acceptable analytical results. The authors accept those results as valid for use in estimating the Sunshine Mine historic reserves and the current estimation of resources.

11.6.2                      Current

AAS samples are analyzed by AA and induced coupled plasma (ICP) techniques to determine silver, copper, lead, zinc, and antimony content. Atomic absorption silver values assaying over 40 opt silver are also fire assayed for silver. All diamond core is fire assayed for silver content. The fire assay results are preferentially utilized in all calculations.

Fire assay at AAS involves one-half assay ton equivalent of drill core or channel sample which is weighed into a 30 gram crucible with approximately 100 grams of standard flux mixture and a litharge cover. Twenty samples are fired at a time including a pulp duplicate and a control sample. Lead buttons are cupelled in either composite or bone ash cupels. Doré beads are weighed and then parted with (1 to 3) nitric acid, followed by decanting, washing with a weak ammonia solution, annealed, and then weighed. Subsequent to assaying, all pulps are boxed with proper identification and stored at the laboratory until they are released via chain of custody back to SSMC. The coarse rejects are routinely collected by SSMC personnel and stored at a secure dry location in support of generating future standards.

11.7                                Security

Historically, the employees of the previous owner did all of the sample preparation, analyses, and posting of results onsite. This chain of custody maintained the sample integrity.

Currently, the coarse rejects and sample pulps are stored in a secure location in the core storage building for future use. All samples that remain onsite, prior to delivery to the laboratory (onsite or offsite) are kept in a secure location not accessible by anyone other than approved personnel.

11.8                                Quality Assurance/Quality Control

As stated previously, the current and prior authors have little information on historical QA/QC data. No historical significant negative issues have been identified. For future exploration, SSMC recognizes that CIM Definition Standards best practices require mining companies to exercise due care with their exploration drilling, sampling, and assay procedures. The Sunshine Mine is complying with the CIM Definition Standards best practice requirements. The following QA/QC procedures have been established as the official SSMC protocol.

11.8.1                      Procedures for Drill Core

It is the drill contractor’s responsibility and the logging geologist’s review responsibility to ensure correct numbering of core boxes and maximizing drill core recovery. The core, coarse rejects, and pulps are locked in a secure location and stored. Access is only allowed to approved personal. Drill holes have collar and down-hole surveys.

11.8.2                      Core Logging Procedures

All core is digitally photographed with a standard fixed mount camera base, having all core run intervals clearly marked on each box. A standardized paper logging form incorporating standardized rock, mineral, and alteration color and codes are utilized during core logging procedures. The core is logged in detail, including lithology, structure, alteration, mineralization, and bedding forms. Core recovery and rock quality data (RQD) are included in the log. All structures are measured in relation to the core axis. Additional core samples are recovered and isolated during logging in support of third party laboratory testing for uniaxial and triaxial rock strength parameters. All data is transferred to a master electronic assay and geological model database.

11.8.3                      Sample Preparation and Analyses

Sunshine Mine exploration samples are submitted to AAS. AAS performs internal laboratory checks that include duplicate assays for fire and AA assays and additional duplicate assay checks for additional base metals. Third party duplicate check assays are performed by Inspectorate America Corporation (Inspectorate). Every 30th sample pulp is re-analyzed by a certified outside laboratory. A discrepancy in the secondary pulp analysis by an outside certified laboratory with more than two standard deviations of the original assay, will result in a re-run of the coarse reject sample interval.

11.8.4                      Certified Standards and Blanks

SSMC has purchased multiple silver, gold, and base metal standards from Shea Clark Smith (SCS). The five standards in use consist of two low-grade standards, relative to average mine grade, two average-grade standards, and one high-grade standard. There is a silver-gold-copper-lead-zinc standard at each grade level and a silver-copper-lead-zinc standard at low and average grades.

These standards are inserted into the sample stream. SSMC inserts a blind standard assay sample with each regular 30 samples.

Table 11.1 presents data regarding three SCS standards. The acceptable range is the certified mean plus or minus two standard deviations. AG-1 is a low-grade silver standard of 7.24 opt Ag, AG-2 is regarded as an average-grade standard of 8.72 opt Ag, and the third standard, AG-3, is a high-grade value of 77.38 opt Ag.

Table 11.1            Silver-Gold-Copper-Lead-Zinc Standards

STANDARD	Ag opt	Cu %	Pb %	Zn %	Au opt
MEG-AG-1: Low grade Ag
Certified Value	7.24	0.24	6.26	10.46	0.033
95% Confidence	6.92-7.56	0.220-.26	5.82-6.70	10.02-10.90	0.03-0.036
SCS AVG	7.24	0.24	6.26	10.46	0.033
MEG-AG-2: Average grade Ag
Certified Value	8.72	0.25	6.5	11.24	0.031
95% Confidence	7.35-9.72	0.23-0.27	6.06-6.94	10.66-11.82	0.028-0.033
SCS AVG	8.68	0.25	6.5	11.24	0.031
MEG-AG-3: High grade Ag
Certified Value	77.38	0.23	6.23	10.4	0.046
95% Confidence	68.48-88.08	0.21-0.25	5.81-6.65	9.84-10.96	0.040-0.052
SCS AVG	78.28	0.23	6.23	10.4	0.046

Figures 11.1 through 11.3 are control charts of October 2011 - March 2013 assay results from standards submitted to AAS. Standards are submitted as pulps along with physical core or chip samples. The purple lines represent the acceptable range of values for that standard, two standard deviations from the mean.

Figure 11.1    Control Charts Showing Results from Low Grade Silver Standard AG-1

Figure 11.2    Control Charts Showing Results from Average Grade Silver Standard AG-2

Figure 11.3    Control Charts Showing Results from High Grade Silver Standard AG-3

The correlation of the AAS mean results with the certified silver-gold-copper-lead-zinc standards is acceptable. Laboratory results average slightly higher for both the low grade and high grade samples. The lab strives to focus primary instrument calibartion along the average grade sample horizon. Laboratory zinc results tend to drift slightly. The remaining results are within acceptable practice.

Table 11.2 presents baseline data for two SCS copper lab standards, CU-1 and CU-2. CU-2 standards have not been used at this time and are not shown in Figure 11.4. The acceptable range is the certified mean plus or minus two standard deviations. Plots for the silver-copper-lead-zinc standards are presented in Figures 11.4 and 11.5

Table 11.2     Silver-Copper-Lead-Zinc Standards

STANDARD				Ag opt	Cu%	Pb%	Zn%
MEG-CU-1:Average copper
Certified Value				0.8	0.48	0.1	2.53
95% Confidence				0.71-0.95	0.44-0.52	0.092-0.11	2.30-2.76
SCS AVG				0.8	0.48	0.1	2.53
MEG-CU-2: Low copper
Certified Value				0.25	0.19	0.027	1.15
95% Confidence				0.22-0.27	0.17-0.21	0.024-0.030	1.03-1.27
SCS AVG	0.23	0.19	0.027		1.15

Figure 11.4    Plots Showing the Average Grade Silver-Copper Standard Cu-1

Figure 11.5   Plots Showing the Average Grade Silver-Copper Standard Cu-2

The correlation of the AAS mean results with the certified high-grade silver-copper standards is acceptable, with laboratory results averaging between two standard deviations, and present good results for low silver content detetction. Laboratory Cu-1 lead values tend to drift slightly above average and Cu-2 are flat-lined due to below assay lab detection limits. Copper and zinc values are slightly above the mean average and within acceptable practice.

11.8.5  Blank Samples

A blank sample, containing no detectable silver, gold, and base metal mineralization, is inserted at the rate of one blank for every 30 samples. Certified blank samples have been sourced from a third-party supplier. The laboratory results are monitored by a designated person from the Sunshine Mine geology department. To date, a small baseline data of blank samples has been collected to present an evaluation of the laboratory. Figure 11.6 shows the results for 2012-2013 consisting of 84 blank samples. Thirteen of the blank samples returned slightly elevated detection for either silver, copper, lead, and zinc. The lead and zinc detections were below 0.2 into sub .01 levels, respectively. Additionally, a few of the detections were the same samples. A silver or copper detection initiated a re-assay of all samples within the submittal group. AAS’s reported limit of analytical detection fare as follows: Ag (0.100 opt Ag, fire), Cu (0.01% Cu), Pb (0.1% Pb), and Zn (0.01% Zn). The lab was put on notice regarding the blank sample concerns, and reported improved results in the second half, except for very low Zn detections.

Figure 11.6     Plots Showing the Laboratory Blank Assay Sample Results

SSMC’s geological staff are continuously monitoring all ongoing blank samples.

Shown below in Figure 11.7 is a scatterplot of the current 2012 and 2013 check assays. The 33 duplicates are rerun assays from AAS. A third-party lab, Inspectorate of Sparks, Nevada, conducted the presented set of duplicate assays and will conduct further duplicate check assays as Sunshine continues its exploration program.

Figure 11.7   Duplicate Sample Results +/-10% Confidence Intervals

Very little discrepancy was noted. Significantly elevated elemental grades resulted in noted variability. The lab is consistent within 10% of their duplicate samples.

11.8.6  Database

SSMC maintains a secure central database that contains all drill hole data. The database can only be accessed by approved personnel. The database is currently being expanded as new mining software is being initiated to support geology, modeling, and mine planning design. A designated person from the Sunshine Mine geology department validates all assays prior to merging into the electronic database. Assays are only accepted if established quality control parameters are met.

11.8.7  Adequacy

In the author’s opinion the sample preparation, security, and analytical procedures followed by SSMC are adequate to support a mineral resource estimate.

12.0                                 DATA VERIFICATION

12.1                                 Historic Data Verification

The author has not been able to physically verify level channel assay samples, stope channel assay samples, or historic mine workings. Drilling and drifting conducted by SSMC in 2011 and 2012 in the Upper Country areas show similar thin and high-grade silver mineralization as historically collected data. The author has reviewed level sampling maps, stope sampling maps, and mine working longsection maps. Data used to develop stopes and data collected while developing stopes has been considered verified

In the process of resource estimation, historic data sources have been checked against each other and show good correlation and reliability. For instance, level plan assays and stope assays show a good correlation when viewed simultaneously. Level plan triangulations show evidence of raises where longsection mine working maps show raise locations. Mined out areas consistently correlate with the block model as areas of highest grade x thickness. Following the completion of resource estimation, a mined out reconciliation versus historic production was completed. The results show areas flagged in Tetra Tech’s block model, reasonably account for the total ounces historically mined.

It is the author’s opinion that all sources of data are internally consistent and have supported several decades of mining and are of reasonable reliability and suitable for use in resource estimation.

12.2           Assay Data Verification

Tetra Tech was provided with PDF files directly from AAS containing 257 analyzed assay intervals. Of the 257 assay intervals received from the laboratory, 128 assay intervals were able to be compared to data provided to Tetra Tech by SSMC. The 128 intervals reflect all of the 6725 West and East Stope level drift assaying and a portion of the Upper Country underground and surface drilling. A comparison of the 128 intervals shows no major discrepancies. Minor issues with detection limits were observed. Assay results lower than detection limits were inserted into the SSMC database as “0.0”. Tetra Tech would recommend detection limit assays be recorded as “<” and the numeric detection limit at the time of testing in the database. Tetra Tech reviewed several vein intersections in drill core during the site visit on February 9, 2012. It is the author’s opinion that data provided by SSMC was represented accurately and is suitable for use in resource estimation.

12.3           Metallurgical and Process Verification

The Sunshine Mine has operated for many decades with progressive development of several underground high-grade veins containing silver, copper, lead, zinc, and iron sulfides. While complete records of the operation over those decades are not available, much of the historical data survives in the form of plant records, shift notes, concentrate shipments, umpire assay reports, plant analytical profiles, and some retained duplicate shipment samples. Analytical requirements, analytical capabilities, and environmental requirements have all changed over the intervening years.

SSMC management intends to continue mining on vein structures that have historically provided feed to the Sunshine mill when the mine reopens. Historically, a large volume of concentrates produced at the Sunshine mill have come from mineralized material mined from the Sunshine vein structures which have extended to the historic depths of the then operating mine. Several other vein structures also exist both laterally and at depth in the mine and have been mined lying parallel to the Sunshine veins. The Sunshine vein systems contain high-grade silver mineralized material in the form of freibergite, one of the minerals in a series comprising tetrahedrite as an end member. Silver is also contained in galena and in lesser amounts of other minerals in some of the vein structures contained within the Sunshine Mine and in other mines in the Coeur d’Alene district.

While some attempts at changing the concentrates produced at the Sunshine Mine have occurred over the years, historically Sunshine has produced a high-grade silver-copper concentrate and a lead concentrate containing lesser amounts of silver. Historically, the Sunshine Mine has sold its lead concentrate with contained silver to various lead smelters. It has at various times treated the concentrate to reduce the content of antimony to render it saleable or to reduce the antimony penalty prior to smelter sale, or treated the whole concentrate to produce antimony and to recover the silver and copper as refined metals. Information concerning some of these products is available from the historical record although not in a continuous fashion.

Suitable metallurgical test samples from the available upper levels of the mine have been obtained to determine a metallurgical process, including the production of two flotation concentrates as have been historically produced. The samples collected were for confirming the flotation schemes and to determine information for the design of the mill, such as thickening and filtering of concentrates.

A preliminary mass balance for the process plant, including a water balance was prepared to project the mass flows for this PEA. The values came from historical feed and concentrate data obtained from the Sunshine Mine. Additionally, numerous properly preserved and labeled sample pulps were recently assayed and were found to be consistent with the historical data. Preference in choosing data was given to years late in the 1990s as those years most closely reflect the most recent mill flowsheets and the mineralized material blends available for milling. The historical data is not sufficient to specifically correspond the mine depth, stope, or vein information to specific mill results. This was because the feed to the mill on any given day was a blend of many stopes and mine elevations with no specific record of origin other than grade.

It is the author’s opinion that the extensive historical assay data, production records, and assayed pulps are reasonably reliable as a design basis and appropriate for predicting probable process performance as a basis for this PEA.

13.0                                 MINERAL PROCESSING AND METALLURGICAL TESTING

13.1                                 Mineral Processing

The Sunshine Mine will produce two flotation concentrates; one rich in silver and copper, the other in lead. These will be produced from the crushing, grinding, and flotation of freibergite-rich mineralized material that has been mined for more than a century within the Coeur d’Alene Mining District in northwestern Idaho. The economically important sulfide minerals in the mineralized material are tetrahedrite (freibergite is a silver-rich member of the tetrahedrite series of minerals) and galena with associated argentite, a silver mineral.

The anticipated flotation system will use a rougher and scavenger system with separate three-stage silver cleaning to produce a silver-copper concentrate and a lead concentrate. Figure 13.1 depicts the historical flowsheet for the Sunshine Mill.

The historic mill flowsheet has been included in this report to provide a visual understanding of the flow of minerals in the process. Historically, the Sunshine Mine processing plant employed a simple reagent system that included ZnSO4 and Na2SO3 in the silver-copper flotation circuit as a lead mineral depressant and AeroFloat 242 as the primary silver/copper collector. AeroFloat 31 was used as the primary lead collector and AeroPromoter 3477 as the lead mineral scavenger collector. When required, pine oil or barrett oil was employed as a frother/froth modifier. Numerous historical documents have reported combined silver recoveries of the silver-copper and lead concentrates of 97% to 98% when using these reagent combinations.

Figure 13.1   Historic Sunshine Mine Simplified Process Flowsheet

13.2                        Metallurgical Testwork

A metallurgical test program was conducted as part of the current project to re-commission the Sunshine Mine and rebuild the concentrator and the silver refinery. This test program included bench scale open circuit flotation testing, bench scale locked-cycle flotation testing, and pilot plant flotation testing. The test program was conducted on samples from two locations, the East Stope and West Stope, in the Upper Country area of the Sunshine Mine. Historical records indicate that this area has had minimal exploitation. As a result, it is expected to be the easiest mineralized material to access when restarting operations.

The test program was intended to test the possibility of improving performance using newer reagents and flotation cell designs. However, overall recoveries of silver and copper in the metallurgical testing did not reach the same levels as reported in historical documents. The test program did demonstrate that the revised process can separate the silver-rich freibergite mineral from the lower silver grade galena/argentite mineral assemblage. Figure 13.2 presents the generalized conceptual flowsheet developed from the pilot plant operations, during the recent metallurgical studies, which was employed for new flotation plant design and equipment selection. It is expected that with improvements in the new flotation plant operations, and through the use of on-line X-ray analyzers, the grades of the concentrates could be improved and the overall silver recovery would increase.

Figure 13.2   Proposed Sunshine Mine Process Flowsheet (Lyntek, 2014)

The pilot plant studies were conducted on the two bulk samples provided, and included the recycle of final flotation tailings water in the pilot plant. G&T conducted the 10 day-only runs in the pilot plant sized for a feed rate of approximately 350 lb/hour. There were three days of operation on the East Stope sample and seven days of operation on the larger West Stope sample. The East Stope pilot plant operations did not include the lead mineral (galena) portion of the flowsheet due to the low amount of lead in the feed material. Each of the pilot plant runs was conducted on day shift only and not around the clock. The water collected during the dewatering of the final rougher flotation tailing was recycled to the operations. Figure13.2 represents the flowsheet of the process employed on the West Stope material. The East Stope material flowsheet was the same with the exception that there were no lead rougher or cleaner operations.

The average results of the pilot plant operations are summarized in Table 13.1 below.

Table 13.1            Pilot Plant Results

Pilot Plant	Average	Sample		Weight	Analyses			Distribution
Results	of Days	Sets	Concentrate	%	% Cu	% Pb	g/t Ag	% Cu	% Pb	% Ag
East Stope	3	8	Ag/Cu	0.8	16.40	0.56	42,238	90	20	91
West Stope	7	15	Ag/Cu	0.8	22.30	5.90	55,300	82	10	80
			Pb	0.5	4.69	49.00	13,900	11	51	12

g/t = grams per metric ton

The primary purpose of the pilot plant operation was to produce products for vendor testing, not to achieve optimum recovery. The overall recovery of silver from both the East Stope and the West Stope Upper Country samples was ±92%.

It is reasonable to assume that, based on over 103 years of production history, there are no known factors which should have a negative economic effect on recoveries when treating historically similar materials. As the feed to the plant varies, primarily in terms of silver grades and copper and lead mineralogy, the overall expected recoveries will vary, but it is reasonable to expect similar overall recoveries.

13.3                                Antimony Recovery

Historically, the mineralogy is quite simple in the mineralized materials of the district and at the Sunshine Mine. Typically, the Sunshine Mine mineralized material consists principally of tetrahedrite, the high silver-content copper antimony sulfide (3Cu2S •Sb2S3). The silver content of the tetrahedrite varies considerably, and the silver-to-copper ratio in the mineralized material ranges from 40:1 (ounces silver per ton:percent copper) to over 100:1. Tetrahedrite occurs as very fine grains in fracture fillings, veinlets, or discontinuous blebs in the vein-filled faults. This silver-bearing tetrahedrite is more properly called freibergite. Freibergite contains 3% to 30% silver substituting for the copper in the crystal structure.

The high antimony content of the silver flotation concentrates required the previous operators of the mine to develop methods for first, lowering the antimony content and later, the recovery of the antimony for economic reasons. Sunshine Mining Company developed and then built an antimony recovery plant to treat their concentrates. This plant was later dismantled.

SSMC intends to construct a new antimony recovery plant that will recover and market the antimony from the silver-copper flotation concentrates generated in the new processing plant. The solid residue from the antimony leaching process will contain the silver and copper in a solid form which will be treated in the existing refinery.

Leach liquid from the antimony digestion process will be treated in a three-stage system. This system will consist of removal of antimony as both antimony metal and sodium antimonate,

precipitation of the arsenic as ferro-arsenate, and settling of the insoluble species from the flotation plant, which will be combined with the refinery waste stream and sent to the water treatment facility for processing.

The new antimony recovery plant is envisioned to be similar to the historic plant that was operated by Sunshine Mining Company. SSMC purchased an existing refinery and plans to process the residue from the antimony plant to produce a silver-copper concentrate from the antimony-depleted residue.

Figure 13.3 presents a flowsheet for the historic antimony plant as described in the literature.

Figure 13.3   Historic Sunshine Mine Antimony Recovery Plant Flowsheet

13.4                                Silver Refining

The preliminary processing assumptions are based on a flowsheet that assumes a grinding and flotation circuit, which will produce a high-grade silver-copper concentrate. While silver grade and mineralogical characteristics are fairly constant, there are areas of the mine where lead is more prevalent and the amount of lead feed to the concentrator can be expected to be variable over time. Lead has previously been floated in a separate concentrate containing relatively minor amounts of copper and variable amounts of silver, and refined separately from the silver-copper concentrate. Initially the silver concentrate will be trucked to the antimony plant as de-watered filter press cakes.

The lead concentrate will be shipped offsite for processing at a commercial smelter.

During the latter part of historical production, the Sunshine Precious Metals Refinery leached the silver-copper rich freibergite mineralized material to remove the antimony that is part of the freibergite mineral. The antimony was treated to produce a commercial product in the later stages and was removed to reduce antimony penalties from the smelters. The residue from the antimony recovery was further processed in the Sunshine Refinery to produce a high-grade copper product and silver doré.

The current plan is to refurbish the existing refinery concurrent with construction of the new flotation process plant. The residue from the antimony recovery process, a silver-copper solid residue, will be treated at the refinery to dissolve the copper and silver into a pregnant solution, and reject the remainder of the solid impurities.

The silver-copper solution containing the silver values and other lesser value elements will proceed to the silver recovery portion of the refinery where the silver will be precipitated from solution as a chloride. Following a liquid solid separation, the silver will then be re-solubilized in a more concentrated form in nitric acid. The silver would then be recovered by electrowinning from the silver-rich solution and ultimately cast into doré silver bars. Historically, the refinery has produced 99.995% silver under the Sunshine brand, acceptable as good delivery on COMEX. The silver depleted solutions would proceed to a copper solvent extraction circuit where the copper would be removed from the solution and processed into copper cathode by electrowinning. The copper cathode would be directly marketable.

Figure 13.4 presents the historic flowsheet for the Sunshine Refinery, as described in earlier publications.

Figure 13.4   Historic Sunshine Refinery Flowsheet

14.0        MINERAL RESOURCE ESTIMATES

This section describes resource estimation methods used for resources with an effective date of October 2012 and details limited resource updates effective October 2013. Following the completion of the resource estimate effective October 2012, SSMC has completed 41 drill holes and sourced additional historic data. Additional drilling and newly added historic data only affects the resource estimates for the C-Fault, North Yankee Boy, South Yankee Boy veins, and the newly discovered 10 Vein.

Resource estimation was completed by Tetra Tech in MicroMine® mining software utilizing data supplied by SSMC. Tetra Tech was commissioned by SSMC to develop a digital 3D estimation that includes all available information and can be evaluated at various cutoffs.

Utilizing drill hole and channel assays data, Tetra Tech created best fit vein surfaces and estimated mineral resources along those vein surfaces. Ordinary Kriging was used to estimate 3D points along a string type block model for 37 veins. The results of the mineral resource estimate are tabulated in Table 14.1. This mineral resource has been diluted to a fixed mine width of 6.5 feet and is an insitu resource estimate. A base-case cutoff has been applied but no other economic parameters have been considered and all metal recoveries are assumed to be 100%. Royalties do exist in certain areas of the mine and have not been considered for this mineral resource estimate.

Table 14.1            Mineral Resource Estimate Sunshine Mine

Resource	Cutoff Ag		Grade Ag	Ag Contained
Classification	Opt Diluted	Tons Diluted	Opt Diluted	Ounces	Cu %	Pb %	Zinc %
Measured	10	1,230,000	24.7	30,260,000
Indicated	10	2,060,000	21.9	45,200,000
Measured +	10	3,290,000	22.9	75,460,000
Indicated
Inferred	10	9,010,000	24.6	221,340,000	0.22	0.35	0.02

14.1        Sources of Data

Assay data necessary to facilitate this resource estimate was derived from three sources: drill holes, level drift channel samples, and stope channel samples. Drill hole assays were provided by SSMC from a collated drill hole database, encompassing historic and modern drilling. Level drift channel sampling was digitized from historic level plan maps. Stope channel samples were digitized from historic stope production sheets. Convention of channel sampling in the Coeur d’Alene Mining District and discussions with SSMC staff indicate channel sampling was conducted across true thickness where true thickness can be determined. Because channel sampling was conducted across true thickness and drill holes were corrected for true thickness, all three data sources were able to be used simultaneously for resource estimation.

In addition to assay data sources, level plan vein sketches, development triangulations, and vein map longsections were essential for resource estimation.

14.1.1     Vein Sketches

To establish a digital representation of vein locations, SSMC geologists traced all veins on a level by level basis from large scale level plan scans. The vein sketch was then digitized into

AutoCAD and assigned true elevation based on level. The vein sketches were essential for this resource estimate and provided a basis for spatial location of the veins and also a normalized nomenclature for veins throughout the project. Figure 14.1 shows the vein sketch color coded by vein name; due to the quantity of veins, colors have been used more than once to represent different veins.

Figure 14.1  Vein Sketch - Looking NW from Above

14.1.2  Development Triangulations

Tetra Tech was also provided with levels, ramps, and shafts as 3D triangulations. Level triangulations were used by Tetra Tech to orient level samples in 3D space. Figure 14.2 shows level, ramp, and shaft triangulations. Historically, levels were referenced to three different zero levels: Sunshine, Consolidated Silver, and Polaris. Sunshine is the most widely used reference throughout the mine.

Figure 14.2  Development Triangulations - Looking NW from Above

14.1.3     Vein Map Longsections

Tetra Tech received AutoCAD® files containing 2D vein map longsections. The longsections included location references, drill hole pierces, mined out outlines, raise locations, and areas of potential resources identified prior to this resource estimation. Historically the longsections represent a graphical record keeping of all necessary information on a vein by vein basis. Boundaries representing mined out areas were constructed from smaller scale, more detailed stope production maps. Longsection maps were the primary source of accounting for mined out areas. The longsection maps were scaled and brought into the resource estimation software MicroMine. The majority of the vein longsection maps are oriented looking north, but many have slight bearings off of east-west. Veins oriented more than 10 degrees off of east-west are often represented in a best fit vein strike.

Figure 14.3 shows the West Chance Vein longsection map. The green and black areas represent mined out areas. The red areas represent previously identified resource locations. Level references and easting locations are also shown in Figure 14.3.

Tetra Tech has not physically confirmed the vein map longsections underground, but the weight of evidence indicates they are a reasonably reliable source for accounting for mined out material.

Figure 14.3  West Chance Longsection AutoCAD® Map - Looking North

14.1.4     Drill Hole Database

A   collated drill hole database, encompassing historic and modern drilling was provided by SSMC. This database included all available drilling results. However, drill holes outside the project area or without accompanying survey data were not used in computing this resource estimate, leaving usable data based on 2,441 drill holes. The drill holes used contained 9,855 assay samples for 16,458 feet of sampling with an average sample length of 1.7 feet. The assay file contains assays for Ag, Pb, Cu, As, Sb, Zn, and Fe, but primarily intervals were assayed for Ag and often Cu and Pb. Assays for As, Sb, Zn, and Fe are far less prevalent.

As received, assay intervals in the drill hole database were not composited across veins or flagged/associated with veins. Tetra Tech used the vein sketches to flag assay intervals with corresponding vein intersections. Figure 14.4 shows the drill holes and assays looking west. Figure 14.5 shows the drill holes from plan view.

Figure 14.4  Drill Holes and Ag Assays - Looking West

Figure 14.5  Drill Holes and Ag Assays - Plan View

14.1.5     Level Drift Channel Assay Samples

Level drift channel assay samples were digitized from historic large format level plan maps by MDA and Tetra Tech. Level plan maps contain illustrations of level drifting, grid markers, level labels, and sample locations. Sample locations were annotated with true thickness, Ag opt, and often original sample numbers and Cu% or Pb%. Figure 14.6 shows a level plan map annotated with sampling information.

Figure 14.6   Sunshine Vein Level Plan Map - Levels 3100 and 3250

Digitized level samples by MDA and Tetra Tech were combined into a single database containing a digitized sample identification number, location (easting, northing, and elevation), level number, level reference, width, and Ag, Cu, Pb, and Zn content. Several historic level plans overlap each other, resulting in duplicated data entry. Tetra Tech has identified such instances by proximity search and labeled samples as duplicate and isolated them from resource estimation. The level sample database contains 26,804 records, 5,924 of which have been identified as duplications. Figure 14.7 shows the level plan assay database in 3D.

Figure 14.7   Level Drift Channel Ag Assay Samples and Level Triangulations - Looking NW from Above

14.1.6     Stope Channel Assay Samples

Stope channel assay samples were digitized from historic stope production books by MDA. The stope books were scanned and digitized page by page. It is important to note that not all stope books and sheets were located and digitized. Figure 14.8 shows a stope sheet from the Chester Vein.

Figure 14.8   Chester Vein Stope Sheet - Level 5200

Stope sheets are annotated with true thickness, Ag opt, and often Cu% or Pb%. The stope channel assay sample database contains 92,287 records. In some instances mining occurred locally in the hanging wall or footwall of a main vein stope following small split or splays veins. These samples are flagged by a hanging wall or footwall with a numeric offset and have not been considered while estimating the main veins. In a few instances, stope sheets overlap other stope sheets or have been entered twice. These samples have been flagged as duplicates; 2,863 samples have been so identified. Only a limited amount of stope sheets could be located and digitized. An exact percentage of digitized stopes versus total stopes has not been calculated, but by visual inspection can be estimated at 30-50%. Various factors contribute to the availability of stope sheets, the biggest being time period of when the stope was mined. Figure 14.9 shows the stope channel assay database in 3D. Figure 14.9 shows data gaps in the nearer surface or Upper Country areas that were mined in the first half of the 20th century. Many stope channel assay sample data gaps are covered by level drift channel assay samples, as shown in the Upper Country in Figure 14.7 above.

Figure 14.9   Stope Channel Ag Assay Samples and Level Triangulations - Looking NW from Above

14.2           Vein Modeling

This mineral resource estimation was conducted on a vein by vein basis. Vein assignments emanated from the vein sketches. Using the vein sketches as a guide Tetra Tech assigned drill hole assay intervals with vein names. Using the drill hole assays and drift triangulations that coincide with the vein sketches, points were placed on the hanging wall and footwall of the drill hole assay intervals and drift triangulations. The hanging wall and footwall points were then brought into MapInfo® GIS software where approximate vein centerline surfaces were created using a minimum curvature gridding method. The centerline grids were then brought back into MicroMine, converted to triangulations, and verified with the vein sketches, drifts, and assay intervals. The vein centerline triangulations are an approximation of vein centerlines and were not “snapped” to the drilling, and, in effect, deviate from exact drift and drill hole intersections. Due to the large number of points it was not possible to force the surfaces to respect the points exactly. The vein centerline triangulations were then clipped by a 500 foot buffer, based on a convex hull created from the points used to create the surface. Following clipping by the buffer, all vein centerline triangulations were then compared to their neighboring vein centerline triangulations and clipped where overlaps were present. In a few instances where veins cross-cut each other, such instances where verified by SSMC staff interpretations. Figure 14.10 shows vein surface triangulations.

Figure 14.10   Vein Centerline Triangulations and Vein Sketches - Looking NW from Above

14.3        Block Model Structure and Preparation for Estimation

A single block model was established for each vein. Block size was determined by the best estimation of a single mining unit, being 10 feet in the elevation dimension and 10 feet in the east dimension. The thickness of each block was assigned a temporary value of one foot, later to be assigned a variable thickness based on undiluted vein width during the Kriging process. Each block model has only one row in the northing direction. Block models were draped to their corresponding vein centerline surface in a northing orientation.

14.3.1     String Model Setup

Due to the dip and strike variability of the vein surfaces, an ideal block representation would conform to dip and strike locally with the vein surface. To achieve this Tetra Tech used a string model. After draping, each block centroid was evaluated by its orientation to the next block centroid in the string along the string models columns and levels. If two consecutive centroids sharing the same easting are separated by a line with a dip other than 90 degrees, the centroids will be further apart than the minimum distance of 10 feet. The adjusted separation distance was assigned as the new block length in the elevation direction. If two consecutive centroids sharing the same elevation are separated by a line with a strike other than 90 degrees, the centroids will be further apart than the minimum distance of 10 feet. The adjusted separation distance was assigned as the new block length in the easting direction. Between 78,100 easting and 78,500 easting, many of the vein structures change strike from east-west to northeast. Due to this shift, block model string lengths in the east direction are much larger; therefore represent more volume than the majority of the blocks that have a near east-west strike and an average dip of 60 degrees. Figure 14.11 is a plan view section at -1025 feet elevation showing the 09 Vein changing strike to the northeast at 78,100 easting. The vein sketch is shown in cyan. Vein centerline is shown in black and the block model centroids are shown as cyan dots along the vein centerline.

Figure 14.11   Vein Sketch, Vein Centerline, and Block Model Centroids Illustrating Changing Strike

14.3.2     Assigning Mined Out Areas

Each block model was flagged for mined out areas using the 2D vein map longsections. The 2D vein map longsections were converted into active polygons and used to assign a value of “1” to the block model column “mined out.” Figure 14.12 shows the West Chance Vein 2D vein map longsection and the block model centroids, with filtering out of the “mined out” code.

Figure 14.12   Block Model Centroids Filtered By Mined Out Code - West Chance Vein

14.3.3     Combining Assay Data Sources

Assay data used for estimation was derived from three sources: drill holes, level drift channel samples, and stope channel samples.

Based on assay interval vein assignments, drill hole assays were composited across vein intervals and then corrected for true thickness based on the orientation of the vein centerline surfaces. True thickness was assigned to the “width” column. The location (easting, northing, and elevation) of the center of the composite interval was also generated.

Level drift channel assay samples were digitized in true easting and northing and true thickness and the elevation was generated from level drift triangulations.

Stope channel assay samples were digitized relative to the 2D vein map longsection raise locations and were brought into MicroMine® along with the 2D vein map longsections. Once proper easting and elevation positions were determined, the stope channel assay samples were draped to the vein centerline surfaces to best approximate their true location.

Following draping of stope channel assay samples, all three assay data sources were in true location (easting, northing, and elevation), referenced to true thickness, and could be used as one consolidated assay data set.

A combined assay file was generated for each vein surface with the columns: Data Type, Assay ID, East, North, RI, Width, Ag, Cu, Pb, and Zn.

After combining the data sources, blanks or null values were present in the Ag, Cu, Pb, and Zn columns. Blanks in the Ag column were rare and were assigned 0.05 opt, and Cu blanks were assigned 0.025%, Pb blanks were assigned 0.05%, and Zn blanks were assigned 0.05%. Blank values were determined by a review of the project-wide detection limits for the three data sources. Different detection limits have existed depending on the time period of the assay; the default values chosen represent estimated values. Assay values were top cut on a vein by vein basis.

14.4        Resource Estimation

Estimations of grade and thickness were completed by multi-pass inverse distance weighting and Ordinary Kriging using MicroMine®. Block volumes, tons, and contained metal values and summations were determined using SQL calculation queries in Microsoft Access®.

14.4.1     Search Ellipse Orientation and Variography

Search ellipse orientations were determined using 2D vein map long section maps and fit to the orientations of mined out shapes. Search ellipse anisotropy was also generalized by the mined out shapes. Search ellipse anisotropy ranged from a maximum of 1:0.5 for the initial inferred pass to 1:0.25 to 1:0.4 for select measured and indicated passes. Figure 14.13 shows the West Chance Vein with three nest search ellipse passes, inferred shown in blue, indicated in green, and measured in red, all oriented with the mined out shapes. Figure 14.13 also shows the 2D vein map longsection, along with Ag assay points combined from all three assay data sources.

Figure 14.13    Nested Search Ellipses Orientation and Combined Ag Assay Data - West Chance Vein

Omni-directional variography was calculated on a vein by vein basis from combined assay files for silver. For instance, only assays labeled West Chance Vein were used to calculate the variogram for the West Chance Vein. Search distance parameters determined by Ag variograms were applied to Cu, Pb, Zn, and width.

The results of the omni-direction on a vein by vein basis indicate project wide a nugget between 40 and 60% of the sill and sill ranges at 90 to 150 feet. To correct for a relatively high nugget, a nested variogram from 0 to 20 feet was assumed to have a nugget of 0. From 20 feet to the final sill, the variogram was determined by the omni-directional variography.

Inferred long axis search distance radii were between 250 and 300 feet, generalized as twice the distance of the sill. Indicated long axis search distance radii were between 90 and 150 feet. Measured long axis search distance radii were between 25 and 50 feet. Additional parameters for indicated and measured classification were added and are described in the following paragraphs. Figure 14.14 shows omni-directional variography for the West Chance Vein, modeled with the true nugget in blue and with the forced 0 nugget in red.

Figure 14.14        West Chance Omni-Directional Log Transformed Variogram

14.4.2     Estimation Passes and Block Classification

Estimation of Ag, Cu, Pb, Zn, and width were completed in three passes for each attribute. The first pass had a maximum range between 250 and 300 feet and employed an inverse distance to the third power weighted estimate using the nearest five data points. All block estimates from the first pass were assigned an inferred classification.

The second pass had a maximum range between 90 and 150 feet and performed a two-sector Kriged estimate with a maximum of 10 data points per sector. All block estimates from the second pass were initially assigned inferred and then reclassified as indicated if a certain number of data points were used for estimation. Any block estimated in the second pass over wrote the same block estimated in the first pass. Minimum data points required for reclassification to indicated was subject to data type available on a vein by vein basis. Veins with a large density of stope samples required more samples to achieve indicated and veins with only level data points required fewer data points. Classification by sample count was difficult to establish vein by vein due to the varying combination of data sources causing different sample location geometries. A single standard for indicated classification could not be determined. Minimum sample counts were calibrated to previous ranges for measured and indicated classification made by SSMC resource geologists in previous resource calculations.

The third pass had a maximum range between 25 and 50 feet and performed a one sector Kriged estimate with a maximum of 10 data points and a minimum of three data points. Minimum data points required for measured was adjusted in the same way as for the indicated classification. If the third pass did not meet the minimum requirement the second pass block value was used.

In addition to the classification scheme described above, each vein was further reclassified using bounding strings as a final pass to limit the extension of measured and indicated along strike from known mined out areas. Bounding strings were drawn close to mined out stopes along strike and limited measured and indicated from passes two and three to only a few blocks along strike outside known stope boundaries. Up and down dip the bounding strings were drawn further away from mined out stopes and were less limiting to the measured and indicated blocks from passes two and three.

In select cases bounding strings were also used to reclassify blocks failing to meet the requirements of indicated classification in pass two, but were assigned as indicated by SSMC resource geologists in previous resource calculations. In many instances the author has relied on SSMC resource geologists to establish areas for measured and indicated, in light of their extensive knowledge of the deposit.

At this time Cu, Pb, and Zn report only to the inferred class. Historically, assaying for Cu, Pb, and Zn were limited to locations where visual inspection indicated the potential for high grade values. For this reason, there is inconsistent data coverage and an incomplete population currently exists compared to Ag assays. The author suggests that future resource estimates explore the possibilities of a vein by vein regression for Cu, Pb, and Zn.

Figure 14.15 shows block classifications for the West Chance Vein. Measured blocks centroids are in red, indicated are in green, and inferred are in blue. Black dots represent assay data points. The blue line represents the inferred reclassification bounding string; the lime green line represents the indicated reclassification bounding string.

Figure 14.15        West Chance Block Resource Classification and Reclassification Bounding Strings

14.4.3     Block Calculations

Block volumes, tons, and contained metal values and summations were determined using SQL calculation queries in Microsoft Access®. Block volumes were calculated in cubic feet (cu ft) by multiplying east dimension by elevation dimension by width. Tons were calculated by dividing volume by a density of 10 cu ft/ton. A density of 10 cu ft/ton was used for both vein material and diluted material and represents an average density throughout the history of the mine of both vein material and diluted material. A density of 9.5 cu ft/ton was used for the West Chance veins due to the abundance of Pb. Contained Ag ounces per block were determined using tons multiplied by Ag opt.

Diluted tons were calculated assuming a minimum mine thickness of 6.5 feet. If vein width was less than 4.5 feet wide a diluted thickness of 6.5 feet was assigned. If vein width was greater than or equal to 4.5 feet, 2 feet of dilution was also added. Dilution material was assumed at 0 Ag opt. Diluted grade was then calculated from diluted tons and contained Ag ounces. Resource tabulations were completed using diluted grade Ag opt, diluted tons, and contained metal.

14.4.4     Mineral Resource Estimates by Vein

Estimated mineral resources were tabulated on a vein by vein basis. Table 14.2 is a tabulation of estimated measured resources, Table 14.3 is a tabulation of estimated indicated resources, and Table 14.4 is a tabulation of estimated inferred resources.

Table 14.2            Estimated Measured Mineral Resources by Vein

	Cutoff			Grade	Ag
	Ag Opt	Resource	Tons	Ag Opt	Contained
Vein	Diluted	Class	Diluted	Diluted	Ounces
06Vein	10	1-Measured	12,000	45.9	550,000
08BVein	10	1-Measured	6,000	28.4	170,000
08Vein-DHWVein	10	1-Measured	91,000	19.3	1,760,000
09HWVein	10	1-Measured	35,000	19.6	680,000
09Vein	10	1-Measured	17,000	19.7	330,000
625MVein	10	1-Measured	17,000	25.7	430,000
BVein	10	1-Measured	5,000	19	100,000
CFault	10	1-Measured	22,000	21.9	530,000
Chester	10	1-Measured	284,000	27	7,660,000
ChesterHang	10	1-Measured	31,000	24.4	760,000
CopperVein	10	1-Measured	36,000	21.9	800,000
DVein	10	1-Measured	22,000	26.7	600,000
FVein	10	1-Measured	12,000	24.9	300,000
HVein	10	1-Measured	10,000	28.9	300,000
KFWVein	10	1-Measured	1,000	21.3	10,000
KVein	10	1-Measured	5,000	23.7	120,000
NYankeeBoySunshine	10	1-Measured	87,000	24.9	2,160,000
S78Vein	10	1-Measured	15,000	20.7	310,000
SilverLine	10	1-Measured	3,000	13.4	40,000
SilverSummitNo4	10	1-Measured	53,000	21	1,120,000
SilverSyndicateLink	10	1-Measured	79,000	30.8	2,440,000
Sunshine2	10	1-Measured	3,000	17.8	50,000
SunshineFW	10	1-Measured	5,000	23	110,000
SYankeeBoy	10	1-Measured	153,000	23.8	3,660,000
W16Vein	10	1-Measured	1,000	18.4	10,000
WestChance	10	1-Measured	185,000	25	4,610,000
WestChanceFW	10	1-Measured	9,000	31.9	290,000
YankeeGirl	10	1-Measured	44,000	19.8	860,000

Table 14.3            Estimated Indicated Mineral Resources by Vein

	Cutoff			Grade
	Ag Opt	Resource	Tons	Ag Opt	Ag
Vein	Diluted	Class	Diluted	Diluted	Ounces
06Vein	10	2-Indicated	30,000	38.9	1,170,000
08BVein	10	2-Indicated	10,000	24.2	240,000
08Vein-DHWVein	10	2-Indicated	67,000	18.5	1,230,000
09HWVein	10	2-Indicated	31,000	18	550,000
09Vein	10	2-Indicated	60,000	21.2	1,280,000
10Vein	10	2-Indicated	747	12.1	9,070
101Vein	10	2-Indicated	9,000	14.9	140,000
625MVein	10	2-Indicated	74,000	22.3	1,640,000
BVein	10	2-Indicated	7,000	20.5	140,000
CFault	10	2-Indicated	64,000	20.8	1,330,000
Chester	10	2-Indicated	323,000	22.2	7,170,000
ChesterHang	10	2-Indicated	53,000	21.3	1,130,000
CopperVein	10	2-Indicated	64,000	20.1	1,300,000
DVein	10	2-Indicated	48,000	27	1,300,000
FVein	10	2-Indicated	11,000	19.4	220,000
HFWVein	10	2-Indicated	3,000	25.2	90,000
HVein	10	2-Indicated	14,000	21.4	290,000
KFWVein	10	2-Indicated	5,000	24	110,000
KVein	10	2-Indicated	33,000	19	620,000
NYankeeBoySunshine	10	2-Indicated	175,000	21.1	3,700,000
S78Vein	10	2-Indicated	6,000	18	110,000
SilverLine	10	2-Indicated	15,000	18.5	270,000
SilverSummitNo4	10	2-Indicated	77,000	19.1	1,480,000
SilverSyndicateLink	10	2-Indicated	200,000	24.6	4,920,000
Sunshine2	10	2-Indicated	6,000	15	100,000
SunshineFW	10	2-Indicated	8,000	18.2	140,000
SYankeeBoy	10	2-Indicated	333,000	22.8	7,580,000
W16Vein	10	2-Indicated	2,000	70.3	110,000
WestChance	10	2-Indicated	163,000	19.7	3,200,000
WestChanceFW	10	2-Indicated	11,000	35.7	400,000
YankeeGirl	10	2-Indicated	179,000	20.1	3,600,000

Table 14.4            Estimated Inferred Mineral Resources by Vein

	Cutoff			Grade
	Ag Opt	Resource	Tons	Ag Opt	Ag	Cu	Pb	Zn
Vein	Diluted	Class	Diluted	Diluted	Ounces	%	%	%
06Vein	10	3-Inferred	96,000	32.9	3,170,000	0.07	0.03	0.02
08BVein	10	3-Inferred	113,000	22.7	2,560,000	0.23	0.02	0.02
08Vein-DHWVein	10	3-Inferred	145,000	26.4	3,840,000	0.08	0.07	0.04
09HWVein	10	3-Inferred	128,000	20.5	2,620,000	0.19	0.04	0.02
09Vein	10	3-Inferred	107,000	24.9	2,670,000	0.06	0.02	0.03
10Vein	10	3-Inferred	58,000	27.0	1,570,000	0.34	11.98	0.03
101Vein	10	3-Inferred	126,000	31.1	3,930,000	0.10	0.02	0.02
625MVein	10	3-Inferred	281,000	20.5	5,770,000	0.32	0.02	0.02
BVein	10	3-Inferred	42,000	25.3	1,070,000	0.02	0.05	0.05
CFault	10	3-Inferred	161,000	20.3	3,280,000	0.12	3.61	0.07
Chester	10	3-Inferred	619,000	22.9	14,170,000	0.30	0.31	—
ChesterHang	10	3-Inferred	268,000	23.0	6,160,000	0.11	1.45	—
ChesterHWSplit	10	3-Inferred	439,000	30.9	13,550,000	0.22	0.05	—
CopperVein	10	3-Inferred	324,000	29.2	9,460,000	0.08	0.25	0.03
DVein	10	3-Inferred	362,000	27.1	9,820,000	0.03	0.04	0.04
FVein	10	3-Inferred	124,000	20.9	2,580,000	0.09	0.11	—
HFWVein	10	3-Inferred	72,000	16.5	1,190,000	0.04	0.01	0.02
HVein	10	3-Inferred	109,000	36.7	3,980,000	0.21	0.06	0.03
KFWVein	10	3-Inferred	120,000	19.8	2,370,000	0.39	0.01	0.01
KVein	10	3-Inferred	64,000	21.9	1,400,000	0.36	0.06	—
NYankeeBoySunshine	10	3-Inferred	511,000	23.1	11,780,000	0.04	0.05	0.03
S78Vein	10	3-Inferred	53,000	16.7	890,000	0.09	0.02	0.02
SilverLine	10	3-Inferred	78,000	16.4	1,290,000	0.19	2.29	0.02
SilverSummitNo3	10	3-Inferred	314,000	26.8	8,410,000	0.64	0.03	0.03
SilverSummitNo4	10	3-Inferred	1,313,000	25.6	33,650,000	0.85	0.03	0.03
SilverSyndicateLink	10	3-Inferred	715,000	25.0	17,830,000	0.13	1.06	0.05
Sunshine2	10	3-Inferred	40,000	18.2	730,000	0.05	0.01	0.01
SunshineFW	10	3-Inferred	72,000	18.9	1,370,000	0.07	0.01	0.01
SYankeeBoy	10	3-Inferred	555,000	25.4	14,100,000	0.02	0.03	0.02
W16Vein	10	3-Inferred	29,000	57.8	1,690,000	0.15	0.02	0.02
WestChance	10	3-Inferred	432,000	24.8	10,730,000	0.25	2.61	—
WestChanceFW	10	3-Inferred	107,000	19.0	2,020,000	0.01	0.01	—
WestChanceFWWest	10	3-Inferred	7,000	12.1	80,000	0.07	—	—
YankeeGirl	10	3-Inferred	828,000	20.6	17,020,000	0.07	0.02	0.02
YankeeGirl952Split	10	3-Inferred	61,000	12.8	770,000	—	0.01	0.01
YankeeGirlFW	10	3-Inferred	119,000	32.1	3,820,000	0.01	0.03	0.03
YankeeGirlHW	10	3-Inferred	70,000	18.0	1,260,000	0.01	0.02	0.02

14.4.5              Mineral Resource Estimate Grade Tonnage Relationships

Figure 14.16 shows the grade tonnage relationship of measured and indicated resources within all veins at a range of cutoff grades. Figure 14.7 shows the grade tonnage relationship of inferred resources within all veins at a range of cutoff grades.

Figure 14.16 Grade Tonnage Curve Measured and Indicated Resources - All Veins

Figure 14.17 Grade Tonnage Curve Inferred Resources - All Veins

14.4.6     Validation and Visual Review

The author was provided with yearly production records for the Sunshine Mine from 1884 to 2001 and was able to compare the sum of the blocks flagged as mined out in this resource estimate to the historic total production.

The records are based on annual mandatory reporting and contain yearly totals of tons and contained silver ounces. The annual totals are not broken out on a vein by vein basis. There are few data gaps, specifically, contained ounces from 1927 to 1928 are missing, but recovered ounces have been provided. These records are believed to be a reliable accounting for total mined material.

A direct comparison between this mineral resource estimate and the historic production is limited for two reasons. The first being production from the Rambo area veins was not considered as part of this mineral resource estimate, and second the true diluted width of each mined out block is not known. A diluted width of 6.5 feet has been used as an approximation. Table 14.5 shows the production record totals compared to the mined out totals estimated by this mineral resource estimate. Results of historic production are not necessarily indicative of the remaining mineral resources. Comparisons of historic production records to estimations of mined material by this model contribute to the reliability of the estimation of remaining resources but do not necessarily indicate that mineral resource estimations of the remaining material will be successful.

Table 14.5                                    Historic Production Comparison

	Total Mined Tons	Grade Ag opt	Contained Silver Ounces
Production Records 1884 to 2001	13,177,664	28	369,423,312
Production Estimated By Block Model	12,265,222	28.8	352,951,717

Each estimate was visually reviewed on a vein by vein basis. Assay grades were compared to estimated block grades. In addition estimated grade x thickness values were compared within and outside mined out boundaries. Figure 14.18 shows Ag assays compared to estimated block grade for all resource classes. Figure 14.19 shows block grade x thickness flagged in the block model as mined out and Figure 14.20 shows block grade x thickness of remaining resources.

Grade x thickness was used as a proxy for contained ounces and therefore used to identify areas most likely to have been mined. Visual comparison shows that on average areas of higher grade x thickness were mined out.

Figure 14.18 Visual Comparison of Assays Compared To Block Ag Grades - West Chance Vein

Figure 14.19 Visual Review of Grade x Thickness Ag Ft and Mined Out Areas - West Chance Vein

Figure 14.20   Visual Review of Grade x Thickness Ag Ft and Remaining Resources - West Chance Vein

Estimating grade and thickness independently was compared to estimating grade x thickness as a single entity for the H vein. The investigation confirmed that estimating grade and thickness independently provided satisfactory results.

Estimations were completed using both methods and the resulting grade x thickness histograms and cumulative frequencies were compared. Figure 14.21 shows grade x thickness calculated from grade and thickness estimated independently in red, and grade x thickness estimated as a single entity in blue. The resulting histograms and cumulative frequencies show no significant bias and validate the practice of estimating grade and thickness independently.

Figure 14.21   Comparison of Populations of Grade x Thickness Estimated Independently and as a Single Entity - H Vein

14.4.7       Relevant Factors

As described in Item 4.0 of this report, the property is subject to NSR agreements on various claims. The author is unaware of any environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors that could materially affect this mineral resource estimate.

14.5           Updates to Resources Following December 2012 Technical Report

Following the completion of the resource estimate effective October 2012, SSMC has completed 41 drill holes and sourced additional historic data. Additional drilling and newly added historic data only affects the resource estimates for the C-Fault, North Yankee Boy, South Yankee Boy veins, and the newly discovered 10 Vein. Table 14.6 compares project resources effective October 2012 vs. updated project resources.

Table 14.6                                    Resource Update Comparison by Resource Class to Previous

Effective	Resource	Cutoff Ag	Tons	Grade Ag	Ag
Date	Class	Opt Diluted	Diluted	Opt Diluted	Contained

October 2012	Measured + Indicated	10	3,175,000	22.8	72,300,000

Updated October 2013	Measured + Indicated	10	3,290,000	22.9	75,460,000

Change	Measured + Indicated	10	3.60%	0.80%	4.40%

October 2012	Inferred	10	9,115,000	24.4	222,050,000

Updated October 2013	Inferred	10	9,010,000	24.6	221,340,000

Change	Inferred	10	-1.20%	0.90%	-0.30%

15.0                        MINERAL RESERVE ESTIMATES

This section does not apply as the Sunshine Mine property does not currently contain mineral reserves.

16.0                                 MINING METHODS

16.1                                 Historical Mining Methods

16.1.1              Infrastructure and Stope Access

Primary access to the lower levels of the Sunshine Mine is through the four-compartment Jewell Shaft. The shaft extends vertically downward 4,000 feet with primary haulage ways connecting on the 3100 and 3700 Levels. The Jewell Shaft will have a nominal hoisting capacity of 1,300 tpd of mineralized material and waste after rehabilitation. An existing ramp system will be expanded to allow truck haulage from most stopes to the haulage level used to load the Jewell Shaft skip pockets on the 2300, 2700, 3100, or 3700 Levels. A new ore pass and loading pocket system will be installed to allow efficient skip loading. Prior to using the Jewell Shaft for production, about a year of rehabilitation work is required.

The Silver Summit Tunnel and vertical shaft (winze) provide a secondary escapeway and could be used to augment the haulage of mineralized material and waste from the mine. Rehabilitation work has started on the Silver Summit Tunnel and Shaft, and is expected to be completed prior to the Jewell Shaft hoisting of mineralized material. Additional required work on the Silver Summit Shaft includes upgrading the shaft, conveyance, and top station infrastructure in support of waste and mineralized material movement.

The underground winze #10 Shaft that crosses the Chester Vein will be abandoned due to poor ground conditions within the shaft. Access to areas of the mine served by the #10 Shaft will be replaced by LHD ramps descending from the east end of the 3100 Level (CSR) existing ramp system. An additional ramp system (existing with new portions) will be used to mine the West Chester deposit. No rehabilitation is currently planned for the underground #12 Shaft for this study. All material between the bottom of the Jewell Shaft and the 4600 Level will be transported using new ramp systems.

Main haulage levels are spaced on 150 to 300 foot intervals. Historic haulage on all of the levels was by rail. The 3100 Level drift area damaged in the 2012 fire has been repaired. A by-pass drift will be required to complete a new ventilation system from the Jewell Shaft side of the mine to the Silver Summit Shaft side. A loading pocket on the 1900 Level for the Jewell Shaft will be installed prior to production. The 3100 Level will be widened to allow truck transport of materials from the ramp systems to the shaft dump pockets. The cost of basic rehabilitation for other levels and keeping the mine dewatered is included in the capital cost estimate. Most levels will use rail haulage to move material delivered to the shaft station loading pockets. Ramp and raise systems will provide for truck movement of material from the stopes to the levels. Most of the mineralized material will travel up the Jewell Shaft, while the waste materials will be used for backfill or deposited in the existing WRSF. A surface cement paste plant will be installed for primary stope backfill.

During shaft rehabilitation, a ramp system that was initiated in 2012 from the Sterling Tunnel will be continued to the 2300 Level. The ramp system continued development will facilitate a new ventilation system for the upper mine and provide access to explore deeper upper mine areas. Continuation of the new ramp will begin immediately upon project initiation. Exploration during the past year has identified three new areas of economic mineralization in the upper areas of the mine. Sunshine refers to this as the Upper Country program.

Material between the 4600 Level and 5800 Level has been included in the production schedule, although more work is required to reliably define the cost of mining in this material including further study of the geotechnical and seismicity conditions, pumping requirements, and cooling requirements. Additional drilling is also required for this material to evaluate development requirements and inferred materials. This material has been included in the production schedule during the last several years of the operation. A new or rehabilitated underground shaft will be required to access this material.

16.1.2              Historic Mining Methods

Historically, mining was initially completed using timbered overhand open stopes and fill mining. These methods gave way in the 1930s to overhand cut and fill mining with raise access to the stopes. In the 1970s hydraulic sandfill was added and used as a floor for stope mining to proceed. It was not until the 1990s that two ramp systems were developed to provide mechanical access to some of the stopes. The mine has been developed to the 5800 Level. Since the introduction of mechanical access, the mining methods have been divided into conventional slusher stopes that are less than seven feet wide and mechanical stopes which are greater than seven feet wide. This study assumes that the narrow stopes will now be mined by Alimak raise mining, and the stopes wider than seven feet will be mined by mechanical mining.

16.1.3              Historic Conventional (Slusher) Stopes

In the “conventional” or slusher mining method, a stope of mineralized material was developed by extending an underground opening (drift) to the bottom of the block. The drifts were on levels in the mine and were typically spaced 200 vertical feet apart. Once accessed, the block was mined in a series of slices, or cuts, starting at the bottom. The cuts were typically nine feet high, and after each cut was mined, the resultant void was filled with hydraulically-placed classified mill tailings (sandfill). Ground control was facilitated by the fact that there was never more than one cut open in the stope at any given time.

An opening was maintained from the level below and up through the filled cuts to the current cut. This opening, called a “raise”, was boxed off from the sandfill on both sides and provided access to the work area. The raise had three compartments — two divided compartments manage broken mineralized material, and a third isolated man way for ladder, piping, and equipment access.

The stope was advanced by drilling the end of the stope (face) and blasting the rock. The broken rock, a mixture of mineralized material and waste, was pulled to the raise using a slusher. The rock was loaded into rail cars at the bottom of the raise, and hauled to the main production shafts.

Typically, slusher stopes were less than six feet wide, or too narrow for mechanical equipment, but at least 4.5 feet wide. Figure 16.1 shows a typical historic overhand cut and fill stope.

Figure 16.1   Typical Historic Overhand Cut and Fill Stope – Longsection View

16.1.4     Mechanical Stopes

Beginning in the 1990s, Sunshine introduced diesel mechanical rubber tire methods to mine stopes exceeding six feet in width. Access to each stope was provided by an attack ramp that was driven to the lowest level of the stope. As the stope was advanced in an overhand or upward method, the attack ramp was raised one cut by breasting down material dozed and used as a base for the next cut of the stope. Figures 16.2 and 16.3 show typical historic cut and fill mining method utilizing diesel equipment. Figure 16.4 shows a drawing of the existing mine workings in longsection view.

Figure 16.2   Typical Historic Overhand Mechanical Cut and Fill Stope – Isometric View

Figure 16.3   Typical Historic Mechanical Cut and Fill Mining – Longsection View

Figure 16.4   Existing Sunshine Mine Workings – Longsection View

16.2                                Current Mine Condition and 2012 Mine Fire

The Jewell Shaft and Sterling Tunnel have been under rehabilitation since 2011. A mine fire started just below the 3100 Level in February 2012. The fire was terminated in June 2012, and the damaged 3100 Level drift area was repaired. Jewell Shaft and Sterling Tunnel rehabilitation work has resumed. Work in the Jewell shaft was initiated at the collar elevation working down. The shaft work includes stripping all lacing, relieving all loose muck, re-heading and/or replacing timber as needed, re-bolting and re-lacing. The utilities compartment is also being stripped of all ancillary historical piping, wiring, and unused utilities in the process. Basic rehabilitation on other mine levels is defined in the mine plan schedule and associated costs included in capital and sustaining capital estimates.

This study includes an updated ventilation system for the mine as well as a refrigeration system for areas on and below the 3700 Level. The measured and indicated resources are scattered below the 4600 Level and are included in the PEA mine plan at the end of mine life after mining all the material above the 4600 Level. The Sunshine Mine has been maintaining the water level of the mine by pumping water out of the mine immediately above the Jewell Shaft 3500 Level station.

16.3                        Geotechnical Considerations

A         memo report completed on June 23, 2012 by Mark Board of Itasca Consulting Group summarized the general geotechnical conditions of the mine and mining methods. With his familiarity with the Silver Valley mines, their respective ground conditions relative to mining, and his significant career experience with seismic issues, he reviewed the locations, sizes, shapes, and orientation of stopes to mined out areas. This allowed him to recommend the best mining and backfill method for the stopes reviewed, including destressing when appropriate. This level of assessment was considered to be adequate for a PEA. More detailed modeling of stresses using the ultimate mine design was recommended for the next phase of development. MDA incorporated Mark Board’s recommendations in the sequencing of the stopes. Excerpts of this report are incorporated in this section below:

...a preliminary, empirical assessment of the geotechnical assessment of the mining methods and risk assessment of seismic potential based on reserve blocks defined by SSM staff and Mine Development Associates (MDA), Reno, Nevada. In this memo a sampling of the general types of mineable ore reserve blocks (supplied by SSM) (sic) from the prominent veins at the mine are examined from a geotechnical perspective and the following empirical assessments made:

•                  estimate of the type of mining method that could be used to mine the block of ground

•                  estimate of the seismic risk associated with removal of this block of ground

Unfortunately, detailed geological information on each block of ground is not available at this time to assist in prediction of other types of ground problems such as dilution and general squeezing ground issues. Therefore, only the general seismic risk is assessed based on experience in pillar bursting issues from Coeur d’Alene mines. Additionally, recommendations are given for studies to be performed during the feasibility-level studies and when underground access is re-established.

16.3.1              Geotechnical Assessment of Mining Approach

16.3.1.1 General

The Sunshine Mine ore resources are found within the St. Regis and Revette formation which consists of interbedded quartzites and argillites that vary from vitreous, strong and brittle quartzites, siltite, argillaceous quartzites and argillites. The beds vary in thickness from thin units (less than 1 ft) to several feet in thickness and dip steeply (typically 65º or greater) to overturned in some cases. Over 30 veins have been named and mined at the Sunshine Mine. Principal vein systems in the mine include the Sunshine, Chester, Copper, Yankee girl and West Chance. These veins strike east-west and dip about 65° to the south. Locally, dips range from 45° to 90°. Strike lengths exceed 2000 feet and dip lengths are two to three times greater than the strike length. Major veins are located between major faults at an angle of about 25° to the bounding faults. Veins vary in width from a few inches to over 30 feet, but are generally 1 to 5 feet thick. Ore minerals include tetrahedrite and galena with siderite and quartz as the principal gangue minerals. Other minerals include pyrite and arsenopyrite with minor to trace amounts of chalcopyrite, sphalerite, boulangerite, bourmonite, pyrargyrite, and magnetite.(1) Of importance from a geotechnical perspective is that the ore minerals tend to be strong, silicified and brittle in most cases and may be coupled with strong and brittle quartzitic wall rocks.

The in situ stress state has been measured at numerous mines in the Coeur d’Alene district, indicating a northwesterly bearing of the major horizontal stress component. Breakouts observed in the 10 and 12 shafts at Sunshine Mine are consistent with the northwest orientation of the major stress. Measurements at the Lucky Friday mine indicate a ratio of the major horizontal to vertical stress of about 1.5.

Seismicity at the Sunshine Mine has been documented by Scott, et al., (1997)(2), Whyatt, et al., (2002)(3) and Blake and Hedley (2003)(4). Whyatt, et al. (2002) summarized basic rockburst mechanisms in the Coeur d’Alene district which indicates that the Sunshine was one of the more seismically active mines with most damaging seismicity related to pillar or face bursting. At Sunshine Mine, the overhand mining method created numerous small pillars that were subjected to high stress concentrations. The relatively brittle silicified ore and wall rocks of the Revette formation were subject to localized sudden failures of these brittle rocks. Some instance of fault-slip seismicity has also been noted. Scott, et al. (1997) document a fault-slip related seismic event between the 4400 and 4600 Levels of the Chance Vein, but it appears that fault-slip related events are less prevalent here than at other district mines.

16.3.1.2 Geotechnical Classification of Resources Blocks

For the pillar case, the pillar will likely be in a highly-stressed state when mining is initiated. Due to the generally strong and brittle ore in the Sunshine lower levels, and the highly-confined

(1) Geologic description taken from Wikipedia: Sunshine Mine.

(2) Scott, D.F, T.J. Williams, and M.J. Friedel. (1997) “Investigation of a Rockburst Site, Sunshine Mine, Kellogg, Idaho,” in Proceedings of the 4th International Symposium on Rockbursts and Seismicity in Mine (Krakow, Poland), pp 311—315.

(3) Whyatt, J., Blake, W., Williams, T. and B. White. (2002). “60 Years of Rockbursting in the Coeur d’Alene District of Northern Idaho, USA; Lessons Learned and Remaining Issues,” in 109th Annual Exhibit and Meeting, Society for Mining, Metallurgy, and Exploration (Phoenix, Arizona, February 25-27).

(4) Blake, W. and D.G.F. Hedley. (2003) Rockbursts: Case Studies from North American Hard Rock Mines. Society of Mining Engineers.

nature of the pillars due to narrow vein thickness, there is no reason to assume that these pillars have naturally yielded and destressed since completion of the surrounding mining. Therefore, these pillar cases are considered to be of high potential seismic risk. The recommended mining method in these cases is underhand stoping with paste fill with potential use of destress blasting in advance of mining to precondition the ground.

In the case of blocks bounded on one side by mining, it can be assumed that the block will be subjected to some additional mining-induced stress, but not to the extent of a typical pillar condition. The seismic potential for this case is classified as moderate. Typically, these blocks would be mined by retreating from the adjacent mined face toward the solid abutment. Depending on the particular geometry, these blocks can be mined by either underhand mining (retreating downward away from a mined block above), by overhand mining (retreating upward from a block mined below), or by narrow-vein blasthole to endslice a block toward an abutment. In all cases, paste fill would be used with varying cement content depending on the mining method.

Finally, in the case of a block of ground isolated from existing stopes, any of the above mining methods are possible. Here, the stopes will be subjected to the in situ stress state and the seismic potential is classified as low. The geotechnical classification is summarized in Table 16.1.

Table 16.1                                    Classification Method for Mining Blocks

Geometry of Block	Suggested	Seismic
and Surrounding Mining	Mining Methods	Potential
Pillar surrounded on two or more sides by existing stopes - full impact of stress concentration from previous mining	Underhand cut-and-fill with paste	High
Block against one existing stope face - impact of stress concentration from previous mining	Underhand cut-and-fill or end-slicing with narrow-vein blasthole (if appropriate) with paste fill	Moderate
Block surrounded by solid abutments - under in situ stress conditions only	Underhand cut-and-fill, overhand cut-and-fill, narrow-vein blasthole (all with paste fill)	Low

...it is suggested that about 50% of the tonnage in these lower level ore blocks be mined by underhand mining with paste fill, about 10% by overhand mining and the remaining 40% by one of the other methods, depending on the specific geometry of the ore block and its relation to adjacent mining. The approximate seismic potential of these lower blocks, based on the percentage of the total tonnage, indicates about 70-75% would be classified as having low potential, 20% moderate, and 5-10% in pillars with high potential.

The result of this classification of the ore reserves at depth (below 2700’) indicates that the majority of identified mining blocks are not contained in high-risk pillar situations, but in isolated blocks, or blocks bounded on only one side by previous mining. This situation will provide Sunshine Mine with significant flexibility in scheduling production to optimize mining method and to manage geotechnical risk.

Itasca recommended that geotechnical work continue, as summarized in the conclusions and recommendations section. Future studies should include a stope-by-stope review of seismicity risks to evaluate potential mining methods. For this study, all material above the 3100 Level was assumed to be mined by overhand methods, while material below the 3100 Level will be mined by underhand methods.

16.4                                PEA Mining Methods

Production mining has been broken into three mining areas. The three mining areas are identified as the Upper Country (above 2300 Level), the Lower Country (below the 2300 Level and above the 4600 Level), and the Bottom Area (below the 4600 Level and above the 5800 Level). The Bottom Area includes 23 stopes on the 4600 Level that were initially omitted from the Lower Country area.

Most of the mineralized material is planned to be hauled to the Jewell Shaft ore loading pockets and hoisted to the surface up the Jewell Shaft. The exception will be material above the 2300 Level, most of which is planned to be hauled up the upper mine ramp system to the surface. Waste material will either be used as backfill or hauled to the Silver Summit Shaft. Some waste may also be hoisted by the Jewell Shaft.

The Jewell Shaft and hoist is planned to be rehabilitated and equipped with new lighter bottom dump skips, raising the hoisting capacity to 1,300 tpd. The mineralized material is planned to be unloaded into the concentrator’s coarse ore bin, while the first 500,000 tons of waste is planned to be placed in the existing WRSF and the remaining waste will be hauled to the ConSil WRSF or hoisted up the Silver Summit Shaft and hauled to the nearby ConSil WRSF. Some waste can be used as backfill in longhole and overhand stopes.

Potential mining methods include underhand and overhand cut and fill mining generally using paste backfill, longhole stoping, and breast-down of exposed mineralized material with minimal vertical extent.

16.4.1              Stope Design

MDA received a model for each of the 37 veins present at the Sunshine deposit from Tetra Tech. The models contained information on the silver, copper, lead, and zinc grades for each block within the model, although many areas did not contain information on copper, lead, and zinc grades which were modeled as half the detectable assay limits for these metals. The model contained a vein width and a diluted vein width.

Each of the veins was plotted in longsection view to determine where mining had taken place (coded in the vein models) and where the remaining mineralization was. A cutoff grade of 10 opt for the diluted vein was used to outline Upper Country stopes. All Lower Country stopes used a 10 opt cutoff grade, but concentrated on mining higher grade stopes earlier in the mine life. A minimum 10 foot pillar was left between mined stopes and new stopes, and is typically 20 feet. Two mining methods are planned for the stopes. Alimak slusher mining will be used for areas where the stopes were diluted to less than seven feet, and mechanical cut and fill mining will be used for areas where the stopes were greater than seven feet.

Additional work was completed in the latest modeling evaluation to evaluate diluted stope widths. The model is segregated into an upper and lower section based upon the 2300 Level of the mine. The upper model comprised two dilution model widths, one at five foot diluted width and a second model at seven foot diluted width. The segregated dilution widths are a refinement to verify assigned mining methods within the first 10 years of the mine plan. Both dilution models were compared to define Alimak slusher stopes and mechanized stopes. The lower model was carried at an overall 6.5 foot diluted width which is acceptable to both Alimak and mechanized mining practices, assigning increased dilution to the predominate narrow veins.

Additional geotechnical work is required to determine the correct areas to mine by overhand or underhand methods. Rock-bursts have occurred at the mine in the past, and for that reason, most of the material was assigned to be mined by underhand methods to minimize the chance of rock-bursts. In general, underhand mining would be employed below the 3100 Level and overhand above the 3100 Level. Underhand stopes start at the top of a stope block and each new cut proceeds downward after the working cut has been backfilled with a cemented paste made from filtered tailings. Eight to ten percent cement is estimated to be added to the paste to provide a stable back to work under for the next stope cut.

Table 16.2 shows a summary of the measured, indicated, and inferred stopes that were outlined at a 10 opt silver cutoff that are in the Upper Country (above the 2300 Level), and Lower Country (below the 2300 Level to the 4600 Level) or Bottom Area (below the 4600 Level to the 5800 Level). About 19% of the stope tons are contained in measured and indicated resources, while 77% are in inferred resources, and about 4% of the tonnage in stopes that is included has been diluted to less than 10 opt.

Table 16.2                                    Measured, Indicated, & Inferred Resources Considered for PEA Mine Plan

		Stope					Ag	Diluted
		Tons	Ag	Cu	Pb	Zn	Ozs	Width
Area	Vein	000’s	oz/t	%	%	%	000’s	ft
Upper Country	08-DHW	15.1	18.94	0.01	0.01	0.01	285.5	5.04
	10	73.3	22.29	0.27	10.62	0.03	1,632.8	7.00
	B	29.7	24.39	0.02	0.04	0.04	723.8	6.73
	CFault	293.3	19.85	0.12	3.24	0.07	5,821.0	5.88
	D	117.6	30.24	0.02	0.04	0.04	3,557.3	7.01
	NYankeeBoySunshine	362.5	20.69	0.04	0.03	0.03	7,502.0	6.67
	SilverSyndicateLink	53.8	18.83	0.01	0.05	0.05	1,012.3	5.44
	SYankeeBoy	1,063.7	21.16	0.02	0.03	0.02	22,502.1	6.38
	Subtotal	2,008.9	21.42	0.05	0.89	0.03	43,036.9	6.39
Lower Country + Bottom	6	114.6	38.54	0.08	0.02	0.01	4,415.7	5.04
	08B	110.9	24.77	0.23	0.02	0.02	2,747.6	5.22
	08-DHW	227.8	23.01	0.05	0.04	0.03	5,243.5	5.40
	09HW	156.7	22.11	0.16	0.04	0.02	3,464.6	5.12
	9	179.8	23.31	0.04	0.01	0.02	4,191.0	5.22
	101	117.7	35.81	0.13	0.03	0.02	4,214.6	5.00
	625M	294.0	23.55	0.27	0.02	0.02	6,921.9	5.11
	B	3.6	16.49	0.02	0.04	0.04	58.9	7.21
	Chester	866.7	23.63	0.14	0.15	0.00	20,479.9	5.39
	ChesterHang	308.4	23.21	0.09	1.10	0.00	7,158.5	6.04
	ChesterHWSplit	346.7	32.90	0.22	0.05	0.00	11,406.1	6.15
	Copper	394.8	27.89	0.07	0.24	0.02	11,011.1	5.64
	D	215.8	25.99	0.03	0.03	0.03	5,609.1	6.44
	F	131.4	22.82	0.08	0.13	0.00	2,998.8	5.08
	HFW	86.8	17.33	0.05	0.02	0.02	1,504.4	5.17
	H	111.2	37.83	0.16	0.05	0.03	4,206.5	5.63
	KFW	108.5	23.19	0.44	0.01	0.01	2,515.9	5.01
	K	96.0	21.58	0.22	0.03	0.00	2,072.0	5.38
	NYankeeBoySunshine	276.3	23.30	0.03	0.03	0.03	6,436.5	5.41
	S78	54.5	18.25	0.06	0.02	0.02	993.5	5.21
	SilverLine	103.5	18.19	0.15	1.92	0.02	1,882.5	5.10
	SilverSummitNo3	338.9	24.84	0.54	0.03	0.03	8,419.7	5.53
	SilverSummitNo4	1,096.5	26.10	0.84	0.03	0.03	28,615.1	5.80
	SilverSyndicateLink	806.4	27.13	0.12	0.91	0.05	21,876.7	4.93
	Sunshine2	27.3	20.85	0.01	0.02	0.02	568.2	5.00
	SunshineFW	74.4	19.83	0.06	0.01	0.01	1,474.2	5.12
	W16	18.4	66.13	0.09	0.01	0.01	1,216.2	5.19
	WestChance	649.4	24.12	0.16	1.35	0.00	15,665.9	5.33
	WestChanceFW	120.6	22.77	0.02	0.01	0.00	2,746.9	5.05
	YankeeGirl	974.5	22.53	0.07	0.02	0.01	21,959.8	5.20
	YankeeGirl952Split	83.4	13.95	0.00	0.01	0.01	1,163.4	5.00
	YankeeGirlFW	106.4	36.39	0.02	0.03	0.03	3,871.5	5.79
	YankeeGirlHW	61.8	20.86	0.01	0.03	0.03	1,288.8	5.50
	Subtotal	8,663.4	25.21	0.22	0.29	0.02	218,399.0	5.42
Total All Potential Stopes		10,672.3	24.50	0.19	0.40	0.02	261,435.8	5.60

Once the possible stopes were drawn, they were investigated to determine which stopes were potentially minable. Small isolated stopes as well as lower grade stopes were omitted in the production schedule. The amount of material excluded was approximately 1.2 million tons (25,900 oz).

The potential stopes below the 4600 Level were only added to the production schedule after mining all the material above the 4600 Level. The total material contained in the stopes below the 4600 Level at 10 opt cutoff is about 1.5 million tons containing 35.6 million ounces of silver.

By including the stopes below the 4600 Level, the life of mine was extended by several additional years. Production from below the 4600 Level will commence in year 20, extending the mine life to 24 years.

16.5                                Mine Development

16.5.1              Upper Country Mine Development

A 12 by 12 foot decline ramp system will be driven from the Sterling Tunnel to the 2300 Level of the mine. This ramp will have several purposes:

•                  To provide drill stations for continued exploration;

•                  To potentially mine resources prior to the planned PEA study mill start-up date; and

•                  To provide stations to continue advancing required raise development for the new ventilation system.

This mine development is expected to commence at Project initiation. This project is called the Upper Country Project by SSMC and is intended to result in production increasing to a maximum rate of 600 tpd after about a year of production.

To reduce mine development in cut and fill stopes, Alimak raise mining is proposed for the stopes that are not wide enough for mechanical cut and fill mining. It should be noted that a detailed cost comparison, per case basis, should be completed for lower grade mechanical stopes to make sure the high development demands are justified for the mechanical stopes. Most of the Sunshine Mine veins are less than three feet wide and have been diluted to five feet wide. Most of the veins can be diluted to more than three feet wide and still meet mining cutoff grades of 10 to 12 opt. The cost of Alimak slusher mining and processing a vein diluted to five feet should be compared to the cost of mechanically mining and processing a vein diluted to seven feet, including required development in future studies. Figure 16.5 shows a typical Alimak raise setup for a stope.

Figure 16.5   Typical Alimak Raise Setup for a Stope

16.5.2              Lower Country Development

Ore grade material below the 2300 Level will be developed from a 12 x 12 foot 13.5% ramp system. This ramp system will proceed up and down from the 3100 Level to provide access to material between the 2300 and 4600 Levels. An ore pass system will also be developed for ore flow above the 3700 Level loading pocket.

Development below the 4600 Level was included in the schedule using a development per ton of ore ratio from the designs and Upper and Lower Country schedules.

16.5.3              Mine Rehabilitation and Upgrading

The mine has operated over a considerable period of time and requires upgrading or rehabilitation in a number of areas. The new headframe and hoist will comply with internal and external safety requirements, support the mine plan, modernize the facility and provide redundant spare parts availability while establishing a new reliable service life for the Jewell Shaft.

16.5.3.1 Jewell Shaft Rehabilitation and Headframe Replacement

The Jewell Shaft repair activities recommenced in June 2012. The activities planned for preproduction years -2 and -1 are:

•                  Detailed Jewell Shaft cleandown and repair was initiated in 2013. Starting from the Jewell Shaft top station working down, a repair crew has been stripping all lacing, relieving all shaft sets of accumulated debris, re-timbering, re-heading, and bolting as necessary, subsequently re-lacing each set upon completion. Additionally, the shaft utilities compartment is being stripped of all old power and ancillary piping in preparation for future, new utilities installation. The work is currently a single shift five days per week operation and is expected to take 18 months. Work will be expanded to a double shift, seven days a week upon mine plan initiation. Shaft bearing sets will be installed or upgraded during this period. In addition, a new 13.2 kV power cable, pump column, and communications will be installed following the completion of the rehabilitation work.

•                  A detailed Jewell Shaft Headframe tradeoff study was completed in fourth quarter 2013. The study was a tradeoff analysis to address repairs and upgrades to the Jewell Shaft headframe in support of an additional service life of 30 years to reliably support the mine plan hoisting requirement of 1,200+ tpd. The study determined that the existing headframe, with repairs and upgrades, could support the mine plan, but would be working an extensive duty cycle to maintain the mill tonnage requirement. Historically, the shaft supported hoisting 1,000 tpd. The study identified that the repaired headframe is limited in available vertical surface travel as related to top sheaves, scrolls and muck dump transfer. It would not be amenable to substantial increased muck skip volume in support of reducing the duty cycle or in support of optional increased future production. The additional cost of a new replacement headframe, when compared to the recommended repairs, was selected as the best alternative. The headframe replacement cost which has been estimated by a third party hoist engineering company, is approximately $10.4 million. The new headframe will be installed in the preproduction period while the Upper Country ramp development is being completed.

•                  Repair and rebuild of the current skip loading facilities on 2700 and 3100 Levels. The rebuilds are planned to be temporary in anticipation of a complete refurbishment of the

3850 muck transfer system. The PEA includes costs for the replacement of the Jewell skips and cages, so any temporary modifications to the current skip loading facilities will need to take into account the future conveyances.

16.5.3.2 Jewell Shaft Hoist

The 700 hp Nordberg Jewell Shaft double drum hoist was placed into service in 1935. Prior to 1935 the hoist was in service at the Black Rock Mine in Butte, Montana. The 1,000 hp Nordberg Jewell Shaft “chippy” hoist was installed new in 1967. The chippy has multiple cages and is used primarily for hoisting men and supplies. The double drum hoist, though a proven asset to the property, has provided 100 years of service and requires modern electrical and mechanical upgrades. The old motor generator direct current technology, while leading edge in its day, needs to be replaced by AC motors with variable frequency drives (VFDs). The chippy hoist has recently had some electrical upgrades, but is still old technology. Additionally, major spare parts for either hoist are limited or must be custom made. Various analyses and cost estimates to complete the double drum upgrade, including additional chippy hoist upgrades, have been conducted in the prior five years. The additional cost of a new replacement 1,000 hp double drum hoist, when compared to the recommended upgrades, was selected as the best alternative. The double drum hoist replacement cost, including re-purposing the chippy hoist, is estimated to be $13M. The new hoist will be installed in the preproduction years while the extensive Upper Country ramp development is being conducted. Utilizing a similar 1,000 hp double drum hoist in tandem with the 1,000 hp chippy hoist will reduce the critical spare parts inventory. The cost estimate includes the construction of a new modern hoist house containing both hoists, located east (rather than west) of the Jewell headframe. The new location removes the hoist house from a potential flooding area adjacent to Big Creek, and eliminates the rope idler towers.

16.5.3.3 Silver Summit Shaft Rehabilitation

As of the end of July 2012, the Silver Summit Shaft headframe replacement is complete and in a condition ready to commence sub-collar repair to the 3000 Level Silver Summit station. All equipment necessary for this repair has been received, with the exception of a small stripping deck and a Cryderman tugger. An initial order of new shaft timber for the repair has been ordered and received, and is being properly stored. The remaining repair has been deferred. The current plan estimates completion of this repair 18 months from the start.

16.5.3.4 Level Rehabilitation

The 2700 Level and part of the 3100 Level will be rehabilitated as a sunk cost. The cost of the 3100 bypass is included in the capital cost. Levels 1700, 1900, 2300, 2900, 3400, 3700, 4000, 4200, 4400, 4600, and 4800 will be rehabilitated over the life of the mine. Level rehabilitation includes clearing loose muck on the tracks, replacing utility lines, track, and installing rock bolts and support as necessary.

16.5.3.5 Muck Handling Improvements

An upgrade to the Jewell Shaft muck transfer system is planned in the first two years of production, which is based on the scope shown below. The results of implementing these upgrades will be:

•                  Improvement for the safety of workers when loading muck skips,

•                  Centralization of skip loading activities in the shaft at the 3180 Level, improving overall shaft efficiency, and

•                  Increased underground muck storage.

These upgrades will improve the overall productive capacity of the system.

The upgrade will include:

•                  A waste pass from the 1900 Level to the 3800 Level,

•                  A cascaded ore pass system from the 1900 Level to the 3800 Level,

•                  Grizzly stations on the 2700, 3100, and 3700 Levels,

•                  Camel back car dump system on levels,

•                  Access drift to a new skip loading facility from the 3700 Level to the 3850 Level, and

•                  Skip loading station infrastructure.

16.5.3.6 Mine Dewatering

The mine is currently flooded below the 3490 Level. The current pumping system is capable of pumping about 650 gallons per minute (gpm) from the mine and consists of:

•                  Two 75 hp submersible pumps in the Jewell Shaft bottom (3500 Level), one operating and one spare,

•                  One 200 hp two-stage centrifugal pump (3100 Level),

•                  Two 400 hp two-stage centrifugal pumps (2700 Level), one operating and one spare, and

•                  Two 350 hp eight-stage centrifugal pumps (1700 Level), one operating and one spare.

Mine dewatering below the 3500 Level is by a series of portable pumps. Improvements planned for the mine dewatering system include rebuilding all of the stationary pumps with new motor control centers, a new 8-inch pump column for the Jewell Shaft collar to the 2700 Level, and excavating a new 2700 Level pump room and sump assembly.

16.5.3.7 Mine Compressed Air

The current compressed air system has two Atlas Copco 700 hp screw compressors with a combined capacity of 6,000 cfm. The mine and mill will require 10,000 cfm to accommodate the PEA plan. Two additional Atlas Copco 700 compressors are planned to be added to supplement the current system, including a cooling package upgrade, which will eliminate the need to use cooling water from Big Creek.

16.5.3.8 Mine Power

A new 13.2 kV power feeder line has been included down the Jewell Shaft. New electrical substations have also been included.

16.5.3.9 Mine Ventilation and Refrigeration

The mine ventilation system will be completely revamped. Mark Butterworth from BBE Consulting (South Africa) completed conceptual studies for mine ventilation. BBE wrote in the executive summary of their report, Sunshine Mine Concept Study: Ventilation and Cooling Requirements {Rev 1} of May 2012:

The objective of the work is to determine technical and cost viability and relates to engineering analyses, general design and conceptual descriptions at concept level of detail. The ventilation design principles used are proven and recognized internationally. The ventilation design is based on achieving an average stope wet-bulb temperature of 80.0°F at depths where the virgin rock temperature will approach 107°F for the deepest mining level when mining at 4800’.

A total airflow of 450 kcfm is required and will be provided by main fan stations located at the exit to the Sterling Tunnel and at the top of a new RBH located on surface in the vicinity of Silver Summit shaft. Refrigerated air will be required when mining below 3700L [cooling horizon]; this will be provided by a 1000 ton underground refrigeration plant located on 3100L. Cold water will be distributed in closed circuit to spot coolers located on or below 3700L.

Existing shaft infrastructure cannot provide 450 kcfm ventilation and a number of additional RBHs are required, specifically:

•                  Downcast from surface to 1900L [adjacent to Jewell Shaft]

•                  Downcast from 1900L to the cooling horizon [3700L]

•                  Upcast from 3000L to 1750L [adjacent to Silver Summit Shaft]

•                  Upcast from 1750L to surface/Silver Dollar tunnel

Figure 16.6 shows a longsection view of the proposed new ventilation concept.

Figure 16.6          New Sunshine Ventilation Concept

16.5.3.10                                             Backfill Distribution

A paste backfill system was conceptually designed by Fred Brackebusch of Mine System Design, Inc. from Kellogg, Idaho in May 2012. In Mr. Brackebusch’s report, entitled Design Rationale and Paste Distribution System Conceptual Backfill System Design, he reported:

The planned mining rate generates about 312 cubic meters of void space to be filled per day. It was decided by consensus that a rate of 50 stph of tailings would be established for this study with the possibility of increasing to 75 stph. Generally, the entire tailings stream would be sent to backfill when the backfill plant operates, but a processing option of the paste plant would allow classification of the tailings stream with about 67% recovery to underflow or 33.5 stph of tailings to be used for paste backfill. This range of rates of tailings usage together with 5% binder corresponds to a range of filling rate from about 22 cubic meters per hour to 33 cubic meters per hour. If it is assumed that the average filling rate is mid-range, the daily filling rate would be 660 cubic meters per day which would fill 636 cubic meters of stope volume assuming 3.6% bleed. Thus the backfill plant utilization would be ...49%, assuming all stopes are filled with paste. The plant utilization could be increased, if needed in the future, to about 85% thus providing paste backfill for a total of 1,700 stpd of production.

A paste pump is required due to need to distribute paste a significant distance horizontally before entering the borehole or shaft pipeline. Maximum pump pressures should not exceed 300 psi. In most cases the pump will be metering paste to the surface borehole or shaft pipeline with only minimal pressure, say 125 psi. Other issues including operating procedures, emergency procedures, flushing, and pipe wear will be addressed in the detailed engineering phase.

Paste would be distributed by duplicate inclined boreholes would be drilled from the surface in the concentrator area to intersect [or nearly] mine workings on the 3100 level. All boreholes at the Sunshine mine, including intermediate boreholes between mine workings, must be cased with steel casing because of ground conditions and fault zones. The intermediate boreholes would be cased to 4-inches internal diameter without an internal pipe liner, but the main boreholes would be cased with approximately 6-inch internal diameter steel casing. In the main boreholes an internal liner consisting of 4-inch pipe with 0.337 inch wall thickness and hardened to 600 brinnel would be installed. The annulus would be protected from corrosion by painting and lubricant so that the internal pipe can be removed and replaced.

Assuming a near full pipe, flowing condition the maximum pressures occur either at the bottom of the shaft pipeline or the bottom of the main boreholes, depending on which option is chosen. In the shaft option the pressures are slightly greater than 1,200 psi, and in the borehole option the pressures are about 600 psi.

The permanent pipeline would be 4-inch [1OOrnrn] diameter rated for 1,500 psi [dependent upon coupling types]. ...the orebody extends to a significant height above 3100 level, so the paste distribution system will have to be modified by taking off from either the shaft pipeline or the main boreholes at a higher elevation. ...a crosscut would be driven to intercept the boreholes on an upper level.

A new process plant with a paste backfill facility is expected to startup at the end of the two year preproduction period. Prior to the startup of the new paste plant, a contractor will provide a cemented crushed rock slurry to be used as backfill of the preproduction stopes.

16.5.4              Development Schedule

A mine development schedule was prepared and two items determined the duration of the development program. The Silver Summit Shaft must be rehabilitated to provide a second escapeway for the mine. This is planned to commence during the second quarter of the mine plan and be completed 18 months later. The second item to be completed concurrently is the new ventilation system, prior to commencing mine production. This requires two new vent raises and a 14 x 14 foot bypass drift on the 3100 Level tying together the Jewell Shaft and Silver Summit Shaft.

It is planned that development will commence on the Upper Country mine program, parts of which will be used to develop the mine’s new western ventilation raise. A new 1,200 tpd processing plant is expected to be constructed and operational. Stopes planned in the Upper Country are scheduled to provide plant feed until the 3100 Level bypass and new ventilation system are subsequently completed.

A mine contractor will be used for all development and mining for the first two years of development (preproduction period). During year -1 preproduction, the Owner will begin to phase in Upper Country production mining personnel. All vent raises are planned to be completed by a contractor. The 3100 Level bypass is over 6,000 feet in length and is planned to be completed by contractor crews working on both sides of the bypass from the Jewell and Silver Summit shafts. All mining and development after the two years of preproduction will be phased to the Owner, with the exception of the ventilation raises.

Table 16.3 shows estimated mine development unit costs and Table 16.4 shows the planned development for the Upper Country, Table 16.5 for the Lower Country, and Table 16.6 for the Bottom Area. Table 16.7 summarizes the overall development requirements. Figure 16.7 shows the planned mine development in longsection view.

Table 16.3                                    Mine Development Unit Costs ($/ft)

Development Type	Owner - Cost ($/ft)	Contractor - Cost ($/ft)
12 x 12 Ramp	1,030	1,440
10 x 10 Drift	860	1,200
8 x 10 Attack Ramp	740
10 x 10 Alimak Vent Raise		1,360

Table 16.4                                    Mine Development Schedule – Upper Country

						Vent
Year	Alimak	Attack	Drift	Rehab	Ramp	Access	Vent	Totals
-2	756		1,273	1,000	6,570	328	1,153	11,080
-1	303		6,487	1,500	6,570	83	2,208	17,151
1	2,560	1,050	6,588	500	6,570		174	17,442
2	1,437	2,719	3,085		4,106			11,347
3		917						917
Totals	5,056	4,687	17,432	3,000	23,816	411	3,535	57,937

Table 16.5                                    Mine Development Schedule — Lower Country

				3100				Vent
Year	Alimak	Attack	Bypass	Bypass	Drift	Rehab	Ramp	Access	Vent	Totals
-2
-1			432	2,208		3,549		525	937	7,651
1	2,630	726	2,085	4,050	554	5,534	4,098	172	3,682	23,532
2	5,840	2,914	4,380		2,114	9,325	3,111			27,685
3	14,392	1,356	505		3,421	9,308	2,549			31,530
4	1,068	2,570			4,380	5,840	5,419			19,277
5	9,081	5,332			4,392	5,856	6,942	57	602	32,261
6	4,895	1,012			4,380	2,565	7,441			20,294
7	3,068				4,380	2,871	6,568			16,887
8	6,529	270			4,380	4,240	4,994			20,413
9	3,042	1,646			4,392	5,856	2,489			17,424
10	1,346	4,651			4,380	5,840	2,778			18,995
11	1,876	2,364			2,810	5,840	1,570			14,459
12		2,470			3,341	5,840	1,956			13,607
13		1,304			1,401	5,856				8,561
14	472	520			2,313	5,840	397			9,541
15	2,621				3,779	5,840	658			12,898
16	5,795	3,968			9,386	5,840	5,841			30,830
17	1,890				2,850	2,921	1,961			9,622
18	2,134				4,089					6,223
Totals	66,676	31,103	7,402	6,259	66,743	98,761	58,772	754	5,221	341,691

Table 16.6                                    Mine Development Schedule — Bottom Area

							Vent
Year	Alimak	Attack	Bypass	Drift	Rehab	Ramp	Access	Vent	Totals
10							150		150
11	3,000	1,000		1,570		1,430			7,000
12	3,000	500		1,039		3,000			7,539
13	3,000	700	500	2,979	5,840	3,000			16,019
14	3,000	700	500	2,067	1,500	3,000	138	500	11,405
15	1,500	700	500	601	2,232	2,342		500	8,375
16
17	1,500	1,000	331	1,530	2,919	2,000		700	9,980
18	1,500	700		291	5,840	3,000		466	11,797
19	1,500	700		4,380	5,840	1,044			13,464
20	1,500	200		4,380	1,000	1,430			8,510
21	349			1,984		183			2,516
Total	19,849	6,200	1,831	20,821	25,171	20,429	288	2,166	96,755

Table 16.7 Mine Development Schedule – All Areas - Summary TOTAL DEVELOPMENT IN FEET Year ALI V ATK H BYP H BYP3100 H DFT H RHB R RMP H VAC H VNT V Total Horizontal Rehab Vertical Waste Tons -2 756 - - - 1,273 1,000 6,570 328 1,153 11,080 8,170 1,000 1,909 78,293 -1 303 - 432 2,208 6,487 5,049 6,570 609 3,145 24,802 16,306 5,049 3,448 148,839 PP 1,059 - 432 2,208 7,759 6,049 13,140 937 4,298 35,882 24,476 6,049 5,357 227,131 1 5,191 1,777 2,085 4,050 7,142 6,034 10,667 172 3,856 40,974 25,893 6,034 9,046 278,640 2 7,277 5,633 4,380 - 5,199 9,325 7,218 - - 39,032 22,430 9,325 7,277 296,395 3 14,392 2,273 505 - 3,421 9,308 2,549 - - 32,447 8,748 9,308 14,392 140,399 4 1,068 2,570 - - 4,380 5,840 5,419 - - 19,277 12,369 5,840 1,068 144,260 5 9,081 5,332 - - 4,392 5,856 6,942 57 602 32,261 16,723 5,856 9,683 249,233 6 4,895 1,012 - - 4,380 2,565 7,441 - - 20,294 12,834 2,565 4,895 131,312 7 3,068 - - - 4,380 2,871 6,568 - - 16,887 10,948 2,871 3,068 94,105 8 6,529 270 - - 4,380 4,240 4,994 - - 20,413 9,644 4,240 6,529 94,820 9 3,042 1,646 - - 4,392 5,856 2,489 - - 17,424 8,527 5,856 3,042 99,303 10 1,346 4,651 - - 4,380 5,840 2,778 150 - 19,145 11,959 5,840 1,346 174,085 11 4,876 3,364 - - 4,380 5,840 3,000 - - 21,459 10,744 5,840 4,876 150,897 12 3,000 2,970 - - 4,380 5,840 4,956 - - 21,146 12,306 5,840 3,000 154,443 13 3,000 2,004 500 - 4,380 11,696 3,000 - - 24,580 9,884 11,696 3,000 118,654 14 3,472 1,220 500 - 4,380 7,340 3,397 138 500 20,946 9,635 7,340 3,972 106,579 15 4,121 700 500 - 4,380 8,072 3,000 - 500 21,273 8,580 8,072 4,621 90,787 16 5,795 3,968 - - 9,386 5,840 5,841 - - 30,830 19,195 5,840 5,795 224,929 17 3,390 1,000 331 - 4,380 5,840 3,961 - 700 19,602 9,673 5,840 4,090 104,469 18 3,634 700 - - 4,380 5,840 3,000 - 466 18,020 8,080 5,840 4,100 84,425 19 1,500 700 - - 4,380 5,840 1,044 - - 13,464 6,124 5,840 1,500 59,106 20 1,500 200 - - 4,380 1,000 1,430 - - 8,510 6,010 1,000 1,500 48,870 21 349 - - - 1,984 - 183 - - 2,516 2,167 - 349 14,832 22 - - - - - - - - - - - - - - 23 - - - - - - - - - - - - - - 24 - - - - - - - - - - - - - - Ops 90,522 41,990 8,800 4,050 97,236 120,884 89,877 517 6,624 460,501 242,471 120,884 97,146 2,860,544 Total 91,581 41,990 9,233 6,258 104,996 126,932 103,017 1,454 10,922 496,382 266,947 126,932 102,503 3,087,675

Figure 16.7          Sunshine Mine Development

16.5.5              Production Schedule

The Upper Country decline ramp will initiate mine ramp development while also providing initial stope access development in support of preproduction. During this time, the mill process plant is being built. A two-year preproduction period is required for mine development, plant, and infrastructure construction. Preproduction material from stope development will be stockpiled for the mill startup. Production from the mine is initially limited to the Upper Country stopes until the shaft rehabilitation and deeper ventilation system with a deep secondary escapeway are completed. Mine production in the Upper Country will gradually increase while the Jewell Shaft rehabilitation is completed allowing Lower Country preproduction development. A production transition will occur as the Lower Country production increases via the Jewell Shaft, affording an Upper Country production decline. The long-term production goal is a 1,200 tpd operation, while also moving 300 to 400 tpd of development waste. The production was scheduled in detail for the first 15 years, with the remaining production added from material above the 4600 Level. Mining from the 4600 Level down was assumed to start at year 20 as mining production decreases above the 4600 Level. The last several years in the schedule includes material only from below the 4600 Level.

Table 16.8 summarizes the mine production schedule based on a 10 opt silver cutoff.

Table 16.8                                    Mine Production Schedule

	Ore					Ag
	Tons	Ag	Cu	Pb	Zn	ozs
Year	000’s	oz/ton	%	%	%	000’s
1	119.2	20.44	0.06	0.18	0.03	2,435.9
2	269.7	22.12	0.17	0.13	0.03	5,965.0
3	387.1	25.36	0.18	0.34	0.03	9,819.2
4	427.8	24.41	0.19	0.35	0.02	10,444.2
5	427.3	24.37	0.20	0.36	0.02	10,411.9
6	428.0	25.41	0.22	0.38	0.02	10,875.0
7	430.2	26.13	0.25	0.25	0.02	11,239.4
8	430.1	26.14	0.16	0.31	0.02	11,243.8
9	431.4	27.13	0.16	0.32	0.02	11,704.6
10	428.7	27.38	0.17	0.40	0.02	11,735.7
11	430.2	28.53	0.19	0.43	0.02	12,275.1
12	429.4	28.96	0.15	0.58	0.02	12,433.5
13	431.0	25.76	0.15	0.57	0.03	11,101.1
14	430.2	24.06	0.17	0.64	0.02	10,351.6
15	425.8	23.28	0.22	1.23	0.04	9,911.2
16	430.1	25.02	0.32	0.75	0.03	10,761.2
17	429.1	25.22	0.29	0.77	0.02	10,821.8
18	430.0	24.95	0.26	0.61	0.02	10,728.5
19	420.0	24.98	0.13	0.25	0.02	10,490.0
20	417.0	22.21	0.10	0.13	0.01	9,260.8
21	396.0	22.15	0.14	0.19	0.01	8,770.8
22	383.9	22.25	0.17	0.07	0.01	8,542.6
23	347.1	22.71	0.26	0.03	0.01	7,884.9
24	304.5	20.85	0.17	0.03	0.01	6,350.1
Total	9,483.8	24.84	0.19	0.41	0.02	235,557.7

17.0                        RECOVERY METHODS

The Sunshine Mine’s processing facility will receive ROM mineralized material, initially from the Upper Country portion of the deposit through the Sterling Tunnel. Later the Lower Country mineralized material will be delivered by an existing hoist in the Jewell Shaft on the Sunshine Mine site. ROM mineralized material will be delivered from the hoist to the ROM ore bin and then fed to the primary crushing circuit. Material from the Sterling Tunnel will be delivered to a truck dump area at an above ground stockpile that will also be fed to the primary crushing circuit.

The processing facility is expected to consist of a comminution circuit followed by a silver and copper flotation circuit and a subsequent lead flotation circuit to produce two concentrates. The two concentrates are planned to be thickened and filtered for load out to bulk containers. Bulk concentrate would be stored onsite for shipment to appropriate metal recovery facilities. The concentrate storage facility would accommodate enough concentrate for at least five days production.

The silver, copper, and lead metals will all be included within the two concentrates produced in the flotation system. During processing of the Upper Country mineralized material, in total approximately 92% of the silver, 93% of the copper, and 61% of the lead is expected to be contained in the two concentrates. Based on historical estimates of recovery, approximately 96% of the silver, 94% of the copper, and 85% of the lead in the Lower Country mineralized material is expected to be contained in the two concentrates. The recovery values, for the Upper Country mineralized material, may improve once additional metallurgical testwork has been completed and the grinding and flotation process has been adjusted to optimize recovery of all three metals. Figure 17.1 presents the conceptual simplified flowsheet for the proposed flotation plant operations.

Figure 17.1 Proposed Sunshine Mine Process Flowsheet (Lyntek, 2014)

The lead concentrate will also contain varying amounts of silver depending upon the origin of the ROM plant feed from the mine. Historically, the Coeur d’Alene district has produced silver rich galena concentrates as well as the high silver-copper tetrahedrite containing concentrates. Stopes outside of the main Sunshine zone area of the mine contain increasing amounts of galena-bearing mineralized material. Depending upon the production stopes feeding the mill, variable amounts of lead-bearing mineralized material will be processed in the mill. The lead concentrates with the galena-argentite mineral association have considerably lower contents of silver compared to the silver-copper tetrahedrite concentrates. The lead-silver concentrate will be sold to a lead toll smelter, such as Teck Metals Ltd.’s smelter at Trail, BC, Canada.

The high-grade silver-copper concentrate will be further refined by:

•                  Transport the flotation concentrate to a new antimony facility that would recover antimony-rich products for sale, as well as reduce the antimony content and potential impact on subsequent refining operations.

•                  Process the residue from the antimony facility in the existing refinery to produce a silver doré and electrolytic copper for market.

The total estimated power requirement for the concentrator is 3,000 kW (3,780 connected hp). This includes crushing, grinding, flotation, pumping, concentrate handling and storage, reagent mixing and storage, process utilities, and tailings handling and pumping, using as much tailings as possible as a cemented paste mine backfill. Based on typical demand and load factors, the maximum demand is estimated to be 2,850 kW and the average demand is estimated to be 2,550 kW. The additional estimated power for the antimony plant is approximately 1,800 kW and the additional estimated power for the refinery is 2,063 kW.

The estimated make-up water requirement for flotation plant operations is 200 gpm, based on 15% moisture in the flotation concentrate filter cake, a 50% (w/w) slurry being sent to the TSF, and the balance of the water recovered from the process plant recycled to the flotation plant.

18.0                                 PROJECT INFRASTRUCTURE

18.1                                 Site Plan

The Sunshine Mine is located in a constrained, topographically-challenged area approximately two and one-half miles south of I-90 on Big Creek Road. The mine site is divided into an east and west side by Big Creek. Big Creek Road passes through the property on the west side of Big Creek and the majority of the existing mine site, dating back to the early 1900s, is situated on the east side of Big Creek.

Due to the age of the existing infrastructure, the majority of the buildings will be demolished and new buildings are planned to be constructed for operations. Numerous options for facility locations were identified and sequencing of the demolition will be evaluated in the next stage of project development. Potential locations for the process plant and ancillary facilities were based on the following considerations:

•                  Utilization of the existing topography to minimize site development and mass earthworks;

•                  Incorporation of vertical facilities to the extent possible due to limited space

For purposes of this PEA, one possible site plan of those identified is shown below in Figure 18.1. Further evaluation of all potential site plans will be completed during the next phase of project development.

Figure 18.1   Conceptual Site Plan

18.2           Tailings Storage Facility

The existing TSF is located in close proximity to the mine, approximately one mile north of the mine site on the west side of Big Creek and Big Creek Road. The TSF was permitted for seven lifts and it is currently halfway into lift number five. See Figure 18.2 for the ultimate layout of the currently permitted facility with stages five, six, and seven constructed.

The remaining storage capacity in the permitted facility, which includes the balance of stage five, six, and seven, is estimated at 950,000 tons at an average tailings density of 75 pounds per cubic foot (pcf).

Current plans are to expand the TSF using “dry stack” tailings depositional techniques by building on top of the conventional tailings facility shown in Figure 18.2 above. The dry stack facility currently under consideration can be referenced in Figure 18.3 below.

This facility will be constructed from relatively dry “filter cake” from the filter plant. The filter cake will be transported to the dry stack facility via trucks and compacted using selective routing of haul traffic and a vibratory compactor. Access on top of the conventionally deposited tailings mass, for dry stack development, will be provided by placement of up to six feet of mine waste rock on top of the conventionally deposited tailings. This waste rock layer will also serve as a drain layer to provide ongoing drainage of the tailings mass. Process solutions collected from the tailings will be treated in the adjacent water treatment plant to meet permitted discharge limits and returned to the mill as process make-up water to the extent possible, or released to the outfall located at the South Fork of the Coeur d’Alene River. The dry stack portion of the TSF as presented in Figure 18.3 will add approximately four million tons (3.8 million needed) of additional storage capacity at an average tailings density of 90 pcf.

Figure 18.2   Ultimate Layout of the Permitted Tailings Storage Facility (AMEC, 2012)

Figure 18.3   Conceptual Dry Stack Tailings Configuration (AMEC, 2012)

18.3                                Waste Slurry and Process Solution Streams Management

Currently tailings, sewer and domestic water from the mine, storm water runoff from the plant site, and mine water flow from the Sterling Tunnel and Sunshine Portal are conveyed by gravity flow in a 14-inch diameter buried pipeline from the plant site to the TSF. Mine water and drainage from the Crescent Mine are conveyed to the TSF via an 8-inch diameter buried pipeline. No dual wall containment or leach detection is present in the existing systems.

The project described as the basis for this PEA includes the following actions/components:

•                  Excavation of a new trench in the existing right-of-way for the three new pipelines described below.

•                  Installation of a new 8-inch diameter Arctic dual walled HDPE pipe from the process plant to the TSF to replace the 14-inch diameter pipe described above, carrying the same flows listed. Initial flow will be largely by gravity, but with assistance from the tailings thickener underflow pump. As the TSF embankment is raised, a booster pump will be employed at the TSF to provide additional lift.

•                  Installation of a second new 8-inch diameter Arctic dual walled HDPE pipe from the process plant to the WTP. This pipe, replacing the 8-inch diameter pipe described above, will carry mine water and drainage from the Crescent Mine. Both 8-inch diameter dual walled Arctic HDPE pipelines will include leak detection systems by the use of remote pressure monitoring at specified intervals.

•                  Installation of a new 4-inch diameter HDPE pipeline from a reclaim water tank located at the TSF to the mill process water storage tank. Pressure to overcome the static head differential and friction losses within the pipe will be provided by two 30 hp pumps, one operating and one in standby.

18.4                                Waste Rock Storage Facilities

The WRSF is located approximately one-quarter mile north of the mine site on the east side of Big Creek Road. It currently has the capacity to handle the waste from the Sterling Tunnel and some of the existing waste rock will be used for development of the remaining lifts for the TSF. SSMC is also permitted to store waste rock in the ConSil WRSF located approximately four miles east of the mine site. Costs to transport waste rock by truck from the Jewell Shaft to the ConSil WRSF have been included in mine development costs.

18.5                                Fresh and Process Water Supply

Water supply is abundant as Big Creek passes directly through the mine site and SSMC currently has four water rights licenses; three surface water licenses from Big Creek and one groundwater well. Water from Big Creek is drawn from an intake station located south of the mine and is used for water supply, including process make-up, non-contact cooling, fire protection, and other non-potable uses. The combined water volume available is approximately nine cubic feet per second (cu ft/sec). Water storage is not an issue for the mine due to the abundance of water rights.

Preliminary water requirements for the project were developed by Golder Associates. The complete make-up water requirement of 200 gpm can be taken from Big Creek via the pump station located one mile south of the mine site, should mine water from dewatering or reclaim water from the TSF be temporarily unavailable for any reason. Two new steel storage tanks for fresh and fire water and process water, with capacities of 200,000 and 20,000 gallons, respectively, are currently planned. Recycling of water from the process plant, use of mine water from mine dewatering, and recycling of reclaimed water from the TSF will be maximized to the extent possible to reduce the amount of fresh water make-up required.

Potable water is obtained from a water line that parallels Big Creek Road to the mine and is owned and maintained by the municipal water district, Central Shoshone County Water.

18.6                                Main Access Road

The Sunshine Mine is located approximately 37 miles east of Coeur d’Alene, Idaho along I-90, and four and one-half miles southeast of the town of Kellogg, Idaho at the Big Creek exit. The main access road to the Project is Big Creek Road, which is paved and well maintained year round. Roads to all plant facilities currently exist, so no new roads are expected to be constructed.

With the mine site just south of I-90, there are neither logistical issues for equipment and supply deliveries nor shipment of concentrates for refining. From I-90, concentrate can be trucked to smelters and refineries located in Idaho, Montana, or Canada, or transported to overseas or eastern Canadian smelters.

18.7                                Security

Access to the main plant site is via an SSMC-owned bridge across Big Creek. A guard house is located at this entrance and is manned 24/7 to monitor access to the site. Security personnel maintain perimeter security, authorizing access to incoming personnel, and performing roving patrols around the site area. Natural barriers, including Big Creek and rugged terrain, are augmented with wire fencing to enhance security.

18.8                                Power Supply

The local utility company, Avista, owns and maintains the 13.2 kV line which parallels Big Creek Road to the mine site. This power line is dedicated to the Sunshine Mine and it terminates at the Avista substation located on the north end of the property. Conceptual designs in support of this PEA have considered replacing as many as a dozen older, existing substations throughout existing facilities with several modern, more efficient substations located adjacent to the major load centers envisioned as part of the new processing facilities. Preliminary load profiles have been estimated and initial discussions between SSMC and Avisita have occurred to allow Avista to identify any required upgrades to their power supply to the Sunshine Mine. A back-up diesel generator to maintain power to critical systems, during power outages, is currently planned.

18.9                                Water Treatment

Excess water from process operations that may require treatment will be treated using oxidation and precipitation utilizing lime and polymer treatment. The waters to be treated include:

•                  Refinery and antimony plant waste water

•                  Mine dewatering

•                  Crescent Mine water

•                  Mill discharge water

•                  Grey water and runoff water

The proposed location of the WTP is to the northeast of the existing refinery. This area is currently not in use and is large enough to accommodate all water treatment needs, and if necessary, temporary storage of produced solids. Refer to Figure 18.4 for a conceptual site general arrangement.

Due to the nature of the various waste streams, two separate water treatment plants (WTP) are envisioned to ensure compliance with the discharge standards at the lowest possible cost. Anticipated discharge standards were projected by Tetra Tech based on recent permitting activity in the area. The refinery and antimony WTP will treat water discharged from the refinery and antimony plant. The mill and mine WTP will treat water from the mill, mine, Crescent Mine, and grey water. The two WTPs will be constructed side by side in the same building for ease of operations and costs. Refer to Figure 18.5 for a conceptual flowsheet.

Figure 18.4   Conceptual Water Treatment Process General Arrangement (Lyntek, 2014)

Figure 18.5   Conceptual Water Treatment Process Flowsheet (Lyntek, 2014)

18.9.1     Refinery and Antimony Water Treatment Process

Waste water from the refinery and antimony plant will be combined and treated with a combination of reverse osmosis, oxidation, lime precipitation, and polymer treatment. After treatment, the resulting treated water is anticipated to be in compliance with the expected discharge standards and can be discharged offsite. The precipitated solids are anticipated to be high in heavy metals which will need to be disposed of at an approved offsite disposal facility. Total solids generation is estimated to be approximately one ton (dry) solids per day. The solid waste produced will be a combination of iron hydroxide, copper hydroxide, manganese hydroxide, and heavy metal hydroxides.

18.9.2     Mill and Mine Water Treatment Process

All other waters produced from the mill, mine(s), grey water, and runoff, requiring treatment will report to a separate WTP utilizing lime precipitation, oxidation, and polymer treatment. Mine water will be treated underground using an anti-scalant to prevent iron and hardness scaling in pipes, prior to being pumped to the surface for use in the process to the extent possible. Treated water from the mill and mine WTP is expected to meet all discharge standards for surface discharge and may be discharged to the current outfall pipe depending on the mill’s make-up water requirements at the time. These solids, as a dewatered filter cake, are expected to pass Meteoric Water Mobility tests (MWM) and will be sufficiently stable to be disposed of within the existing TSF. Total solids generation is estimated to be approximately 14.2 tons (dry) solids per day.

Any site precipitation (rain and snow melt) and surface runoff will be intercepted prior to coming into contact with process areas and diverted offsite to a sediment basin and discharged to Big Creek.

18.10                          Domestic Waste

A  sewage leach field is located to the south of the current administration building under the parking lot. The leach field supports the administration building. Effluent from processing and ancillary facilities east of Big Creek is discharged to the TSF. In an ongoing effort to improve the overall infrastructure of the Big Creek transportation corridor, Shoshone County and the South Fork Sewer District have identified the need to enlarge and extend the current municipal sewer system to include the Sunshine Mine. This improvement is reportedly scheduled to occur within several years.

18.11                          Employee Transportation

With the mine site being located near a well populated region, SSMC does not provide company housing or transportation. Movement of workers about the project site is by company-supplied vehicles.

For management, supervisory, and technical staff subject to call-out during off-hours, company vehicles are assigned for transportation between local communities and work locations.

18.12      Fire Protection

The existing fire protection system, comprised of a diesel driven fire pump, hydrants, and dry pipe sprinklers will be modernized and extended throughout the new facilities at site. A new

200,000 gallon fresh and fire water storage tank will be constructed, maintaining dedicated firewater storage per code requirements.

Valve stations are equipped with water flow detection alarms which alert mine personnel to contact the local authorities upon flow detection.

Portable fire extinguishers are located throughout the mine site facilities in accordance with fire codes and standards and MSHA standards. All extinguishers are inspected monthly and tested annually.

The Kellogg Fire Department is located approximately five miles from the mine site and responds in a timely manner. Thus, the mine does not maintain a fire brigade or fire fighting hoses.

19.0                                 MARKET STUDIES AND CONTRACTS

19.1                                 Market Studies

An independent marketing consultant, Takefumi Maene, conducted a marketing study for the Sunshine Mine Project in the second quarter of 2012. The study included a review of preliminary concentrate composition, identification of potential smelters, information on the marketability of the products, recommended market pricing for payable metals, treatment charges, refining charges, penalty elements, and freight charges. Additional information regarding the concentrate composition was provided to Mr. Maene, and the study recommendations were updated for current market conditions and the most current concentrate characteristics during December 2013 – February 2014.

Throughout plant operation, the lead concentrates are planned to be shipped to commercial refineries or smelters. Pricing was obtained from Teck Metals Ltd.’s facility in Trail, BC to process the lead concentrate. The typical terms and conditions received from this facilitiy form the basis for the terms used in the economic model and are shown in the Table 19.1 below.

Table 19.1 Concentrate Processing Charges and Penalties

		Rate
	Description	USD	Unit
	LOM - Lead Concentrate
Payable:	Silver @ 95%
	Lead @ 95%
	Treatment Charges - Lead Con (1)	362.88	/dst
	Refining Charges - Lead Con	1.50	/Toz
	Penalties - Lead Con
	Antimony @ 2.193% (2)	$3.50	/dst
	Arsenic @ 0.69% (3)	$10.61	/dst
	Mercury @ 70.432 ppm (4)	$16.44	/dst

(1)   $400 per dmt / 1.1023 for dst.

(2)         Sb penalty is $2 per dmt of Pb Con for each 0.1% greater than 2.0%. 2.193% - 2.0% allowed = 0.193 penalized x $2/0.1 or $3.86/dmt (x 0.9072 for dst).

(3)         As penalty is $3 per dmt of Pb Con for each 0.1% greater than 0.3%. 0.69% - 0.3% allowed = 0.39 penalized x $3/0.1 or $11.70/dmt (x 0.9072 for dst).

(4)         Hg penalty is $3 per dmt of Pb Con for each 10 ppm > 10 ppm. 70.432 ppm - 10 ppm allowed = 60.432 penalized x $3/10 or $18.12/dmt (x 0.9072 for dst).

The following inputs were considered for establishing base metals prices for economic evaluation purposes:

•                  Silver, copper, and lead market prices were drawn from consensus pricing commodity decks provided by Morgan Stanley (last updated January 24, 2014). Consensus pricing is accomplished by periodically surveying major commodity forecasters and reporting their results for yearly and long-term forecasts.

•                  The three-year trailing average price for antimony was obtained from Kitco.com and MetalPrices.com.

After reviewing the above information, the basis elected for the prices in the economic analysis was to use the median future price forecasts provided by Morgan Stanley for 2016-2018 for the first three years of production, and use the long term median future price forecasts beginning in year 2019 for the remainder of mine life. Morgan Stanley did not provide pricing for antimony metal, so the recommended value provided by SSMC’s marketing consultant was used for all production years.

Though the proportion of antimony in the silver-copper concentrate which would be produced as antimonate was established from the conceptual mass balance, no antimonate pricing was obtained for this PEA. Therefore, for purposes of this PEA, the potential revenue from antimonate sales and associated freight and treatment costs were assumed to be essentially equal.

Neil Prenn, P.E., has reviewed the above information, and as author and Qualified Person of this section, has reviewed the analyses and confirmed that the results support the assumptions used in the economic analysis in this Technical Report.

19.2           Contracts

Presently, there are no contracts in place for services contemplated in this Technical Report. As FS activities recommended in Item 26.0 commence, contracts will be put in place for the indicated services.

20.0                                 ENVIRONMENTAL STUDIES, PERMITTING, AND SOCIAL/COMMUNITY IMPACT

This section of the PEA summarizes the environmental studies that have occurred and are planned for the future, the project permitting requirements and status, and potential social or community issues associated with reopening the Sunshine Mine.

The Sunshine Mine has been operated for various periods between 1921 until 2008, with numerous changes of ownership, operating rates, and processing methods employed. The current property holdings reportedly consist of approximately 10,377 acres including fee simple ownership, patented mining claims, and unpatented mining claims. The primary components of the mine around which environmental monitoring and permitting are associated include: the Sunshine Mine and Mill area; the Sunshine WRSF, adjacent laydown yard and storage buildings; the Sunshine TSF (also known as Tailing Pond #2); and the adjacent Consolidated Silver Mine (also known as Silver Summit and ConSil) and the ConSil mill, waste rock, and tailings area. In October 2013, SSMC also acquired the Sunshine Precious Metals Refinery located at 1098 Big Creek Road.

The Sunshine Mine and related facilities are located in the Big Creek watershed. Big Creek flows into the South Fork. The ConSil facilities are located in the Rosebud Creek watershed. Rosebud Creek flows toward the South Fork, however surface water flow in the creek appears to infiltrate downhill of the mine facilities and before reaching the South Fork. No surface discharge to the South Fork has been identified or observed via Rosebud Creek. The South Fork is included on the State of Idaho’s Clean Water Act (CWA) 2010 and Draft 2012 303(d) list as impaired (exceeding water quality standards) for suspended sediments, cadmium, lead, and zinc. This is due to historic mine operations located in the Silver Valley that discharged mine wastes and tailings into the South Fork and tributaries before environmental laws were created.

EPA included the South Fork and adjacent areas, including Sunshine, ConSil, and numerous other historic mines in the Upper Basin of the Coeur d’Alene River, in the Bunker Hill Mining and Metallurgical Complex Superfund Site, listed pursuant to the Comprehensive Response, Compensation, and Liability Act (CERCLA). EPA Region 10 has developed a Remedial Investigation/Feasibility Study for the CERCLA site and in August 2012, issued an Interim Record of Decision Amendment, which proposes remediation of certain parts of the Basin.

20.1           Environmental Baseline

Environmental data currently exists for the Sunshine Mine and Mill, ConSil, and refinery areas from several sources, including:

•                  monitoring and studies associated with past mine operations;

•                  monitoring and studies performed as required under permits for past mine operations;

•                  monitoring and studies used for the Superfund documents prepared by EPA and Idaho Department of Environmental Quality (IDEQ); and.

•                  a 2004 Site Characterization Report prepared for the former owners of the refinery property.

This existing data provides some information to characterize environmental baseline conditions. However, SSMC determined that more current and comprehensive data was needed to provide information for developing plans and permits for reopening the Sunshine Mine. In 2012, SSMC initiated environmental studies to provide the following information:

•                  surface water quality and hydrology;

•                  groundwater hydrogeology; and

•                  waste rock geochemical characteristics.

In 2013, as part of a Phase II Environmental Site Assessment (ESA) conducted in connection with the acquisition of the Sunshine Refinery, SSMC performed soil, surface water, and groundwater sampling at key locations throughout the refinery property

The subsections below summarize the current environmental monitoring program.

20.1.1  Surface Water

A surface water sampling program was initiated in March 2012 to evaluate the water quality around the Sunshine Mine and ConSil Mine facilities. Sample locations were selected based on the location of existing and proposed facilities associated with the Sunshine Mine. Two rounds of sampling were conducted at 11 locations in Big Creek, the South Fork, and Rosebud Creek. In addition, five seeps in the vicinity of the Sunshine Mine and a seep discovered between the Sunshine TSF and Big Creek were sampled. Samples were analyzed for field parameters, major ions, and a full suite of metals. Additional baseline surface water sampling was also conducted upstream and downstream of the refinery property as part of the Phase II ESA, with analysis for the following parameters.

•                  Total Petroleum Hydrocarbons - Diesel Range Organics (TPH-DRO);

•                  Volatile Organic Compounds (VOCs);

•                  Semi-Volatile Organic Compounds (SVOCs);

•                  Total and Dissolved Metals - Antimony, Arsenic, Cadmium, Cobalt, Copper, Iron, Lead, Manganese, Mercury, Nickel, Silver, and Zinc;

•                  Polychlorinated biphenyls (PCBs); and

•                  Wet Chemistry - Alkalinity, Chloride, Conductivity, Nitrate/Nitrite, pH, Total Dissolved Solids, and Sulfate.

The observed concentrations of trace metals detected in Big Creek, Rosebud Creek, and the seeps do not exceed Idaho or EPA aquatic life surface water quality standards.

In addition, SSMC implements an annual receiving water quality monitoring program in compliance with NPDES permit requirements, which includes the collection of samples from Big Creek, above and below mine facilities, and from the South Fork, upstream of the NPDES outfall and downstream of the confluence with Big Creek.

20.1.2     Hydrology

Measurements of surface water flow have been collected in Big Creek, the South Fork, and in Rosebud Creek at the same locations identified for water quality analysis. The USGS maintains several stream flow stations on the South Fork that provide historical and real time data that can also be used to characterize hydrology around the site. The Big Creek watershed hydrograph is dominated by spring snowmelt typical in north Idaho.

20.1.3     Hydrogeology

Hydrogeology baseline studies included the collection of groundwater from the alluvial (shallow) groundwater system and collection of water exiting the mine portals and seeps. Groundwater was sampled at 17 locations within the Big Creek and Rosebud Creek drainages. This preliminary groundwater characterization effort was conducted at temporary monitoring locations established through direct-push and air-rotary drilling methods. The establishment of a permanent network of groundwater monitoring wells is currently being considered, based on the results of these initial investigations.

During the Phase II ESA of the refinery property, five existing monitoring wells around the refinery property were sampled for TPH-DRO, VOCs, SVOCs, total and dissolved metals, PCBs, and wet chemistry. Samples collected from several of the wells indicated concentrations of copper, iron, antimony, and manganese above drinking water limits. However, as no down gradient domestic wells utilize the alluvial aquifer for drinking water, there are currently no exposure pathways affecting human health.

As discussed in the surface water section above, samples were also collected from five mine-related discharge points and surface seeps, including: Old Sunshine Mine Portal, Silver Summit Mine Portal, Lower Crane Portal, Gullickson Seep, and Mill Seep.

Piezometers in place at the Sunshine TSF have been evaluated to determine if they could be redeveloped to provide information on water levels.

20.1.4     Soils

Surface and shallow subsurface (to approximately five feet) soil sampling was performed as part of the Phase II ESA at the refinery property. Soil samples from eight test pits and one additional surface location were obtained and analyzed for TPH-DRO, VOCs, SVOCs, metals, and PCBs.

Elevated levels of antimony, arsenic, cobalt, lead, mercury, and silver were detected in soil samples, consistent with the understanding that waste rock was used as fill material for the refinery pad. Other constituents were not detected above reporting limits.

20.1.5     Wetlands

SSMC has no plans to construct project facilities in wetland areas, therefore no jurisdictional wetlands surveys are planned at this time.

20.1.6     Meteorology and Air Quality

There are no plans at this time to install a meteorological monitoring station. Based on correspondence with the Air Quality Division of the IDEQ, meteorological data for use in dispersion modeling in support of an air permit application will be provided by the IDEQ. The

Sunshine Mine is in an area of Idaho which is in attainment of the national ambient air quality standards.

20.1.7  Rock and Mine Waste Characterization

SSMC plans to place waste rock produced during renewed underground mining on the Sunshine WRSF. SSMC intends to use some of this waste rock at the Sunshine TSF for construction of additional dam raises and ultimately for closure. There was limited waste rock geochemical data available; therefore, a preliminary characterization program was conducted to evaluate the potential for acid generation and metal leaching from waste rock and to evaluate geotechnical properties. Samples representing the range of rock types in the Sunshine and ConSil WRSFs were collected and subjected to the following test procedures:

•                  Mineralogical and elemental analyses;

•                  Static geochemical testing and acid-base accounting using standard geochemical techniques (sulfur analysis, paste pH, acid neutralization potential, and acid generating potential) to determine acid rock drainage potential; and

•                  MWMP analyses to evaluate metals leaching potential.

The primary findings of this preliminary analysis are as follows:

•                  Waste rock is non-acid generating under several different evaluation criteria;

•                  Trace metal concentrations are generally low or below reporting limits in the MWMP leachates from the ConSil and Sunshine waste rock samples; and

•                  Concentrations of antimony, arsenic, barium, boron, copper, manganese, molybdenum, and strontium were detected above reporting limits. The remaining trace metals were all below 0.5 mg/L in the waste-rock leachates.

Tailings will be deposited in the existing Sunshine TSF. Characterization of the tailings is not planned since processing methods are expected to be substantially similar to the methods previously used and therefore, the chemistry of water coming into contact with the tailings is expected to be similar to the current discharges from the Sunshine TSF. The discharge chemistry has been monitored for years as a requirement of the NPDES permit.

The Sunshine TSF was constructed in the 1980s and currently covers approximately 33 acres. Additional dam lifts have been approved to provide capacity for tailings from the Project. A TSF expansion evaluation was completed to evaluate the applicability of the existing tailings facility design to current permitting standards, evaluate the geotechnical stability of the facility, and develop capacity of the existing facility and planned lifts to accommodate tailings from the reopened Sunshine Mine. The expansion study was completed by AMEC Environment and Infrastructure in 2012 and 2013. The results of the study concluded that the facility could in fact be completed as originally designed and would offer a sustainable design from a geotechnical standpoint.

20.2           Material Environmental Issues

There are no environmental issues that are anticipated to materially impact the ability to reopen the Sunshine Mine. This conclusion is based on a review of the studies completed to date and planned for the immediate future and review of the permits and approvals needed for the Project and associated regulatory requirements.

20.3           Permitting

Numerous federal and state permits, plans, and approvals will be required for this Project. The permits are described in the Permit Handbook for the Sunshine Mine, produced by Tetra Tech and summarized in Table 20.1.

In certain situations, issuance of a Federal permit requires compliance with the National Environmental Policy Act (NEPA) and development of an Environmental Impact Statement (EIS) or Environmental Assessment (EA). Based on the current proposed operating plan, reopening of the Sunshine Mine will not require development of an EIS. The NPDES permit will be a reissuance of an existing permit. CWA 404 actions, if any, would be authorized under a nationwide permit. Neither of these Federal actions will require development of an EIS or EA.

Table 20.1   Potential Sunshine Mine Activities and Permits

Activity	Permit, Approval, Certification Requirement	Responsible Agency
Building Demolition	Asbestos Removal	USEPA NESHAP
	Institutional Controls Permit	Panhandle Health District
	Site Disturbance permit	Shoshone County Planning and Zoning
	Contaminated soil investigations and cleanup	Idaho Department of Environmental Quality (IDEQ)
Storm water runoff that discharges to waters of the U.S. during construction and operations	EPA Multi-sector general permit (2008 MSGP) and SWPPP	USEPA Region 10
Point source discharges of wastewater to waters of the U.S.	NPDES	USEPA Region 10
Point source discharges of wastewater to waters of the U.S.	State CWA 401 certification	IDEQ
Building construction	Building and Site Disturbance Permit	Shoshone County Planning and Zoning Department
Tailings Impoundment modifications, if beyond current design capacity	Form 1721	Idaho Department of Water Resources (IDWR)
Tailings dam modifications; if beyond current design capacity	Form 1710	IDWR
	CWA 404 permit for dredge and fill if in waters of the U.S.	USACE
	401 certification of the 404 permit, if necessary	IDEQ
Tailings Dam Operation	Idaho Dam Emergency Action Plan	IDWR
Petroleum storage	SPCC	USEPA Region 10
Facility construction and operation	Air Quality Permit	IDEQ
Groundwater Protection	Point of Compliance	IDEQ
Stream Channel alterations associated with construction activities	Joint Stream Channel Alteration Permit	IDWR
	CWA 404 permit	USACE
	401 certification of 404 permit	IDEQ
Metal contaminated soils removal	ICP permit	Panhandle Health District
Waste rock facility expansion, if in waters of the U.S.	CWA 404 permit	USACE
	401 certification of the 404 permit	IDEQ
Repair or maintenance of outfalls, if in waters of the U.S.	CWA 404 permit	USACE
	401 certification	IDEQ
Refinery	No Exposure Certification for Storm water under MSGP/SWPPP	USEPA Region 10
	Air Quality Permit	IDEQ

20.4                        Status of Permit Applications

There have been no permit applications submitted for Project construction at this time. SSMC is collecting data, consolidating information to be used for the permit applications, and has prepared a schedule for integrated permit application and development.

20.4.1              Air Permit

A preliminary emissions inventory for the Sunshine Mine and Mill has been developed and SSMC has been in communication with the Air Quality Division of the IDEQ regarding air permitting requirements. Based on the work performed to date it is anticipated that the facility will be considered a minor source and a Permit to Construct (PTC) will be required prior to commencing construction of the new mill facilities. In anticipation of developing a permit application, an Air Dispersion Modeling Protocol has been submitted and approved by the IDEQ.

Although no evaluation of potential emissions from the proposed refinery have been performed at this time, documents reviewed as part of the Phase I ESA conducted for the refinery property indicate that the facility operated in compliance with Idaho air quality regulations under a PTC exempt status. As plans for the refinery operations are developed, additional evaluations regarding air permitting requirements should be performed

20.4.2              NPDES Permit Status and Reissuance

SSMC currently holds an NPDES permit that was issued by EPA Region 10 on August 8, 1991. The permit expired on September 9, 1996, but has been administratively extended and is in effect until EPA reissues the permit.

The NPDES permit authorizes the discharge of waste water from the Sunshine TSF to the South Fork through Outfall 001. The permit also authorized discharge from the silver/antimony refinery to Big Creek (Outfall 002) and discharge from the Price Tunnel to Big Creek (Outfall 003). Outfalls 002 and 003 are no longer discharging. SSMC plans to submit an NPDES permit renewal application to EPA for reissuance of the Sunshine Mine NDPES permit for Outfall 001. The permitting process is anticipated to require 12 to 18 months.

The current NPDES permit includes effluent limits for metals, monitoring of effluent and the receiving water, and other requirements. It is anticipated that the re-issued permit will contain updated effluent limitations and a compliance schedule allowing the operation to modify its treatment facilities, as necessary, and meet the effluent limits in accordance with the established schedule.

Storm water discharged from the Sunshine Mine activities is authorized under the Multi-sector General Permit (MSGP), issued by EPA. The substantive requirement of the MSGP is preparation and implementation of a SWPPP. The current SWPPP for the site will be modified to incorporate changes based on plans for demolition and construction.

SSMC also holds an NPDES permit for discharges from the ConSil adit and TSF to the South Fork, although there has reportedly not been any discharge to the South Fork in over 20 years. This permit may need to be reissued if proposed mine operations impact the ConSil area.

A CWA 401 certification from IDEQ is required to ensure that the discharges, as authorized under the NPDES permit, will comply with state water quality standards. The certification application and issuance process occurs concurrent with the NPDES permitting process.

20.4.3              CERCLA Issues

EPA has proposed cleanup actions that may affect some aspects of SSMC’s plans for reopening the Sunshine Mine. Likewise it is important to ensure that proposed mine activities do not adversely affect the cleanup activities. According to EPA’s Proposed Plan “USEPA intends to manage its Superfund responsibilities in the Upper Basin in a manner that will allow for responsible mining and mineral processing activities as well as exploration and development.”

In 2001 the former owners of the Sunshine Mine (Sunshine Mining and Refining Company and Sunshine Precious Metals, Inc.) entered into a consent decree with the U.S. Government and Coeur d’Alene Tribe that settled Sunshine’s CERCLA liability and federal natural resource damage claims. SSMC should continue to consult with EPA and IDEQ to ensure that reopening the Sunshine Mine will not impact cleanup activities and that cleanup activities will not affect proposed mine operations. Any contaminated soils or other materials from historic operations encountered during demolition or construction must be managed and disposed under the Institutional Controls Program (ICP) run by the Panhandle Health District.

20.5                        Social or Community Related Requirements and Plans

The Sunshine Mine is located approximately 37 miles from Coeur d’Alene, Idaho in Shoshone County. The Project occurs three miles north of the U.S. Forest Service, Coeur d’Alene National Forest boundary (Idaho Panhandle National Forests) exclusively on private lands.

The Sunshine Mine is located approximately four and one-half miles outside the city limits of Kellogg. Kellogg had a population of 2,120 in 2010, which is down from 6,000 in 1980, after the closure of the Bunker Hill Mine. The town has since developed a ski resort community at the base of the Silver Mountain Resort. It is expected that the 300 workers the mine would employ would live in Kellogg or the surrounding communities of Pinehurst, Osburn, Silverton, or Wallace, or would commute from Coeur d’Alene. The local residents of Kellogg and the surrounding communities will be important stakeholders in the region and to the Project.

20.6                        Mine Closure and Reclamation Costs

The State of Idaho does not require a closure and reclamation plan for underground mining operations and there are no State of Idaho regulations that specifically govern the closure of underground mining operations in Idaho. Furthermore, reclamation requirements to which surface mines are subject are not applicable to the Project. Regardless of the regulatory requirements in Idaho, a Closure and Reclamation Plan (CRP) has been developed for the Project that is consistent with sound scientific and engineering practices and meets or exceeds industry best practices for closure and reclamation. The estimated cost for Reclamation and Closure at the end of mine life is $20 million.

The CRP includes preliminary plans and conceptual designs for the closure and reclamation of the following major Project facilities.

•                  Sunshine Mine and Mill surface facilities;

•                  Portals, shafts, and access roads;

•                  Removal of the seawall along Big Creek, contouring and stabilization;

•                  Gravel access roads;

•                  Demolition of the ConSil mill and other buildings at the ConSil claim;

•                  Sunshine WRSF and haul road;

•                  ConSil WRSF and Silver Summit portal yard;

•                  Sunshine TSF;

•                  Removal of tailings lines;

•                  Ancillary surface disturbance, and

•                  The Sunshine Refinery and Antimony Plant.

The reclamation plan for the Project employs reclamation techniques that include:

•                  Decontamination, demolition, removal of foundations, and disposal of surface facilities and underground equipment;

•                  Sealing of Project-related portals and shafts to prevent human and wildlife access and mitigate fall hazards, respectively;

•                  Closure and revegetation of the Sunshine TSF;

•                  Grading of the WRSFs;

•                  Grading of the haul and gravel mine roads;

•                  Management of storm water from reclaimed areas to control runoff and limit channel scour sedimentation to Big Creek and Rosebud Gulch;

•                  Placement of PGM and seeding;

•                  Installation of erosion and sediment control best management practices (BMPs) to control wind and water erosion and the offsite transport of sediments and mine waste; and

•                  Post closure monitoring and maintenance.

The reclamation for the refinery and antimony property was assumed to include decommissioning, decontamination, demolition, waste disposal, contaminated soils removal, soil cover and revegetation, mobilization and demobilization, monitoring well abandonment, permit closeout, and monitoring.

More detailed design and estimated costs for closure and reclamation will be developed as the Project advances.

20.7                        Financial Assurance Requirements

Although there are no regulatory requirements regarding the closure and reclamation of underground mines in Idaho, the State, through the Idaho Department of Water Resources (IDWR) does require financial assurance for abandonment and closure of tailings storage embankments. A conceptual abandonment plan for the Sunshine TSF, in its current condition, was prepared and submitted to the State by previous owners of the mine. This existing plan for the Sunshine TSF includes: dewatering the facility, capping the facility, and construction of a spillway to route precipitation around the dam to a detention pond. The cost to implement this closure plan was estimated at approximately $275,000 which is the basis for the current financial assurance requirements for the mine based on State of Idaho regulations. These regulations require that a surety bond, or equivalent, must be on file with the IDWR during the active life of the TSF.

The current financial assurance requirement is distinctly different than the closure cost estimate included in the CRP and presented in the table above. The estimated cost presented in the CRP, is based on the anticipated condition and configuration of the TSF at the end of the proposed mine life, and certain design criteria assumptions that may be more robust than those identified in the existing abandonment plan.

IDWR requires that updates to the surety bond be submitted when an additional, previously approved, stage of the impoundment is constructed. As plans for future expansion of the existing TSF are developed, more detailed closure and reclamation designs should be developed in support of fulfilling the IDWR financial assurance requirements.

21.0                        CAPITAL AND OPERATING COSTS

21.1                        Capital Cost Estimate

21.1.1              Summary

The capital cost estimate prepared for the Sunshine Mine Project PEA assumes a brownfield silver project capable of processing a nominal 438,000 dry short tons per annum of mineralized material.

The key objectives of the capital cost estimate are to:

•                  Support the preliminary economic evaluation of the project;

•                  Support the identification and assessment of the processes and facilities that will provide the most favorable return on investment; and

•                  Provide guidance and direction for project financing and execution.

The total estimated initial cost to design, procure, construct, and commission the facilities described in this Technical Report is $253.7 million. Table 21.1 summarizes the initial capital costs by major area.

This PEA is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. There is no certainty that these inferred resources will ever be upgraded or that the PEA results described herein will be realized. Mineral resources that are not mineral reserves have no demonstrated economic viability.

21.1.2              Exclusions and Clarifications

The estimate is expressed in fourth quarter 2013 United States dollars and the following items are not included in the capital estimate:

•                  Sunk costs that are expected to be incurred prior to completion of a positive Feasibility Study;

•                  All federal and state income taxes (excluding sales/use taxes), which are included in the financial analysis;

•                  Reclamation costs, which are included in the financial analysis;

•                  Working capital and sustaining capital, which are included in the financial analysis;

•                  Interest and financing costs;

•                  Escalation beyond fourth quarter 2013; and

•                  Risk due to political upheaval, government policy changes, labor disputes, permitting delays, weather delays, or any other force majeure occurrences.

Table 21.1     Summary of Initial Capital Costs

	Cost	Total
Description	USD	USD
Mine	46,506,175
Crushing / Ore Handling	5,699,876
Concentrator	13,235,393
Silver and Copper Refinery Refurbishment	6,000,000
Antimony Plant	23,841,698
Tailings	2,502,527
Tailings Paste Backfill (Surface Facility)	2,488,283
Reagents	488,656
Utilities	7,592,505
General & Infrastructure	6,289,818
Total Contracted Directs		114,644,931
Process Facilities Contractor Indirects	418,757
Construction Equipment	684,150
Freight and Duties	801,256
EPCM - Process Facilities	5,206,648
Commissioning Support and Vendor Representatives	608,382
Third Party Testing Services	240,000
Spare Parts and Initial Fills	1,204,071
Total Contracted Indirects		9,163,264
Mining and Ancillary Equipment	8,090,000
Preproduction Mine Development	47,216,046
Mobile Equipment & Light Vehicles	770,000
Other (Equipment, Furniture, Software, etc)	265,440
Temporary Facilities	200,000
Medical, Security, and Safety	100,000
Total Owner Direct Cost		56,641,486
Client Management	2,377,733
Preproduction Employment & Training	25,511,873
Utilities/Site Overhead Expenses	3,129,028
Insurance	2,025,740
Outside Services (Legal & Accounting)	400,000
Corporate Overhead (Travel and Expenses)	2,400,000
Legal, Permits, and Fees	1,352,000
Preproduction Ore Definition Drilling	3,000,000
Total Owner Indirect Cost		40,196,374
Subtotal Project Cost		220,646,055
Contingency	33,096,908
Total Initial Capital Costs		$253,742,963

21.1.3              Estimating Methodology

The capital cost estimate addresses the proposed engineering, procurement, construction, and start-up of a process plant and its ancillary facilities. Lyntek, MDA, Newfields, SSMC, and MTB developed the capital cost estimate and it is built up by area cost centers as defined by the project Work Breakdown Structure (WBS).

The estimate is based on the assumption that new equipment and materials will be purchased on a competitive basis and installation contracts will be awarded in defined packages for lump sum or unit rate contracts. Various sources for pricing were used, including budgetary quotations, in-house historical data, published databases, factors, and estimators’ judgment.

21.1.4              Contingency

A contingency of $33.1 million has been included in the initial capital cost. This contingency is based on the level of definition that was used to prepare the estimate.

Contingency is an allowance to cover unforeseeable costs that may arise during the project execution, which reside within the scope-of-work but cannot be explicitly defined or described at the time of the estimate, due to lack of information. However, it does not cover scope changes or project exclusions. For the purposes of the financial analysis, it is assumed that the contingency will be spent.

21.1.5     Accuracy

The captial cost estimate included in this PEA has been developed to a level sufficient to assess/evaluate the project concept, various development options, and the potential overall project viability. After inclusion of the recommended contingency, the capital cost estimate is considered to have a level of accuracy in the range of minus 35 percent plus 35 percent. This is based on the level of contingency applied, the confidence level of Lyntek, Newfields, MDA, SSMC, and MTB on the estimate accuracy, and an assessment comparing the PEA estimate to standard accuracy levels on scoping study estimates. The Qualified Person for this section has reviewed and approved the capital cost estimates for inclusion in this Technical Report.

21.2                        Operating Cost Estimate

21.2.1              Summary

Operating costs have been estimated according to the main project areas identified as resource classification drilling, mining, processing, antimony plant, refining, tailings storage, G&A, and mine reclamation and closure. Methodologies and further details are summarized in sections that follow. Table 21.2 shows the LOM operating cost summarized by area. Average annual costs and LOM costs per ton of mineralized material were calculated using estimated mine life of 23.7 years and 9.48 million tons LOM throughput. These same factors were used in calculating area-specific costs in the tables that follow for each area of operation.

Total operating personnel are estimated to include 157 in mining, 92 in processing, and 28 in G&A, for a total initial workforce of 277 employees.

Table 21.2     LOM Operating Cost Summary — All Areas

	Total Life of Mine	Average Annual		Avg LOM Cost
	Cost	Cost		per Ton Ore
Description	USD	USD		USD
Resource Classification Drilling	27,000,000		(1)	2.85
Mining (with paste backfill +20% contingency)	1,037,035,017	43,710,494		109.35
Processing	231,004,980	9,736,741		24.36
Antimony Plant	131,133,239	5,527,199		13.83
Refining	205,202,432	8,649,177		21.64
Tailings Storage	8,742,409		(2)	0.92	(4)
General & Administration	188,052,797	7,926,329		19.83
Mine Reclamation & Closure Cost	20,000,000		(3)	2.11
Total Operating Cost	$1,848,170,875	$75,549,941		$194.88
23.73	year LOM	LOM Tons of Ore:		9,483,785

(1)	No Average Annual Cost indicated as cost is considered incurred in Years 1 to 9.
(2)	No Average Annual Cost indicated as cost is considered incurred in Years 6 to 24.
(3)	No Average Annual Cost indicated as cost is considered incurred after LOM in Year 24 and after.
(4)

This is a LOM average unit cost for all mineralized material processed. It does not represent an average cost for tons of tailings stored, as it has not considered the 50% of tailings reporting to the paste backfill plant and the 950,000 tons in the remaining capacity of the current permitted TSF. An approximate cost per ton mineralized material for the new dry stack storage is $2.30.

21.2.2              Resource Classification Drilling

Costs of resource classification drilling were estimated at $3 million per year for the first nine years of production. Table 21.3 provides a summary of LOM operating costs for resource classification drilling.

Table 21.3    LOM Operating Costs Summary — Resource Classification Drilling

	Total Life of Mine	Average Annual	Avg LOM Cost
	Cost	Cost	per Ton Ore
Description	USD	USD	USD
Resource Classification Drilling Cost	$27,000,000	**	$2.85
23.73	year LOM	LOM Tons of Ore:	9,483,785

** No Average Annual Cost indicated as cost is considered incurred in Years 1 to 9.

21.2.3              Mining

Mine operating costs are based on mining by SSMC beginning in the first year of production. Contractor mining will be used to develop all the Alimak ventilation raises and for all development and mining during the 2 years of preproduction mine development. Table 21.4 shows the LOM operating cost summary for mining.

Table 21.4    LOM Operating Costs Summary - Mining

	Total Life of Mine	Average Annual	Avg LOM Cost
	Cost	Cost	per Ton Ore
Description	USD	USD	USD
Mining (includes 20% contingency)	1,006,870,807	42,439,088	106.17
Power (above ground)	30,164,210	1,271,406	3.18
Paste Backfill Cement (included in Mining)		—	—
Total Owner Mining Cost	$1,037,035,017	$43,710,494	$109.35
23.73	year LOM	LOM Tons of Ore:	9,483,785

Mine operating costs were estimated using the production schedule tonnages and unit rates developed for each mining method. A 20% contingency allowance, or $168 million has been included in estimated operating costs for mining as shown below in Table 21.5.

Table 21.5 LOM Operating Cost – Mining by Method Contingency $ 000's Method Overhand Underhand Average Cost per Ton USD : Alimak $92.65 Mechanized $56.15 Alimak $102.54 Mechanized $63.15 per ton: $88.47 @ 20% Total Cost Year Ore Tons USD $ 000's Ore Tons USD $ 000's Ore Tons USD $ 000's Ore Tons USD $ 000's Ore Tons USD $ 000's USD $ 000's USD 1 113,580 10,523.1 5,620 315.6 - 0.0 - 0.0 119,200 10,838.7 2,167.7 13,006.5 2 235,831 21,849.7 17,101 960.2 11,786 1,208.5 4,982 314.6 269,699 24,333.1 4,866.6 29,199.7 3 209,948 19,451.7 75,701 4,250.6 83,618 8,574.1 17,874 1,128.8 387,141 33,405.2 6,681.0 40,086.3 4 203,650 18,868.2 99,799 5,603.7 104,647 10,730.5 19,742 1,246.7 427,839 36,449.2 7,289.8 43,739.0 5 179,599 16,639.9 91,210 5,121.4 140,542 14,411.2 15,956 1,007.7 427,308 37,180.1 7,436.0 44,616.2 6 156,331 14,484.0 83,462 4,686.4 157,104 16,109.5 31,070 1,962.1 427,966 37,241.9 7,448.4 44,690.3 7 151,819 14,066.0 64,669 3,631.2 188,877 19,367.4 24,838 1,568.5 430,203 38,633.2 7,726.6 46,359.8 8 140,526 13,019.7 61,033 3,427.0 208,423 21,371.7 20,109 1,269.9 430,091 39,088.3 7,817.7 46,905.9 9 140,452 13,012.9 56,177 3,154.4 214,662 22,011.5 20,075 1,267.8 431,368 39,446.5 7,889.3 47,335.8 10 138,363 12,819.3 54,824 3,078.4 212,033 21,741.9 23,468 1,482.0 428,688 39,121.6 7,824.3 46,945.9 11 130,311 12,073.3 57,846 3,248.1 213,158 21,857.2 28,872 1,823.3 430,186 39,001.8 7,800.4 46,802.2 12 126,200 11,692.5 59,297 3,329.5 205,235 21,044.8 38,633 2,439.7 429,365 38,506.4 7,701.3 46,207.7 13 129,692 12,016.0 63,255 3,551.8 178,484 18,301.8 59,538 3,759.8 430,970 37,629.3 7,525.9 45,155.2 14 126,647 11,733.9 67,346 3,781.5 158,401 16,242.5 77,767 4,911.0 430,162 36,668.9 7,333.8 44,002.6 15 107,353 9,946.3 88,700 4,980.5 150,937 15,477.1 78,763 4,973.9 425,753 35,377.7 7,075.5 42,453.3 16 47,333 4,385.4 74,370 4,175.9 257,364 26,390.1 51,081 3,225.8 430,148 38,177.1 7,635.4 45,812.5 17 28,729 2,661.7 79,563 4,467.4 239,571 24,565.6 81,214 5,128.7 429,076 36,823.4 7,364.7 44,188.1 18 12,301 1,139.7 84,264 4,731.4 263,397 27,008.8 70,080 4,425.6 430,043 37,305.5 7,461.1 44,766.6 19 7,951 736.6 76,568 4,299.3 256,480 26,299.4 78,982 4,987.7 419,981 36,323.1 7,264.6 43,587.7 20 12,312 1,140.7 60,688 3,407.6 275,257 28,224.9 68,755 4,341.9 417,012 37,115.0 7,423.0 44,538.1 21 2,694 249.6 70,506 3,958.9 208,274 21,356.4 114,513 7,231.5 395,987 32,796.4 6,559.3 39,355.7 22 - 0.0 58,964 3,310.8 229,578 23,540.9 95,397 6,024.3 383,939 32,876.1 6,575.2 39,451.3 23 - 0.0 - 0.0 293,791 30,125.3 53,335 3,368.1 347,126 33,493.4 6,698.7 40,192.1 24 - 0.0 - 0.0 304,534 31,226.9 - 0.0 304,534 31,226.9 6,245.4 37,472.3 LOM 2,401,623 $222,510.4 1,450,963 $81,471.6 4,556,153 $467,187.9 1,075,046 $67,889.1 9,483,785 $839,059.0 $167,811.8 $ 1,006,870.8

21.2.4     Processing

Table 21.6 provides a summary of LOM operating costs for processing.

Table 21.6            LOM Operating Cost Summary - Processing

	Total Life of Mine	Average Annual	Avg LOM Cost
	Cost	Cost	per Ton Ore
Description	USD	USD	USD
Hourly Labor	83,308,534	3,511,412	8.78
Salaried Labor	32,520,751	1,370,733	3.43
Power	32,434,544	1,367,099	3.42
Crushing and Grinding Steel	14,889,542	627,587	1.57
Reagent Chemicals	30,917,138	1,303,142	3.26
Water Treatment	15,702,065	661,834	1.66
Maintenance Supplies & Materials	16,225,013	683,876	1.71
Operations Supplies, Oil & Lube, Misc.	2,433,743	102,581	0.26
Mobile Equipment	2,248,070	94,755	0.24
Tailings Line Electrical	325,579	13,723	0.03
Total Processing Cost	$231,004,980	$9,736,741	$24.36
23.73	year LOM	LOM Tons of Ore:	9,483,785

Lyntek completed detailed estimates for input to process operating costs. Methodologies for the major criteria are shown below:

•                  Labor — Burdened U.S. labor costs for hourly and salaried personnel were applied to a detailed staffing schedule. Burdened salary and hourly rates were supplied by SSMC.

•                  Power — Annual average power consumption was based on the mechanical equipment outlined in the PEA capital expenditure estimate and the operating time of the different circuits. The annual costs were based on unit rates for two tiers of usage currently being charged to SSMC.

•                  Process consumables - Consumables were estimated on an order-of-magnitude anticipated annual consumption rate and unit cost rates per ton were applied to each consumable commodity amount.

21.2.5     Antimony Plant

Costs of antimony plant operations were originally estimated by Samuel Engineering, Inc. (SE) in September 2013. This estimate was reviewed by Lyntek and incorporated in this PEA using its original value. Table 21.7 provides a summary of LOM operating costs for the antimony plant.

Table 21.7                          LOM Operating Cost Summary — Antimony Plant

	Total Life of	Average	Avg LOM Cost	Avg LOM Cost
	Mine Cost	Annual Cost	per Ton Ore	per t AgCon
Description	USD	USD	USD	USD
Fixed Antimony Plant Costs	63,613,633	2,681,282	6.71	489.61
Variable Anitmony Plant Costs	67,519,607	2,845,917	7.12	519.67
Total Antimony Plant Cost	$131,133,239	$5,527,199	$13.83	$1,009.28
23.73	year LOM	LOM Tons of Ore:		9,483,785
		LOM Ag Con Tons:		129,928

21.2.6     Refining

Table 21.8 provides a summary of LOM operating costs for refining. In support of SSMC’s evaluation of constructing a new refinery or purchasing the existing refinery (original Sunshine Refinery) from Formation Metals, SE prepared operating cost estimates for both the new and refurbished refinery options during July 2013. Subsequently, SSMC purchased the existing refinery. After visiting the refinery, Lyntek reviewed and revised the refinery operating costs, paying particular attention to consolidation of the antimony plant, refinery, and mine/process plant operations.

Table 21.8                          LOM Operating Cost Summary — Refining

	Total Life of	Average	Avg LOM Cost	Avg LOM Cost
	Mine Cost	Annual Cost	per Ton Ore	per Oz Ag
Description	USD	USD	USD	USD
Hourly Labor	50,070,716	2,110,455	5.28	0.26
Salaried Labor	14,548,813	613,225	1.53	0.07
Subtotal Labor	64,619,528	2,723,680	6.81	0.33
Maintenance Supplies & Materials	18,118,844	763,700	1.91	0.09
Subtotal Fixed Costs	82,738,373	3,487,380	8.72	0.43
Consumables	34,989,731	1,474,799	3.69	0.18
Reagents	56,372,345	2,376,065	5.94	0.29
Electricity	31,101,983	1,310,933	3.28	0.16
Subtotal Variable Costs	122,464,060	5,161,797	12.91	0.63
Total Refining Cost	$205,202,432	$8,649,177	$21.64	$1.06
23.73	year LOM	LOM Tons of Ore:		9,483,785
		LOM Ag Con Ag Oz:		194,387,396

21.2.7     Tailings Storage Facility

Approximately 4.3 million tons of surface tailings storage is required in support of this PEA, of which approximately 950,000 tons may be stored conventionally in the remaining volume of the existing permitted TSF. Newfields developed a conceptual design for placing dry stack tailings above lift seven of the existing design, after geotechnical testwork supported this concept. Approximately four million tons of additional storage results. In order to dewater the tailings to an optimum moisture content of approximately 15%, Lyntek developed a conceptual filtration plant design and cost estimate based on recently completed similar projects.

Newfields provided estimated costs to load and haul the dried tailings from the filtration plant to the dry stack tailings area, and to place and compact them. Estimated costs for progressively capping the side slope areas of the dried tailings with mine waste rock were provided by Newfields and included in sustaining capital. Table 21.9 provides a summary of LOM operating costs for the dry stack portion of the TSF.

Table 21.9            LOM Operating Cost Summary — Tailings Storage Facility (Dry Stack)

	Total Life of Mine	Average Annual		Avg LOM Cost
	Cost	Cost		per Ton Ore
Description	USD	USD		USD
Tailings Dewatering Filtration Plant
Labor	1,797,608			0.19
Maintenance	1,277,051			0.13
Electricity	528,178			0.06
Subtotal Tailings Dewatering	3,602,837			0.38
Dry Stack Tailings	5,139,572			0.54
Total Tailings Storage Cost	$8,742,409		(1)	$0.92	(2)
23.73	year LOM	LOM Tons of Ore:		9,483,785

(1) No Average Annual Cost indicated as cost is considered incurred in Years 6 to 24.

(2) This is a LOM average unit cost for all mineralized material processed. It does not represent an average cost for tons of tailings stored, as it has not considered the 50% of tailings reporting to the paste backfill plant and the 950,000 tons in the remaining capacity of the current permitted TSF. An approximate cost per ton mineralized material for the new dry stack storage is $2.30.

21.2.8     General and Administration

A staffing organization chart was developed to identify all G&A staff and labor positions. Burdened labor rates were provided by SSMC.

G&A expenses were provided by SSMC based on historical actual costs. The G&A operating costs are shown in Table 21.10.

Table 21.10                             LOM Operating Cost Summary — G&A

	Total Life of Mine	Average Annual	Avg LOM Cost
	Cost	Cost	per Ton Ore
Description	USD	USD	USD
Supervision and Labor	65,017,161	2,740,440	6.86
Insurance	48,052,186	2,025,375	5.07
Legal, Permits, and Fees	16,038,155	676,000	1.69
Corporate Overhead	17,082,058	720,000	1.80
Corporate Outside Services (Legal & Accounting)	4,745,016	200,000	0.50
Site Overhead (Communications, Power, Supplies)	37,118,221	1,564,514	3.91
Total General & Administration Cost	$188,052,797	$7,926,329	$19.83
23.73	year LOM	LOM Tons of Ore:	9,483,785

21.2.9  Mine Reclamation and Closure Cost

Table 21.11 provides a summary of LOM operating costs for estimated mine reclamation and closure costs. No average annual cost is indicated as cost is considered incurred after LOM in year 24 and after. Any costs associated with concurrent reclamation during LOM operations are included in sustaining capital costs.

Table 21.11                   LOM Operating Costs — Mine Reclamation and Closure

	Total Life of Mine	Average Annual	Avg LOM Cost
	Cost	Cost	per Ton Ore
Description	USD	USD	USD
Total Mine Reclamation & Closure Cost	$20,000,000	**	$2.11
23.73	year LOM	LOM Tons of Ore:	9,483,785

** No Average Annual Cost indicated as cost is considered incurred after LOM in Year 24 and after.

21.2.10  Net Cash Costs

Net cash costs were calculated using LOM totals for the following line items from the Sunshine economic model’s cash flow forecast:

•                  Operating costs

•                  Freight, treatment and refining charges, and penalties

•                  Royalties

•                  Copper revenue (credit)

•                  Antimony revenue (credit)

•                  Lead revenue (credit)

Total costs net of credits for secondary products were then divided by the estimated volume of payable silver ounces over the LOM. Table 21.12 shows the result of the calculation of LOM net cash costs to be $9.16 per payable ounce of silver.

Annual net cash costs were also estimated by summing the yearly values of the above cost and revenue items before dividing by the payable silver ounces in the corresponding year. Figure 21.1 is a graphical representation of the annual net cash costs per payable ounce of silver for each year in the life of the mine.

Table 21.12          LOM Net Cash Costs Including Byproduct Credits

	Life of Mine
Description	USD
Operating Costs	$1,848,170,875
Freight, Treatment/Refining Costs, Penalties	147,661,072
Royalties	358,896,620
Cash Cost w/o Credits		2,354,728,566

Copper Revenue (Credit)	(91,440,327)
Antimony Revenue (Credit)	(175,961,744)
Lead Revenue (Credit)	(43,961,987)
Subtotal of Credits		(311,364,058)

Total Cash Cost w/ Credits			$2,043,364,508
Total Payable Silver	222,961,895	Ounces
LOM Net Cash Cost USD	$9.16	per Payable Ounce of Silver

Figure 21.1    Annual Net Cash Costs Including Byproduct Credits

22.0                        ECONOMIC ANALYSIS

22.1                        General Criteria

MTB, under the supervision of the Qualified Person for this section, has completed a scoping level preliminary economic evaluation of the Sunshine Mine Project for SSMC. Key objectives of developing the preliminary economic model were to:

•                  Gather information from various professionals in related disciplines including mine development, engineering, and metallurgy, among others;

•                  Identify and balance components in the model to determine the most favorable return on investment;

•                  On a high level, simulate operation over the expected life of the project;

•                  Allow for assessment of the project’s potential economic viability;

•                  Support management in the financial decision-making process; and

•                  Provide a foundation for the next phase of project advancement.

Methodology involved in developing the preliminary economic model is explained in the following sections and technical parameters are provided as applicable. Summations of key project data are presented in tables extracted from the model. A listing of select model inputs is given in Table 22.1.

This PEA is preliminary in nature and it includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the PEA results described herein will be realized. Mineral resources that are not mineral reserves have no demonstrated viability.

Table 22.1                                    Economic Model Inputs

Description	Values

Construction Period	24 months
Preproduction Period	2.0 years
Mine Life (after Preproduction)	23.73 years
LOM Ore (tons)	9,483,785
LOM Silver Concentrate (tons)	129,928
LOM Lead Concentrate (tons)	204,850

LOM Grade	Toz Ag	Cu %	Pb %	Sb %
Per Ton of Ore	24.84	0.19	0.41	0.33
Per Ton of Silver Concentrate	1,496	11.73	3.54	18.3
Per Ton of Lead Concentrate	146.8	0.79	11.78	2.19

Avg. Annual Process Production Silver (troy ozs)	9,461,119
Avg. Annual Process Production Copper (lbs)	1,421,404
Avg. Annual Process Production Lead (lbs)	2,421,227
Avg. Annual Process Production Antimony (lbs)	2,383,214

Market Price (USD)	/Toz Ag	/lb Cu	/lb Pb	/lb Sb
Year 1	21.75	3.30	1.06	5.00
Year 2	21.50	3.33	1.05	5.00
Year 3	21.50	3.35	1.06	5.00
Year 4 and forward	21.24	2.98	0.96	5.00
Average LOM price	21.26	3.00	0.96	5.00

Cost and Tax Criteria
Estimate Basis	4th Qtr 2013 USD
Inflation/Currency Fluctuation	None
Leverage	100% Equity
Tax - Federal Income 35%, Idaho Income 7.6%, Severance 1%	43.6%
Depreciation	Straight Line

Royalties
Coeur d’Alene Tribe and EPA	7.0%
Chester Mining Co*	4.0%
Hecla Mining Co*	4.0%
Metropolitan Mines Corp*	4.0%

*on select revenue

Transportation - Road Freight Charges (USD)
Silver Con from Mill to Refinery ($/wst)	6.00
Copper Cathode to Midwestern U.S. ($/lb)	0.14
Antimony to Midwestern U.S. ($/lb)	0.14
Lead Con to Trail, British Columbia ($/wst)	53.70

Payment Terms	Metals	Lead Con
Provisional upon Bill of Lading	95%	90%
Settlement of Balance after Bill of Lading	1 week	1 month

22.2                        Production Summary

At the foundation of the economic model, data was drawn from the mine production and process production schedules, which were produced by MDA and MTB (under Lyntek’s supervision), respectively and are summarized in Table 22.2. The Qualified Person for this section has reviewed and approved the production schedules for inclusion into the Technical Report.

Table 22.2                                    Process Production Schedule

	Total Ore	Ag Con	Pb Con	Silver	Copper	Lead	Antimony
	Processed	Produced	Produced	ozs	lbs	lbs	lbs
Year	tons	tons	tons	000’s	000’s	000’s	000’s
1	119,200	1,633	2,575	2,241	126	262	701
2	269,699	3,695	5,826	5,575	843	441	1,628
3	387,141	5,304	8,362	9,277	1,304	1,633	2,257
4	427,839	5,861	9,241	9,903	1,501	2,034	2,420
5	427,308	5,854	9,230	9,924	1,635	2,270	2,664
6	427,966	5,863	9,244	10,376	1,739	2,495	2,499
7	430,203	5,894	9,292	10,724	1,984	1,541	2,358
8	430,091	5,892	9,290	10,728	1,255	1,970	2,528
9	431,368	5,910	9,318	11,167	1,258	2,058	2,488
10	428,688	5,873	9,260	11,200	1,343	2,448	2,436
11	430,186	5,894	9,292	11,716	1,550	2,662	2,475
12	429,365	5,882	9,274	11,869	1,231	3,831	2,520
13	430,970	5,904	9,309	10,592	1,229	3,732	2,491
14	430,162	5,893	9,292	9,873	1,381	4,182	2,697
15	425,753	5,833	9,196	9,448	1,737	8,232	2,676
16	430,148	5,893	9,291	10,260	2,549	4,801	2,624
17	429,076	5,878	9,268	10,322	2,299	4,731	2,617
18	430,043	5,892	9,289	10,230	2,085	3,796	2,623
19	419,981	5,754	9,072	10,003	995	1,397	2,562
20	417,012	5,713	9,007	8,836	749	859	2,544
21	395,987	5,425	8,553	8,368	1,058	1,282	2,416
22	383,939	5,260	8,293	8,168	1,253	473	2,342
23	347,126	4,756	7,498	7,569	1,672	174	2,117
24	304,534	4,172	6,578	6,096	948	140	1,858
LOM	9,483,785	129,928	204,850	224,466	33,723	57,444	56,542

22.3                                Gross Revenue from Mining

For purposes of the economic model, silver, copper, and lead market prices were drawn from consensus pricing commodity decks provided by Morgan Stanley. Consensus pricing is accomplished by periodically surveying major commodity forecasters and reporting their results for yearly and long-term forecasts. Median values were then determined from all of the forecasts reported for each metal. Forecasts were last updated January 22, 2014. Antimony metal price was provided by SSMC’s marketing consultant, as discussed in Item 19.0. Table 22.3 shows the pricing values to be used in the model as market prices for silver, copper, lead and antimony. For purposes of this PEA, pricing was applied assuming year 1 is 2016.

Table 22.3                                    Pricing Values for Silver, Copper, Lead, and Antimony

		Year 1	Year 2	Year 3	Year 4 & after
Metal	Unit	USD	USD	USD	USD
Silver	$ / oz Ag	21.75	21.50	21.50	21.24
Copper	$ / lb Cu	3.30	3.33	3.35	2.98
Lead	$ / lb Pb	1.06	1.05	1.06	0.96
Antimony	$ / lb Sb	5.00	5.00	5.00	5.00

Market prices for silver and copper are applied to corresponding recovered silver ounces and copper pounds in the silver-copper concentrate, payable at 100% assuming operation of an onsite refinery. Antimony is considered to be 74% recoverable from the silver-copper concentrate in the form of antimony metal and payable at 100%. For recovered silver ounces and lead pounds in the lead concentrate, market prices for silver and lead are applied and payable at 95%, based upon preliminary smelter terms.

22.4                        Transportation

Transportation charges for trucking silver-copper concentrate from the Sunshine concentrator to the Sunshine Refinery were provided as a written quotation by a local trucking company. The concentrate has been assumed to have a moisture content of approximately 12% by weight, based on preliminary process calculations.

Lead concentrate is expected to be trucked to Teck Metals Ltd.’s facility in Trail, B.C. for processing. A local trucking company provided a written quote for transportation charges based on the estimated quantities and characteristics of the lead concentrate. The lead concentrate has been assumed to have a moisture content of approximately 8% by weight, based on preliminary process calculations.

Transportation charges for transporting copper cathode to a buyer in midwestern U.S. were provided by a trucking company. The same rates were used for transporting antimony metal.

Table 22.4 summarizes the transportation types and costs.

Table 22.4                                    Transportation Types and Costs

Type	Purpose	Rate USD	Unit
Road Freight	Silver Con from Mill to Refinery	6.00	$ / WST
Road Freight	Copper Cathode to Midwestern U.S.	0.14	$ / LB
Road Freight	Antimony to Midwestern U.S.	0.14	$ / LB
Road Freight	Lead Con to Trail, Br Columbia	53.70	$ / WST

22.5                                TCs, RCs, and Penalties

An independent marketing consultant conducted a marketing study for the Project. Characteristics of the concentrates, as well as expected quantities that would be produced, were provided for use in obtaining early marketing information, including payable metals, treatment charges, refining charges, penalty elements, and freight charges.

Lead concentrates are planned to be shipped to commercial refineries or smelters. Pricing was obtained from Teck Metals Ltd. to process the lead concentrate. The terms and conditions received from these facilities form the basis for the terms used in the economic model and are shown in Table 19.1 in Item 19.0. The silver-copper concentrate is planned to be processed at an onsite refinery.

22.6                                Royalties

Many parts of the Sunshine Mine property are subject to royalties that are payable to parties from whom mineral rights are leased or to others who have a right to royalties on certain areas of the property. Certain of these agreements have royalty payments that are triggered when SSMC begins producing and selling metal-bearing concentrate. These royalties are based upon proceeds paid by smelters less certain costs, including costs incurred to transport the concentrates to the smelters, or NSR, for minerialzed material produced in the property area subject to the royalties.

Royalties have been previously described in greater detail under Item 4.2.

22.7                                Operating Costs

Operating costs as previously described in Item 21.2 of this PEA served as input to the economic model.

22.8                                Mine Development Costs

With the exception of rehabilitation work, mine development during preproduction will be performed by a contractor, as will construction of a bypass drift on the 3100 Level and all vertical development during production years. All other development during production will be performed by SSMC employees. LOM mine development is detailed in Table 16.5.

Estimated preproduction mine development costs ($47.2 million) are included within initial capital costs detailed in Table 21.1 and depreciated accordingly. In addition, a 15% contingency allowance (approximately $7.1 million) has been included in the overall contingency for initial capital costs. Estimated production mine development costs totaling $451.3 million for production years 1-21 are expensed in the year in which the related mineralized material is mined at an average rate of approximately $21.5 million per year. A 10% contingency allowance, or $40.1 million has been included in estimated mine development costs. The total estimated development costs are the product of the development quantities shown in Table 16.7 and the unit costs shown below in Table 22.5. The unit costs shown for contractor responsibilities are based on recent contractor work at site.

Table 22.5                                    Mine Development Unit Costs

Development	Owner - Cost	Contractor - Cost
Type	US $ / ft	US $ / ft
12 x 12 Ramp	1,030	1,440
10 x 10 Drift	860	1,200
8 x 10 Attack Ramp	740
10 x 10 Alimak Vent Raise		1,360

22.9                                Depreciation

In calculating depreciation, all initial and sustaining capital costs were assigned asset classes as defined under the Internal Revenue Service (IRS) Modified Accelerated Cost Recovery System (MACRS) using the General Depreciation System (GDS). Asset types are itemized in Table 22.6 according to asset class. Although MACRS defines nine classifications of property under GDS, with class lives ranging from five to 15 years, only those asset classes pertaining to the Project are shown.

Table 22.6                                    Depreciation

Property Description	Asset Class	Annual Depreciation
Vehicles, IT Equipment, Copiers	5 year	20%
Office Furniture & Fixtures	7 year	14%
All Other Mining Assets	7 year	14%
Roads and Fences	15 year	7%

22.10                 Income Taxes

Income taxes are provided based on the U.S. federal and Idaho state and local statutory rates after allowable deductions including percentage depletion equal to 15% of silver and copper sales and 22% of lead and antimony sales

22.11                 Initial Capital Costs

Initial capital cost estimates as previously described in Item 21.0 of this Technical Report served as input to the preliminary economic model.

Of the total, just under $1.4 million is identified as spare parts, consumables, and initial fills. Because the cost of these items is recaptured at the end of mine life in year 24, their value is represented as a separate line item in the cash flow after being deducted from other initial capital costs. The remaining capital costs are then apportioned 40% and 60% to preproduction years (-2) and (-1) respectively.

22.12                 Sustaining Capital Costs

Acquiring additional assets, increasing facility capacities, or replacing assets are considered sustaining capital expenses over the life of the project. Such expenditures fall into four main categories for the Sunshine Mine Project: mining, surface facilities, surface equipment, and TSF. The largest single item is mining equipment estimated at approximately $91.9 million. Determining each piece of equipment’s useful life upon acquisition allows for its replacement capital cost to be scheduled in the last year of its useful life. Additional mining equipment and primary and ancillary equipment will be needed as well as miscellaneous items (e.g., mine software and shop equipment). Sustaining capital costs are estimated to total $150.4 million over the LOM and are summarized in Table 22.7.

Table 22.7            Sustaining Capital Cost Summary

	Cost	LOM Total
Description	USD	USD
Underground Shop - Excavation & Equipment	900,000
Silver Summit Muck Hoisting Upgrade	4,000,000
Mine Refrigeration System	5,500,000
Muck Transfer Infrastructure	3,550,000
Jewell Shaft Ore Pass System	6,938,368
Jewell Shaft Pump Column Replacement	2,400,000
Jewell Shaft Compressors	1,765,228
Lower Shaft and Hoist Rehab	8,000,000
New Ventilation System and Upper Country Ventilation	1,337,500
UG Backfill Distribution	3,250,000
Substations (UG Power)	1,600,000
Mine Fans and 100 hp Fans with Runaround	1,490,000
Explosive Storage	250,000
Mine Equipment, Communications and General	91,982,000
Refuge Chamber	630,000
Mine Spare Parts	871,500
Mine Dewatering	2,393,200
Total Mining		136,857,796
Administration Building	2,019,463
Warehouse Building	2,303,164
Maintenance Shop Building	2,163,504
Total Surface Facilities		6,486,131
Pickups	1,040,000
966 Front-end Loader	1,170,000
Skid Steer, JLG Manlift, Mini Hoe, and Fork Lift	650,000
Total Surface Equipment		2,860,000
Stage 6 & 7 Raise - Placement/Engineering/Inspection	300,000
Dry Stack Tailings Expansion and Dewatering	3,391,429
Ongoing 3rd Party Inspection	525,000
Reclaim Water Pumps	20,000
Total Tailings Storage Facility		4,236,429
Total Sustaining Capital Costs		$150,440,356

22.13                 Working Capital

Defined as the highest amount of funding needed during the initial operating period, working capital is used to cover expenses prior to the cumulative revenue exceeding the cumulative expenses, or the point at which the operation becomes self-sustaining in its cash flow. Considering production schedule ramp-up, revenue was calculated on a weekly basis.

Projected revenue receipt was based upon shipments every week, allowing for an initial lag of one week leading up to first shipment. Weekly shipments would occur thereafter. For silver, copper, and antimony, receipt of 95% of funds one week after issuance of the shipping bill of lading, the 5% balance of funds were considered received one week later, allowing for delivery, assaying, and accounts payable functions. For lead concentrate, 90% of the provisional value was assumed to be paid based on shipping documents, with the remaining 10% at final settlement four weeks later.

Weekly expenditure rates were calculated from the operating and development costs estimated for year 1, after considering the different lags for payment cycles for SSMC staff/labor, contractors, and other third-party vendors’ costs.

The largest deficit of funds is expected to occur in week 49, in the amount of $26.7 million. This working capital investment was reflected in the cash flow model in year 1, with recovery at the end of mine life in year 24.

22.14                 Base Case Analysis

The results of this PEA estimate payback to occur early in the seventh year of mine life, approximately 6.04 years after start of production.

The base case financial model was developed from information described in this section. Based upon this information, the Sunshine Project is estimated to have an after-tax IRR of 17.3%. Assuming a discount rate of five percent over an estimated mine life of 23.7 years, the after-tax NPV is estimated to be approximately $600.4 million. Base-case NPVs at various discount rates are presented in Table 22.8.

Table 22.8            NPV at Various Discount Rates

Discount Rate	0%	2.5%	5%	7.5%
NPV in US $M	$1,390.9	$914.9	$600.4	$386.7

22.15                 Sensitivity Analysis

Table 22.9 reflects the sensitivities for IRR and NPV in 5% increments of negative and positive deviation from the base case for silver and copper prices and operating and capital costs. Metallurgical recovery variances are shown in one percent increments and silver grade per ton of mineralized material are shown in 2.5 opt of mineralized material increments of negative and positive deviation from their respective base cases.

Graphical representations follow of the sensitivities of IRR and NPV to the incremental changes in silver and copper prices in Figures 22.1 and 22.2 and capital costs versus operating costs in Figures 22.3 and 22.4, respectively. In addition, IRR and NPV sensitivities to varying metallurgical recovery rates and silver grade per ton of mineralized material are illustrated in Figures 22.5, 22.6, 22.7, and 22.8, respectively.

Table 22.9 Sensitivity Analysis of IRR and NPV Base Case Variance - 20% - 15% - 10% - 5% Base + 5% + 10% + 15% + 20% + 25% + 30% Silver Price (Ag) $/Toz 17.01 18.07 19.14 20.20 21.26 22.33 23.39 24.45 25.51 26.58 27.64 IRR 10.5% 12.3% 14.0% 15.7% 17.3% 18.9% 20.4% 21.9% 23.3% 24.6% 25.9% NPV @ 5% ($M) 253.8 341.2 428.2 514.6 600.4 684.2 766.3 848.0 928.1 1,006.9 1,086.3 Copper Price (Cu) $/lb 2.40 2.55 2.70 2.85 3.00 3.15 3.30 3.45 3.60 3.75 3.90 IRR 17.2% 17.2% 17.3% 17.3% 17.3% 17.4% 17.4% 17.4% 17.5% 17.5% 17.5% NPV @ 5% ($M) 593.9 595.5 597.2 598.8 600.4 602.0 603.6 605.2 606.8 608.4 610.0 Unit Operating Cost 155.90 165.65 175.39 185.13 194.88 204.62 214.36 224.11 233.85 243.60 253.34 IRR 19.9% 19.3% 18.6% 18.0% 17.3% 16.7% 16.0% 15.3% 14.6% 13.9% 13.2% NPV @ 5% ($M) 729.6 697.8 665.8 633.7 600.4 566.6 532.4 498.3 464.1 429.7 395.2 Capital Cost ($M) 203.0 215.7 228.4 241.1 253.7 266.4 279.1 291.8 304.5 317.2 329.9 IRR 19.9% 19.2% 18.6% 17.9% 17.3% 16.8% 16.3% 15.8% 15.3% 14.8% 14.4% NPV @ 5% ($M) 649.6 637.3 625.0 612.7 600.4 588.1 575.8 563.5 551.2 538.9 526.6 Base Case Variance - 4% - 3% - 2% - 1% Base + 1% + 2% Silver Recovery 91.5% 92.4% 93.4% 94.3% 95.3% 96.3% 97.2% IRR 16.0% 16.4% 16.7% 17.0% 17.3% 17.7% 18.0% NPV @ 5% ($M) 532.5 549.5 566.6 583.6 600.4 617.1 633.9 Copper Recovery 90.2% 91.1% 92.0% 93.0% 93.9% 94.8% 95.8% IRR 17.3% 17.3% 17.3% 17.3% 17.3% 17.3% 17.3% NPV @ 5% ($M) 599.1 599.4 599.8 600.1 600.4 600.7 601.0 Lead Recovery 71.0% 71.8% 72.5% 73.3% 74.0% 74.7% 75.5% IRR 17.3% 17.3% 17.3% 17.3% 17.3% 17.3% 17.3% NPV @ 5% ($M) 599.7 599.9 600.1 600.2 600.4 600.5 600.7 Base Case Variance - 5.0 opt - 2.5 opt Base + 2.5 opt + 5.0 opt Silver Tozs/Ore Ton 19.84 22.34 24.84 27.34 29.84 IRR 10.4% 14.0% 17.3% 20.4% 23.3% NPV @ 5% ($M) 251.9 427.2 600.4 767.2 929.8

Figure 22.1   IRR Sensitivity Analysis – Metal Prices

Figure 22.2   NPV Sensitivity Analysis – Metal Prices

Figure 22.3   IRR Sensitivity Analysis – Capital v Operating Costs

Figure 22.4   NPV Sensitivity Analysis – Capital v Operating Costs

Figure 22.5   IRR Sensitivity Analysis – Recovery

Figure 22.6   NPV Sensitivity Analysis – Recovery

Figure 22.7  IRR Sensitivity Analysis – Silver Ounces per Ton of Mineralized Material

Figure 22.8  NPV Sensitivity Analysis – Silver Ounces per Ton of Mineralized Material

22.16 Financial Outputs

Key financial outputs are presented in Table 22.10 below which show the effect of varying silver prices in $2.50 increments. A graphical representation follows in Figure 22.9 of the cumulative free cash flow resulting from $5.00 incremental variations of silver price.

Table 22.10 Financial Outputs

	Average
	Annual Free					Payback
Silver Price	Cash Flow	NPV				Period
USD	(after tax)	0.0%	5.0%	7.5%		Production
$/oz	$M	$M	$M	$M	IRR	Year
20.00	49.0	1,212.1	496.6	304.0	15.3%	6.70
* 21.26	56.2	1,390.9	600.4	386.7	17.3%	6.04
22.50	63.2	1,562.9	695.8	461.1	19.0%	5.56
25.00	77.0	1,905.2	887.8	611.4	22.5%	4.74
27.50	90.7	2,242.5	1,073.9	756.1	25.6%	4.32
30.00	104.4	2,581.5	1,260.0	900.2	28.5%	3.83
32.50	118.1	2,920.4	1,445.9	1,044.0	31.3%	3.56
35.00	131.8	3,259.4	1,631.5	1,187.5	34.0%	3.35
37.50	145.5	3,598.3	1,816.7	1,330.4	36.5%	3.17
40.00	159.2	3,936.3	2,001.0	1,472.6	39.0%	3.20

* Base Case - Consensus Curve Price

Cumulative free cash flow for varying silver prices is shown below in Figure 22.9.

Figure 22.9   Cumulative Free Cash Flow

22.17 Economic Model

Figure 22.10 is a graphical representation of key components of the cash flow model. Immediately following is the complete cash flow model in Table 22.11.

Figure 22.10   Annual Costs and Net Cash Flows after Tax

h Flow Forecast hint S vtr Mnts Corp shine S ver Mne 0 OPT , 1,48;1 .-lid!Jiij"' 15i"l -_ <!I? Mi I I · .e&:. ,..._ ==-t-== ="'-1=.Ell .. i 2 +-1lR401 S 30 078419 _ RecMred CuIll Pll em 9 2095 IllS 1 372.043 - !1.1 -F - 5 4---------190,853,924 115,315,526 199,825,579 201,367,980 210,087, J 102.23 - --- Mlrirg(wlhpasteoacl<fl/1 +20"A. cortlrgn;y) $/lore 106.17 108.27 104.41 10 2 23.30 I 2 32.12 24.881 r--------+----------f --7 1 0.00 0.00 000 0 0 - per Paya11e O,rnce - Resource ClassilicauonOnnng (27 000,000 000,000 (30,164,2.!Q) ----f-9 632 8 !ll;)t17-"i l(lg,IK;I,.l ll5,dl ;4.C I 1015,711 ---1'------996,736 .228.059 743,732,846 Net IncomeAft•Taxes $ I I I I 134 719958\ 1 ,, RevAL sed3121114 Preprocklctlon TctalLOM or Avenge YearYear ·2 ·1 Ye¥ 1 Ye¥ Ye¥YearYearYear 2 345 6 pUCTION SU Y Ore Processed '11'' o; tons lro{OZ 9,483,785 119.200 269,699387 141 427 839 427,308427, 129,il.\!l 1 . ,hl1111:! 11, ,.. ¥. "Sr.f!lO ",,EJ 2,575_ -5,826 _!. :m295 746 985 1390 ft -+---:::;: t ---------=-_ r_ A1 · RecMred PbIllPb emIlls 48 252 806 - 125...!Rl_144156 I1 708.232 I1 906 822 I RecMred SlllllPllCQ1 -------IllS 112,m_ -255 50lJ366768 140 -' 5 404821 1 :1 on•e r-If\()It aa I.Ut r.CG Arti$II) 500 Artlmmae$II) 500 5.00 Pawable Metals III 95% I $607 559,378 - - 6,204,854 r--15,257 168 25,339 471 26,m 339 26,832 488 28,054 ---...-----Lead P<Mor95% $43 961987 220,288 3692031 3751301549 793 I1729 964 I 1901 TotJI Gross Revtn t $5,052,045,36111 CALCULATION--Totlll Freight, TCIRC, lrld PenM!es-----(147,661,072) NSR$4,904,384,293 ALTY--Totlll Royabes--(358.896,620) Gross lncomt from MrW!g$4,545,487,674 RAnNG 1\WlG.. Unit 0peratl'tg Costs 1 51,188,427 (1.700,632) 49,487,795 (2.629,099) 46,858,696 127,032,211210,427,145221,976,890 223,853,891233,229, (4.024,055)(6,036,051) (6,600,363) (6.641,568) (6.734. 123,008,156204,391,094215,376,527217,212,323 226,494, (7.622,630) (13,537,170) (15,550,949) (15.844,343) (16.406. 1 Tr Resource ClassilicauonOnllng-$/lore J 285 109_ I - $_{tore I _ 318 - $/lore t-1436 10 67 62 27 4J1!32aj 2.97 1 Artimorrt PIITII for AgCCll$ /IAgcon 2,161.57 1245.34 1977.12977.(/;J976 Art mPlart tor Ag con $/lore -..-_ 1383 Refinngtor Agcon $ /TozAg I100 7 12 243 7.12 L7.12_l_ 1.351.ooT REfinny ror Ay con $/lore2L611 24.21 I2208 120.78 1 20.83 121 TallIll!Slllrage-----+-' $/lorL,092 -Generai&Admrlstr on $/lore 11983 66 50 --29.391 20.471 -18.s3T -18.55 1-1 MRi eclamauon & Closll'e Cost$1 t ore 2.11 TotalUn!.Q..P:!!_alng Cost per TonMntd _S / t o.!!._ TOCalUnit Operaln,a COSt per Payablt OZ$ / TOZ A!l s 194.88 $ 8.29 342.84 18 36 - 196...:,Q!_ 8.24 18821 8.19 190.50 8.26 -19 7 TotalUOC with By.prodtJ:ICredit andRoyalfes $/Taz.A.g $ 850 18 29 10.99 8.37 8.44 840 Net Cash Cost cer Pavalie Ol.llce$1 Taz AQ $9.16 19.06 11.71 9.02 9.11 9.07 Op•atlng Costs - (3 (3 ooo.ooOi(3 oor5000i(3 ooo 0001 (3 ooo ooo .-----(3ooo. Miriro {Wth pasteoacl<fill +20"A. cortil"g!l)(;y) (1 006 870 807 (13006479) (29 199 680) (40 086 283) (43 738.980) (44 616 165 (44 690 (231 004 900 (!J71 (7 422 314 (!J71.406 (1 271 406) (1 271,406) (I 271 406 {1 2 (a663 935) ( 829l (9 968 5831 !9 96:1 203 !9 969 Artimmv Plart (131 133239 (3529 924 (4 601 402) (5437 526l (5 727 27(1) (5 723 490 (5728 Rellrirg (<Il5 202 432 (4 710031 (6 528 724) (8 548 484 (8 890 479)_(8 901 607 (9 148 Tallrgs Slllrage (8 742409 I II (192 nora' ll_..Nl_"_'rt-!' rt;t tk"..:.JT'to;.,(•r - IJ Iiilbl Op.-ltq .-eol1Ni:f!1!!!(r,;(•t<"' 1 --P"c....._...'1 '1a!1 --.l!!l.f .:l:.lt:olc!:.t=m,,.I. _..,3I"D "' =B ti ,::.:lllh mill.mJ31lJ 4ll.f, tl '' m 1'31> ) 1[5 DepreelaDen(401 927 137 (39874917) (421486118)[(4401416111(44853174)!(45736259)\(45302 Net Income Before Depletion and Taxes 1 844 135,5915 (76771,767) (26 773133) 36,21)3,71057 330,22339,745 183 60,483, DeJEtion Net Income Bttore Taxes (224 969l --:::c::'(':::5090.1;.1:T-C,.:,:11'8701,85:=5 5)_@,_665.J.!!.l(19, 872,591) (30 241 _(27_,282,1:.4 24.0Jt--1 '-"8' -1 '-0 =18-, , 5 "-T --2 "8'" "6 65 ::1 ..:_, --1"91,8'-i7"Z'"5" 9r--_.:3:"0",2"""41,"5"-6"9"-1 I. . I Stlte Md Federallro::ome laces· (453 (76,996,736) (27,282,144) 18,101,85528,665,11119,87Z,59130,241, AO:S.Back De ecialat401 927 137 39 874 917 42 148 6118 I44 014 161 I44 853 174 I45 736 259 145302 :;,.A:O::SB., ack D=>e= ote,.o_t,·:i....., ....,... +-£174,690 Net Incomefrom Operations$1,792,834,673 224.969 (36,896,a50i 509,011 10128,665J.!..!...19,872 591 30,241, - 15,375,51580.217,871102,183,39785,481,441105,785, iUI , (InciiXilngCm/i rcy) . Total Ca!!talCosts s SParts/lntial Preortxlt.r:bon MJOe.OMooment f+15%,_ncul ----lr------'"(1":9.:8:0:..::,59,, (79,223,9:=3.11J1l l--_(..'1;,81.; 835, II I f54 2984531 f19 5784941 I lb f4lf.597JlT fJ!lU;I Scare P<rtSIIriDalFills(871500 (367 950) (503 550), II I ;;;-

Sunshine S ver Mnes Corp sunshine s ver Mne 10 OPT 2014 RevAL Year 15 Re-.tsea 3121/14 PRODUCTION SUNMt.RY OreProcessed 425 753 ,l:.l f.t ... I • • ' !I£ _&iii _Prr.CU DI._,i.:ftl --'!J "" !!JI'{JGl.! 'i"n.liCm 1C!llCii!lllll Rec()I.EI'eaIll Pb Coo ReC()I.EI'ed Pb 1D Pb Coo ReC()I.EI'ed Sb Ill Pb Coo GROSS tiCOr.t: FROMWitiG I>J:1t!Wt>t OW CALCULATION Total Freigtt, TCIRC, a10 Penalties NSR (6.865.066)1 241,376,513 (6.851.126) 2.42,435,843 (6,742,321) 230,!i77,371 (65. 44.945) 212,136,476 23 3,133,060• 254,031,595 257,475,129 217,033,819 ROYALTY I Total Royalies (15.500,862) (17.007,222)1 (17,511,554)1 (17,727.377)1 (18,805,188)1 (17,325,620)1 213,251,751 (16,094,943)1 200,939,876 (16,943,546.)1 (18.409,007)1 I Gross lneome li'om Mning 708,466 196,545,614 --- RATING I'MRGtl creal ana Royalies ,.. '· .,..,...... m. .il;;n T'*i!Vnrlllnl IM,i.UE' .[iil!, li!IJI Q!Ii; fil.n . Qr ·!iri.11r.a 1 ;:M.MIJ ca..f!.ncluii[lg_COn/i!]'J;_ncy) ,_ =• Tn::1C''fli1('"'!t) (leU e ' if;:»>fi:•J 'tM"'j '-1-:tlL /J , fl!IR . • I T;Uiti,..,!ti C.!i!'" ·mF.!lil =---= n <;«;!11HJ' lliii}UJ'I Tlil Ollj nli:SFtslTI 1 ·=-· -; 4665 000 106,455,622 96,8S8,915 88,611,85487,868,409 89,282,397 95,82!5,612 73,748,509 72,236,1:26 69,454,987 !il.lllill"::l;!'!Zl .·--- I I l'TloIK:'r'J"IDI'Il"!l •:i-B5tnlJ n\ N p !r,w Mine De-.ekliJTlert Costs (+10'/o cortlrgency) (17,814,009) (22,033,287 (15 838,320 (16,526.077 (20,747,716 (19,852,113 (19849,428 (19,305,192 (19,506,276 Pr&-Tax InCome 114,257,622 108,592,838 122,672,293 1:26,242,936 132,773,349 137,241,897 113,550,033 103,339,344 100,594,549 Depreciation (46421 612') (9458 230 (7 349 642 (5 999 Sol3 (6155116 (5,699 102 (5392 m (4810 320 (4,652 749 Net lnco•me Before DE$>Ietlon and Taxes 67 836 010• 99 134 609 115 322 652 120.243 093 I1:26 618.233 131 542 798 108157856 98529 024 I95941801 Depletion (33,156,321 (33.075,555 (34,355,820 (34,400.718 (36.153,461 (36,677,921 !32,e50.821 (31,084,98tl (30,637,977 Net lnco·me Before Taxes 34,679 689• 66 059,054 60966,831 85,752 375 90,464 773 94864,874 75':307,0:!6 67,444 040 65303 823 Slate a1a Feaeral Jncare T<o<es • (5.813,923 (32.824.439 (34,764 527 (36.674,962 (38,458,789 (30.529,924 (27,342,219 (26.474,562 Net Income After Taxes 34,679,6891 60,245,131 48,142,392 50,987,848 53,789,811 56,406,085 44,777,111 40,101,822 38,829,261 Aaa-Back Depreclatioo 46,421,612' 9,458,230 7,349,642 5,999.Sol3 6,155,116 5,699,102 5,392.m 4,810,320 4,652,749 Aaa-Back DeplellOO 33,156,321 33,075 555 34 355,820 34 400.718 36,153,461 36,677 921 32.e50.821 31084,98tl 30,637 977 Net lnco·me li'om Operations 114,257,62:Z: 102,778,915 89,847,854 91,478,409 96,098,387 98,783,106 83,020,109 75,997,1:26 74,119,987 I .. ...,iJ.•Ill' m;;t "'t. _ I I 216,189,513: •215,290,771 223,864,959224, 2315,621,689 238,669,941 Unit Operating Costs Resource Classificaaon Drilina $/ttre Mlrinq (wHh paste /Jacl<fill +20"/o coollng:ncy) $/l!re 107.76o 109.06 109.73 109.51 108.80 107.62 104.78 102.29 99.71 Power (aiXNe goord) $/tae 2.96o 2.96 2.95 2.97 2.96 2.96 2.95 2.96 2.99 Processii'IJ Sitae 23.22' 23.22 23.18 23.27 23.22 23.25 23.19 23.22 23.37 ArtifT101¥ Plant tor Ag coo $1t Agccn 974.(() 974.n 973.38 976.21 974.62 975.49 973.79 974.65 979.36 Artimooy Piart ta Ag con Sitae 7.12' 7.12 7.12 7.12 7.12 7.12 7.12 7.12 7.12 Refining ta Agcon Sf Toz Ag 1.01 1.01 0.00 0.00 0.97 0.97 1.01 1.04-1.06 Refirinq IaNlcon $/1ae 21.71 21.72 2221 22.39 22.97 23.20 21.50 20.63 20.33 TailllJS Storage $/tae 0.0() 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 General & AOnlristr,.;oo $/tae 18.42' 18.43 18.37 18.49 18.43 18.46 18.39 18.43 18.62 Mine Recl<mation & Cklsure Cost $/tae Total Unit Oper<ting Cost per Ton Mned $1tore 195.5 196.85 197.87 191.14 190.85 189.99 185.29 182.01 179.55 Total Unit !!9 Cost per Pavable Oz Taai uoc with By·IJ'oauct per Pat<tlleO.mce $ / Toz Ag 7.90• 7.94 7.70 7 37 7.05 6.92 7.59 7.98 8.15 $1 Toz Ag 8.2() 8.35 8.13 7.79 7.45 7.32 7.92 8.00 7.74 Net Cash Cost per Patae OJnce $1 Toz AQ 8.84 8.98 8.75 8.41 8.05 7.92 8.56 8.73 8.44 Operating Costs Resource Classitication Orilina (3,000 001)) (3 000 000 (3.000 000 . . Mirinq ('IIKh paste t:JaCkNII +20% CCTI/ing:t?Cy) (46,359.814 (46.905 950 (47,335.813 (46,945.000 (46.802,170 (46.207,732 (45,155,213 (44,002,625 (42,453,283 Power (aiXNe goort:J) (1 271406o (1 271 406 (1 271406 (1 271 406 (1 271 406 (1 271406 (1 '271406 (1271 400 (1 271 406 ProcessirJJ (9 988 091 (9 987163 (9 997 696 (9 975.592 (9 987 952 (9 981177 (9 994 413 (9987 753 (9 951 376 ArtimooyPiart (5,744,105-(5 743,304 (5,752,394 (5,733.319 (5 743,985 (5,738,139 (5,749,561 (5 743,813 (5,712,421 Refiring (9,338,131 (9,340,557) (9,579,871 (9,597.938 (9,879,478 (9,962,978 (9,'266,097 (8,873,693 (8,641,916 TallIllS SIDraoe (400,006o (489,937 (400,836 (488.969 (489,333 (488,169 (489,271 (488,720 (488,059 1 1'UUW'l' $. f1 '19:!£.·11. .32 1,'}"21). \ ll'lp?il!. f'-,".:6,:} '11.-xa, n 1ir'>-t<'t ..,111n"'l' wmltUit 7.:"167D(I ITrn1T17 11 '5T'-b<.i "'B:ITil'I?11'.: 17TC;!.\ll r I• ZU .;I!n t.:n! ""'"' ,.(I' Sif.€r Paytor "i 95% I28 995 86S 29 007,889 33,193 913 133.283 449 25.545479 31 678.738 32.092.561 28.638 873 26 694 149 Leaa Paylor 95% 1,174,57S 1,501 534 1.568,448 1,865.S55 2.028.385 2,919.797 2.843.971 3,187,357 6.273.832 Tot<ll Gross RewnutII239,976,179• II (6.843,111 239,066,284 (6,768.292)1 232.zgr,993 248,241,579249,286,969 261,031,249 264,461,757 237,319,692 223,664,335 218,681,421 (6,999.653) (6.986.628) (6,633.517)1 1 1 !;.";.'; ------;HI lOCI .!,if

hine S ver Mnes corp hine S ver Mne OPT RevAL b Con IDS SS !NCOFROMr.9itNC MritcF --. ·-.£ .,1-.---== I lnJ AftJIIIUIId Payable Metals 106 CALCULATION (5,924,977)1 Total Freilflt, TCIRC, and Penalies NSR (6,818,091) 228,921,537 (6. 782,616) 225,747,510 (6,494,589) 216,293,733 (5,335,159) 165,611,490 (4,505 (6.648.508)T 228,335,803 1 (6,198,033)1 190,842,022 (5.784,364JT 177,583,359 I -1 -1 132,571 181,999,435 1 ALTY TotaiRcry es (16,434,321)1 (16,742,465)1 (16.568,711)1 (15,966.244) (14,345,968)1 (13,407,500)1 (15.973.805)1 (12,245,411)1 (10,204 ------------------+-------::115:-:7.:9:-t-------1:-2::-:3-.:0::5-: Resoi.J'Ce Classnicaion Driling $/tore 1 1 --4---------.:..--4---------.:.. --!---------..:_+--------=---ll------------:,..----:----------53 18?2 --1 lr---8515747 - - 8 33,932 al {lnci!Xling Coo/ingency) ----' ------1t 1----------------+--------+--------r-)-------------------+--------t I ' J ! T J ! I .L_ _ ..L I .!:..-1. J J 1/l' ' ' i'IC!III51-.: .;l - -: r;: -:r JLATIVE CASH FLOW ll1tin sar:r-.. 1. t:t Q-l:l-rri-t: u •M ,.,U:'Jl Total sustaining CaptalCosts Rec IUre rJ Spare Par1SIInltial Als _ (8 909512) -(3 715000) - ( g,.605 OOC!l - (g,865,585_ (2185 000 _l6 400 989) 11 0552 '1325 000 _ l4, 2.25 WM<!N;i C ital Recaf(u'e 26,674 AL CASH FLOW 66,673,059 80,001,64379,609,781 78,042,9e8.7 .750 61,630,710 63,871,19958,781,51362,430 842,747,882 922,749,5251,002,3159,307 1,080,402,2651,144,194,015 1,20!5,624,725 1 1,269,695,9251,328,477,4371,390,907 17.311 IRR J . Pr Tax Income 100,718,268 114,542,509 112,771,855 111,591,69189,636,074 93,.905 89,558,054 81,460,57240,713 Oeoreclation (5,705,5t6l (5709,087) (5102,944 {5,101242 (4,084300 J4445441l _ (3,926,615 _ (2725,971 (7257 -«INncmoeBaDoIIi«onaTdx=------+-------9501572+-Depetion 0871 --19404 (32.764,816) (32.796,399 8594---8154844---(32. 294,006) 78,610+---34!3i6, 8 (30,805.449 (27,192,195 (26,001,249) (24,898,152 (23,594,670 (16.728 Netlncome 8aoreTaxes 6 247936 76037,023 75374,005 756850011583!19579 ,211.215 60,733296 55139,931 1672 State a1d Federal Income Taxes· (25.235.687) (30.825.865 (30.557.074 (30.6831. 56 {23.659.324 (25.626.206) (24.621.643 (22.354,059 (6.781 NttlneomeA1terTaxes 37,01 250 45.211,158 44,816,931 45,001,8tll234,700,2$ 37,585,009 36,111,653 32,785,872 9,946 -'"A"d"d:'.:·Ba"c"k,_D, tnec,_,<loiin,, +--------- :-5"'-7::' 0':5'""5"-!-16':-+----:5'?:7:-':'0?9"0':8-7:'4-----:-'5:"·102 944 5 101242 4 064 300 4 445 441 -'aAdDd e o"----------------------- -3 2.7 64 16+---32 .7 96 .9 --n.294.006 13 5.4G27,192J9526m1 9 Net lncomefrom OperationsI75,482,58183,716,64382,214,78180,908,543 65,976,750l68,031,699 3926 615 .89lffi2 64,936, 1 2 725 971 2l5 J70 59,106,513 7 257 16.7 Cross Incomefrom Mning211,901,482 1212,179,072 1209,178,7992D0,327,489176,495,054 1168,!191,935 1 161,619,554 I 153,366:,079 I 122,366 ATING I'MRC!N_ - -,-- _ r---r--._ U OtgCos-------- ----+-----+------4----------4----------4----------4---------Miril'l;l (wRhpasre b<lck!in +20-cl=: 1Y:>71rn; g:-n:c-:y-) ----r-:$:-t:-t'"o"n"e"-+-----1:-0::-6:.-5:-0:+-----:1:0:2:.-9::8:+-------:1:0::-:41-:_ 0+------:1::0::-3:7:. 9:+-------1:0:6:8-. 0:+-------99:3-::9. ::-t--------:1::0:2:-7:. 5 P011er {atx:Jve g'Otl1d) $1 tore 2.96 2.96 2.96 3.033.05 3.21 3.31 3.66 Processing $/tore 23.22 23.26 23.22 23.5823.69 24.51 25.02 26.80 2 Artimr:rtt Plart fa-Agcon $1( Agcon 974.00 975.8:1 974.77 985689ai.OO 1013.flf 1029.42 1,083.48 98 ArtimoPia1tforAQcon $/tore 7.12 7.12 7.12 7.127.12 7.12 7.12 7.12 R<JirirgforAQCC11 $1TOZA9 1.(Jl 1.(Jl 1.(Jl 1.031.09 1.11 1.12 1.16 Ra'irirgrorAQcon $/tore 21.12 21.25 21.09 21.30 19.92 20.34 20.69 21.94 Taihl'l;ls Stcr. ge $/tore o.oo o.oo o.oo 0.00o.oo Io.oo o.oo o.oo General &Mminlstration $/tore 18.43 18.47 18.43 18.8719.01 20.02 20.64 22.83 1 Mine Reclamation & Cklsure Cost $1 tore Total UOperating Coper Ton Mned $ / tore 186.72 184.29 185.22 187.17 182.50 187.69 :207.15 26 TotaiUOperatingCo perPayableOz $ / TozAg 7.88 7.68 7.80 7.838.89 8.69 8.88 9.$ 1 Total uoc with By-p-odUct Credt and Royalles per Payabe Cllrlce $/ Taz Ag 7.66 7.79 8.259.32 8.94 9.49 9.70 Net casn cost oer Pavabe OJnee $1Toz Ag . 8.33 8.22 8.45 8.9110.02 9.65 10.20 10.41 1 Operatg Co s Resotrce Classnlccmon Drlllng':-:--Mirinc (wRhpasre b<Jck!ill +20'4 ciY>/ing:ncyJ ----;:.. (45,812.543) _+-------(44,188,065 +---------(44. 766,569 (43,587,713 (44,538,0 +-------.:..-(39.355,738) (39,451,315 (40,192.121 (37.4n POIIer(a/XJVeg-OlJ'ld) (1,271.406) (1,271,406 (1. 271,406 (1,271.406 (1,271,406 (1,271,406) (1,271,406 (1,271.406 (921 Processlna (9 987632l (9 978 791 (9 986 768) (9903755 (9 879 259 (9 705808) 19 606 413 (9 302 703 (7 181 Artimorl';' Pla1t (5 743709) (5 736 080 (5 742 9S4 (5671326 (5 650 187 (5 500 504) (5 414,730 (5,152 638 (4,112 Ra'iril'l;i (9 085194) (9 118 884) (9 068 699 (8944 836(8 308 205 (8 053010) (7 843741 (7 617 133 (5854 Talhncs Stcr. oe (491 128l C490,433l ('191,20..§) (484,268 (480 591 l455 599l (447 557l (443,177 C362 I95% I 21 742 329 21909,297 I 27 660 580 27046 725 23 891 634 i22 626 oo5 r22 085 376 1 20466,732 r16 48 Leaa Paytor I95% I 3.658.868 3,605,aJ3 I 2,892,526 1,064,457 654,459 1976,636 0.653132,888 I TotalCross Revenue I235,184,310 I 235,739,628232,530,126 222,788,322197,040,055 I187,924,412 \183,377,743170,94&;,649137,076 Reco-.ered Cu to Pb Con lbs 244 734 220 682 200 187 95 523 71 856 101 536 120 257 160 540 91 Reco-.ered Pb to Pb conIllS 4,032 921 3.974.2123,1882351173.2797213661076480 397524146473 11 Reco-.ered Sb to P _ _ 407,51,_ 406,49-407,412 ....._ 397,8EIO395375.,... 3.328,859 _288 ed 3/21114 Year Year Year Year 16 17 18 19 Year Year Year Year Year 2D 21 2223 24 UCTION SUr.Mt.RY ----'1' 417012 r395,987 383939 r 341126 130 OreProcessed - - - -" "1-fl lns I 430148429,076 1430043419981

23.0        ADJACENT PROPERTIES

The Sunshine Mine property is joined on the west side by United Silver Corp.’s Crescent Mine and to the east by U.S. Silver & Gold Inc.’s properties, which include the Coeur Mine, Galena Mine, and the Caladay Mine. In 2013, SSMC acquired certain mineral properties from U.S. Silver and Gold. The Lucky Friday mine, owned by Hecla Mining Company, is located 17 miles east of the Sunshine Mine property.

The Crescent Mine property covers 902 acres and was temporarily redeveloped with a new surface decline, reopening of the No. 4 Level, and reopening of the Hooper Tunnel. Mineralization lies along two parallel systems, the South Vein and the Alhambra Fault. The South Vein is the western extension of the Yankee Girl Vein and the Alhambra Fault is the western extension of the West Chance Vein at the Sunshine Mine. Estimated resources for the Crescent Mine are shown below in Table 23.1 and have been sourced from United Silver Corp.’s September, 2013 NI 43-101 Preliminary Economic Assessment Crescent Silver Project Kellogg, ID SRK Consulting.

U.S. Silver & Gold Inc.’s Galena Mine property covers 14,000 acres. U.S. Silver & Gold Inc. is currently mining the Galena Mine and is working on reopening the Coeur Mine. The Coeur d’Alene Mine has been shut down for many years and the Caladay Mine is used only for exhaust for the Galena Mine at this time. The Galena Mine currently produces about 2.1 million ounces of silver per year. Estimated resources for the Galena Mine are shown below in Table 23.1 and have been sourced from U.S. Silver & Gold Inc.’s March, 2013 Technical Report (Technical Report Galena Project Shoshone County, Idaho, Chlumsky, Armbrust & Meyer, LLC,2013) by Chlumsky, Armburst, and Meyer. All of the mining has occurred in either the hanging wall or footwall of the major geological structure known as the Polaris Fault. The Polaris Fault intersects the Chester Fault on the eastern side of the Consolidated Silver Mine and traverses the Sunshine Mine property as well.

Estimated resources for Hecla Mining Company’s Lucky Friday Mine are also included in Table 23.1 below and have been sourced from a public news release issued by Hecla Mining Company in February 2012.

This information is reproduced from public records for United Silver Corp., U.S. Silver & Gold Inc., and Hecla Mining Company, respectively, and the author has been unable to verify the information. Assay results, mineral resources, and reserves from adjacent properties are not necessarily indicative of assay results, mineral resources, and reserves of the subject property.

Table 23.1 Adjacent Properties Estimated Resources

Classification	Cutoff (opt)	Short Tons	Silver Grade (opt)	Silver Ounces
Crescent Mine - United Silver Corp.
Measured and Indicated	8	520,000	14.4	7,488,000
Inferred	8	530,000	16.2	8,586,000
Galena - U.S. Silver Corporation
Measured and Indicated1	7	1,318,900	9.89	13,043,800
Inferred	7	1,338,100	10.76	14,392,300
Lucky Friday - Hecla Mining Company
Measured and Indicated1	Not Provided	23,166,900	7.1	164,159,350
Inferred	Not Provided	6,921,900	9.1	62,651,500

24.0                        OTHER RELEVANT DATA AND INFORMATION

All relevant data and information has been included in the above sections.

25.0                        INTERPRETATIONS AND CONCLUSIONS

This section presents the conclusions of the authors and Qualified Persons for the Sunshine Mine Project, as addressed in this Technical Report.

25.1                        Interpretations and Conclusions

•                  Overall, the results of the PEA indicate that the Sunshine Mine Project is a robust silver project at this stage of development and warrants further work toward the next stage of development. The exploration program continues to demonstrate the potential for future growth of the resource. Risks, as well as significant opportunities (identified below in Item 25.2), can be evaluated in the feasibility stage of the project.

•                  All sources of historic data are internally consistent, have supported several decades of mining, and are suitable for use in resource estimation.

•                  The Sunshine Mine is complying with CIM Definition Standards best practice requirements for sample handling QA/QC.

•                  The sample preparation, security, and procedures followed by SSMC are adequate to support a mineral resource estimate.

•                  Assay data provided by SSMC were represented accurately and are suitable for use in resource estimation.

•                  Based on over 103 years of production history, there are no known factors which should have a negative economic effect on metallurgical recoveries.

•                  As the operation progresses and reclamation or environmental legislation/regulation requirements evolve, SSMC will be required to maintain, renew existing, or possibly acquire new approvals and permits. However, at this time, all environmental permits, agreements, and approvals necessary to commence surface and subsurface operations are in place.

•                  There are no environmental issues existing or anticipated that could materially impact the ability to reopen the Sunshine Mine.

•                  There are no known factors related to metallurgical, environmental, permitting, legal, title, taxation, socio-economic, marketing, or political issues which could materially affect the mineral resource estimates.

•                  The existing TSF and WRSF are expandable design configurations to handle additional tailings and waste rock. The TSF can be expanded beyond its permitted configuration by converting the facility to a dry stack deposition to safely add an estimated four million tons of tailings storage capacity. This expansion can be accomplished without changing the ultimate footprint of the permitted TSF.

•                  This PEA is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. There is no certainty that these inferred resources will ever be upgraded or that the PEA results described herein will be realized. Mineral resources that are not mineral reserves have no demonstrated economic viability.

25.2                        Risks and Opportunities

A number of risks and opportunities have been identified for the Sunshine Mine Project. Potential risks that could affect the performance of the project include:

•                  Long term depressed metals pricing, particularly for silver.

•                  Political changes affecting regulatory requirements or the general business climate.

•                  Shortage of skilled labor due to competing demands from the mining industry in general, and other mines in the Silver Valley in particular.

•                  Increased inflation and substantial escalation of project equipment, bulk materials, and consumables costs.

•                  Failure to obtain or maintain necessary permits and approvals of government authorities.

•                  Bench scale testwork of proposed waste water treatment systems could result in a more robust treatment system, including increased capital and operating costs. Similarly, active discharge limits could vary from those assumed with associated changes in design and costs.

•                  Conditions of the conventionally deposited tailings may differ from those defined in the geotechnical analysis provided by AMEC. If less favorable conditions exist at the close of conventional tailings deposition, special provisions may be required to convert the facility to dry stacked deposition. These provisions could include special drainage elements and/or construction of special access over and beyond that defined in the current transition plan from conventional tailings deposition to dry stack deposition.

Substantial opportunities for improving the Project’s performance exist. They include:

•                  Higher metals pricing, particularly for silver, than used as long term forecast in the financial model.

•                  Continued expansion of the mineral resources.

•                  Improved performance in the new mineral processing plant, resulting in reduction of concentrate penalty elements and more economic distribution of payable metals between concentrates.

•                  Significantly improved copper and lead grades than currently modeled. Model is limited by lack of available data.

•                  More cost effective development with more detailed information.

•                  More cost effective assignment of mining methods with more detailed information.

•                  Construction of the Project in smaller phases to reduce initial capital investment, but still generate a profit for later expansion.

•                  Sorting of screened ROM mineralized material to reject barren rock prior to crushing and grinding of the mined material. Mechanical sorting may reduce the amount of lower grade material sent to the flotation plant by 25% to 50% with a resulting decrease in the size of the process building and crushing circuit.

•                  Additional metallurgical testing to simplify the current reagent scheme with potential savings in reagent costs and improved metals recoveries.

•                  In the future, it may be more cost effective to pump the silver-copper concentrate to the antimony plant rather than truck the material to the facility.

During the next phase of project development, feasibility, a number of risks will be investigated further and possibly reduced or eliminated. Similarly, further investigation and determination of some opportunities may allow them to be incorporated in the project.

26.0                        RECOMMENDATIONS

Based on results of this PEA, the authors recommend that SSMC complete a FS to further define the Sunshine Mine Project in order to: more accurately assess its economic viability; support permitting activities; and, ultimately, support project financing should the FS results be positive.

An estimate of the costs to complete the FS is summarized below in Table 26.1.

Table 26.1 Recommended Future Work

Estimated Cost
Task	US $000’s
1. Upgrade Mineral Resource Classification
a) Infill drilling, including sample preparation, assaying, and all related site support activities	600
b) Update resource model/estimate with infill drilling results and additional historical data	100
Subtotal Resource Estimate	700
2. Complete Feasibility Study
a) Mine design, including geotechnical investigation, ventilation study, backfill design, and preparation of cost estimates	330
b) Metallurgical testing, including peer review	465
c) Hydrological, hydrogeological, and geotechnical field investigations	175
d) Process, geotechnical and infrastructure design, including preparation of cost estimates	1,170
e) Environmental and permitting activities	170
f) Marketing study	15
g) Study management and coordination, execution planning and scheduling, owner’s cost estimating, and economic evaluation	285
Subtotal Feasibility Study	2,610
Total Estimated Cost for Recommended Future Work	$3,310

In item 2b), the following items should be addressed as they could result in increased silver recovery, as well as reduced operating costs. Some of the methods to increase silver recovery through additional metallurgical studies are:

•                  Sorting of screened ROM mineralized material to reject barren rock prior to crushing and grinding of the mined material. Mechanical sorting may reduce the amount of lower grade material sent to the flotation plant by 25% to 50% depending on the recovery of values in the process. A higher grade feed to the flotation plant should also result in increased silver recovery above the 92% determined for the Upper Country samples.

•                  Test the reagent system and flotation process flowsheet of previous operations for testing of Upper Country mineralized material. The original reagent system and flotation flowsheet was developed over a period of 103 years for the Lower Country mineralized material and may prove more efficient in the recovery of silver from the Upper and Lower Country mineralized material.

•                  Test new samples of the Lower Country mineralized material with the old flowsheet and reagents, or the best conditions developed for the Upper Country mineralized material, to determine if the historical recoveries of silver can be confirmed. Confirmation of the historical overall silver recoveries could improve confidence in the economics of the planned plant.

27.0                        REFERENCES

Anonymous (2004). Draft Final as of June 30, 2004, Technical Memorandum Big Creek Repository Site Evaluation.

Ackerman, J.B., Anderson, C.G., Nordwick, S.M., Krys, L.E., 1993. Hydrometallurgy at the Sunshine Mine Metallurgical Complex. In: Eiskey, J.B., Warren, G.W. (Eds.), Proceedings of the Fourth International Symposium on Hydrometallurgy. AIME- SME, Salt Lake City, UT.

Adams J. and King, (1950). Pitchblend Occurrence at the Sunshine Mine, Shoshone County, Idaho. Trace Elements Memorandum Report 29, US Geologic Survey.

Allen, J.L. (1998) Sunshine Mine Responding to Mineral Changes in Ore Feed, E&MJ February 1998.

Allen, J., et al. (1998). Sunshine Mine Anthology. A Compilation of History, Geology, Operations, and Metallurgy. Sterling Mining Internal Report.

AMEC, (2012). Sunshine Mine Project; Evaluation of Existing Tailings Storage Facility Expansion, May 22, 2012.

AMEC, (2013). Sunshine Silver Mines, Sunshine Tailings Impoundment Facility, Kellogg, Idaho, January, 14, 2013.

Anderson, C. G. (2012). The Metallurgy of Antimony. Chemie der Erde.

Barr, L. N. (1968). Sunshine Mining Company — Metallurgy Summary, Mill Metallurgy, Unpublished Sunshine Mining Co. internal document.

BBE Consulting. (2012). Sunshine Mine Concept Study: Ventilation and Cooling Requirements [Rev 1]. May 2012.

Behre Dolbear & Company, Inc. (1999). Due Diligence Report on the Sunshine Mine, Idaho. Sterling Mining Internal Report.

Behre Dolbear & Company, Inc. (2006). Phase 2: Development of Mineable Reserves and Re-Start of Sunshine Mine Operations. Sterling Mining Internal Consulting Report.

Behre Dolbear & Company, Inc. (2007). Technical Report, NI 43-101, April 16, 2007.

Behre Dolbear & Company, Ltd. (2009). Unpublished Draft Technical Report, NI 43-101, May 2009.

Behre Dolbear & Company (USA), Inc. (2010). Valuation of the Sunshine Mine, Idaho, October 2010.

Behre Dolbear & Company (USA), Inc. (2011). Independent Technical Report on the Sunshine Mine, NI 43-101, July 2011.

Bennett, Earl H., (1986). Developments in minerals, mining, and energy in Idaho for 1984, Idaho Geological Survey, University of Idaho, 1986.

Board, Mark. Scoping Level Geotechnical Mining Assessment for Re-Opening of the Sunshine Mine. Itasca Consulting Group, Inc., June 23, 2012.

Campbell, A. B., et.al. (1961) Guidebook to the Geology of the Coeur D’Alene District, Idaho Bureau of Mines and Geology, Bulletin 16.

Chlumsky, Armbrust & Meyer, LLC. (2012). Galena Project Technical Report, March 2012.

Geiger, K.W. (2006). Geology, History, and Mineral Resource Potential of the Sunshine Mine. Sterling Mining Internal Consulting Report.

G.L. Tiley & Associates Ltd., (2012). Headframe Audit Report, May 8, 2012.

Golder Associates, Inc. Sunshine Silver Mines Corporation, Hydrology Hydrogeology Baseline Study, March 5, 2013.

Gott, G., & Cathrall., J, (1980) Geochemical-Exploration Studies in the Coeur d’Alene District, Idaho and Montana, Geological Survey Professional Paper 1116.

Hecla Mining Company. (2012). Business Wire — Hecla Reports Record Silver Reserves & Resources and Advancement of Pre-Development Projects, February 16, 2012.

Long, D. (1991). A Brief Description of Geology and Operations at the Sunshine Mine. Sterling Mining Internal Report.

Malhotra, D. (2012). Metallurgical Testing Of Sunshine Ore, Letter Report to Mr. Guy Sande, Sunshine Mine. Resource Development Inc.

McLean, Michael. (2007). Return to Production — Critical Path Development of the Sunshine Mine. February 9, 2007.

McLean, Michael. Recent History and Status of the Sunshine Mine. April 14, 2009.

Mine Systems Design, Inc. (2012). Sunshine PEA Design Rationale & Paste Distribution System Conceptual Backfill System Design. May 4, 2012.

Moe, J. (2006). Summary of Publicly Reportable Reserves and Resources. Sterling Mining Internal Memo.

Nickel, G, (2012). Sunshine Mine Variability Ore Samples, Sunshine Silver Mines, Internal Memo. October 22, 2012.

Nickel, G. (2012). Sunshine Vein Bulk Sample — Summary of Geology and Mineralization, Sunshine Silver Mines, Internal Memo. June 21, 2012.

Nickel, G. (2012) Sunshine Vein Bulk Samples — Summary of Weight, Geology, Mineralization, Grade, Mining, & Analysis. Sunshine Silver Mines, Internal Memo. August 6, 2012.

Sharp, F. H. (1963) Sunshine Metallurgy, in The Coeur d’Alene Mining District in 1963. Idaho Bureau of Mines and Geology.

Springer, D. (1996). Sunshine Mine Estimate of Indicated Resources. Sterling Mining Independent Consulting Report.

SRK Consulting (U.S.), Inc. (2011). Amended NI 43-101 Technical Report on Resources, September 2011.

United States Securities and Exchange Commission (2005), Form 10. Sterling Mining Company Filing.

White, B. G. (1998?) New tricks for an old elephant: Revised concepts of Coeur d’Alene geology.

28.0                        ILLUSTRATIONS

All figures, tables, and illustrations have been included in their respective sections.